Exhibit T3C

Draft 1/26/08

TRICOM, S.A.

[HOLDING COMPANY,

Parent

[THE OTHER GUARANTORS NAMED HEREIN,

as Subsidiary Guarantors]

US$105,000,000

Step Up Rate Senior Secured Notes Due 2015

Indenture

Dated as of             , 2008

[                      ]
as Trustee

Certain Sections of this Indenture relating to
Sections 310 through 318 of the Trust Indenture Act of 1939:

Trust Indenture
Act Section		Indenture Section

Section 310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	Not Applicable
	(a)(4)	Not Applicable
	(a)(5)	7.10
	(b)	7.10
	(c)	Not Applicable
Section 311	(a)	7.11
	(b)	7.11
	(c)	Not Applicable
Section 312	(a)	2.05
	(b)	13.03
	(c)	13.03
Section 313	(a)	7.06
	(b)(1)	11.03
	(b)(2)	7.06, 11.03
	(c)	7.06, 13.02
	(d)	7.06
Section 314	(a)(1)	4.05
	(a)(2)	4.06
	(a)(3)	Not Applicable
	(a)(4)	13.05
	(b)	11.02
	(c)(1)	13.04(a)
	(c)(2)	13.04(b)
	(c)(3)	Not Applicable
	(d)	11.03
	(e)	13.05
Section 315	(a)	7.01, 7.02(a)
	(b)	7.05
	(c)	7.01
	(d)	7.01
	(e)	6.11
Section 316	(a)(1)	6.05
	(a)(2)	6.04
	(b)	6.07
	(c)	2.13
Section 317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
Section 318	(a)	13.01

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01	DEFINITIONS
SECTION 1.02	OTHER DEFINITIONS
SECTION 1.03	INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT
SECTION 1.04	RULES OF CONSTRUCTION

ARTICLE 2

THE SENIOR NOTES

SECTION 2.01	TERMS; FORM AND DATING
SECTION 2.02	EXECUTION AND AUTHENTICATION
SECTION 2.03	REGISTRAR AND PAYING AGENT
SECTION 2.04	PAYING AGENT TO HOLD MONEY IN TRUST
SECTION 2.05	HOLDER LISTS
SECTION 2.06	TRANSFER AND EXCHANGE
SECTION 2.07	REPLACEMENT SENIOR NOTES
SECTION 2.08	OUTSTANDING SENIOR NOTES
SECTION 2.09	TREASURY SENIOR NOTES
SECTION 2.10	TEMPORARY SENIOR NOTES
SECTION 2.11	CANCELLATION
SECTION 2.12	DEFAULTED INTEREST
SECTION 2.13	RECORD DATE
SECTION 2.14	RANKING; SECURITY; CREDIT SUISSE INTERCREDITOR AGREEMENT
SECTION 2.15	CUSIP NUMBER

ARTICLE 3

REDEMPTION AND CERTAIN REPURCHASES

SECTION 3.01	NOTICES TO TRUSTEE
SECTION 3.02	SELECTION OF SENIOR NOTES FOR REDEMPTION OR OFFERS TO PURCHASE
SECTION 3.03	NOTICE OF REDEMPTION
SECTION 3.04	EFFECT OF NOTICE OF REDEMPTION
SECTION 3.05	DEPOSIT OF REDEMPTION PRICE
SECTION 3.06	SENIOR NOTES REDEEMED IN PART
SECTION 3.07	OPTIONAL REDEMPTION
SECTION 3.08	MANDATORY REDEMPTION
SECTION 3.09	OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS
SECTION 3.10	OFFER TO PURCHASE UPON A CHANGE OF CONTROL
SECTION 3.11	REDEMPTION FOR CHANGES IN WITHHOLDING TAXES
SECTION 3.12	COMPLIANCE WITH THE EXCHANGE ACT

i

ARTICLE 4

COVENANTS

SECTION 4.01	PAYMENT OF SENIOR NOTES
SECTION 4.02	[INTENTIONALLY OMITTED.]
SECTION 4.03	FURTHER ASSURANCES
SECTION 4.04	MAINTENANCE OF OFFICE OR AGENCY
SECTION 4.05	REPORTS
SECTION 4.06	COMPLIANCE CERTIFICATE
SECTION 4.07	TAXES
SECTION 4.08	STAY, EXTENSION AND USURY LAWS
SECTION 4.09	ADDITIONAL COLLATERAL
SECTION 4.10	RESTRICTED PAYMENTS
SECTION 4.11	DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES
SECTION 4.12	INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK
SECTION 4.13	ADDITIONAL AMOUNTS
SECTION 4.14	ASSET SALES
SECTION 4.15	TRANSACTIONS WITH AFFILIATES
SECTION 4.16	LIENS
SECTION 4.17	LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS
SECTION 4.18	CORPORATE EXISTENCE
SECTION 4.19	BUSINESS ACTIVITIES
SECTION 4.20	MAINTENANCE OF CONSOLIDATED INTEREST COVERAGE RATIO.[RATIOS SUBJECT TO ADJUSTMENT AS CONTEMPLATED BY SECTION 1.1.106 OF THE PLAN]
SECTION 4.21	MAINTENANCE OF CONSOLIDATED FIXED CHARGE COVERAGE RATIO. [RATIOS SUBJECT TO ADJUSTMENT AS CONTEMPLATED BY SECTION 1.1.106 OF THE PLAN]
SECTION 4.22	PAYMENTS FOR CONSENT
SECTION 4.23	SUBSIDIARIES
SECTION 4.24	INSURANCE
SECTION 4.25	NO IMPAIRMENT OF SECURITY INTERESTS
SECTION 4.26	PARENT OBLIGATIONS

ARTICLE 5

SUCCESSORS

SECTION 5.01	MERGER, CONSOLIDATION OR SALE OF ASSETS
SECTION 5.02	SUCCESSOR CORPORATION SUBSTITUTED

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01	EVENTS OF DEFAULT

SECTION 6.02	ACCELERATION
SECTION 6.03	OTHER REMEDIES
SECTION 6.04	WAIVER OF PAST DEFAULTS
SECTION 6.05	CONTROL BY MAJORITY
SECTION 6.06	LIMITATION ON SUITS
SECTION 6.07	RIGHTS OF HOLDERS OF SENIOR NOTES TO RECEIVE PAYMENT
SECTION 6.08	COLLECTION SUIT BY TRUSTEE
SECTION 6.09	TRUSTEE MAY FILE PROOFS OF CLAIM
SECTION 6.10	PRIORITIES
SECTION 6.11	UNDERTAKING OF COSTS
SECTION 6.12	WAIVER OF CAUTIO JUDICATUM SOLVI

ARTICLE 7

TRUSTEE

SECTION 7.01	DUTIES OF TRUSTEE
SECTION 7.02	RIGHTS OF TRUSTEE
SECTION 7.03	INDIVIDUAL RIGHTS OF TRUSTEE
SECTION 7.04	TRUSTEE’S DISCLAIMER
SECTION 7.05	NOTICE OF DEFAULTS
SECTION 7.06	REPORTS BY TRUSTEE TO HOLDERS OF THE SENIOR NOTES
SECTION 7.07	COMPENSATION AND INDEMNITY
SECTION 7.08	REPLACEMENT OF TRUSTEE
SECTION 7.09	SUCCESSOR TRUSTEE BY MERGER, ETC
SECTION 7.10	ELIGIBILITY; DISQUALIFICATION
SECTION 7.11	PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01	OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE
SECTION 8.02	LEGAL DEFEASANCE AND DISCHARGE
SECTION 8.03	COVENANT DEFEASANCE
SECTION 8.04	CONDITIONS TO LEGAL OR COVENANT DEFEASANCE
SECTION 8.05	DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS
SECTION 8.06	REPAYMENT TO COMPANY
SECTION 8.07	REINSTATEMENT

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01	WITHOUT CONSENT OF HOLDERS OF SENIOR NOTES
SECTION 9.02	WITH CONSENT OF HOLDERS OF SENIOR NOTES
SECTION 9.03	COMPLIANCE WITH TRUST INDENTURE ACT
SECTION 9.04	REVOCATION AND EFFECT OF CONSENTS

SECTION 9.05	NOTATION ON OR EXCHANGE OF SENIOR NOTES
SECTION 9.06	TRUSTEE TO SIGN AMENDMENTS, ETC

ARTICLE 10

GUARANTEES

SECTION 10.01	GUARANTEES
SECTION 10.02	LIMITATION OF LIABILITY
SECTION 10.03	SUCCESSORS AND ASSIGNS
SECTION 10.04	NO WAIVER
SECTION 10.05	MODIFICATION
SECTION 10.06	RELEASE.
SECTION 10.07	CONTRIBUTION

ARTICLE 11

COLLATERAL AND SECURITY

SECTION 11.01	COLLATERAL DOCUMENTS
SECTION 11.02	CERTAIN ACTIONS RELATING TO LIEN CREATION AND PERFECTION AND CONDITIONAL ASSIGNMENTS
SECTION 11.03	RECORDING OF OPINIONS
SECTION 11.04	RELEASES OF COLLATERAL
SECTION 11.05	CERTIFICATES OF THE COMPANY
SECTION 11.06	CERTIFICATES OF THE TRUSTEE
SECTION 11.07	AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE TRUSTEE AND THE COLLATERAL AGENT UNDER THE SENIOR NOTE COLLATERAL DOCUMENTS
SECTION 11.08	AUTHORIZATION OF RECEIPT OF FUNDS BY THE COLLATERAL AGENT UNDER THE SENIOR NOTE COLLATERAL DOCUMENTS
SECTION 11.09	TERMINATION OF LIENS UPON REPAYMENT OR DISCHARGE
SECTION 11.10	CONFLICTS BETWEEN INDENTURE AND SENIOR NOTE COLLATERAL DOCUMENTS

ARTICLE 12

SATISFACTION AND DISCHARGE

SECTION 12.01	SATISFACTION AND DISCHARGE
SECTION 12.02	DEPOSITED CASH AND U.S. GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS
SECTION 12.03	REPAYMENT TO COMPANY

ARTICLE 13

MISCELLANEOUS

SECTION 13.01	TRUST INDENTURE ACT CONTROLS
SECTION 13.02	NOTICES

SECTION 13.03	COMMUNICATION BY HOLDERS OF SENIOR NOTES WITH OTHER HOLDERS OF SENIOR NOTES
SECTION 13.04	CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT
SECTION 13.05	STATEMENTS REQUIRED IN CERTIFICATE OR OPINION
SECTION 13.06	RULES BY TRUSTEE AND AGENTS
SECTION 13.07	NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS
SECTION 13.08	GOVERNING LAW
SECTION 13.09	NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS
SECTION 13.10	SUCCESSORS
SECTION 13.11	SEVERABILITY
SECTION 13.12	COUNTERPART ORIGINALS
SECTION 13.13	TABLE OF CONTENTS, HEADINGS, ETC
SECTION 13.14	AGENT FOR SERVICE; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES
SECTION 13.15	JUDGMENT CURRENCY
SECTION 13.16	ARBITRATION
Exhibits:

EXHIBIT A:	Form of Senior Note
EXHIBIT B:	Schedule of Exchanges of Interests in the Global Note
EXHIBIT C:	Form of Credit Suisse Intercreditor Agreement
EXHIBIT D:	Form of Officer’s Compliance Certificate

v

INDENTURE dated as of                 , 2008 by and among TRICOM, S.A., a corporation (sociedad anónima) organized under the laws of Dominican Republic (the “Company”), [HOLDING COMPANY], a [                      ] organized under the laws of [        ] (“Parent”)], [the SUBSIDIARY GUARANTORS signatories hereto] and [                              ] (the “Trustee”).

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the US$105,000,000 aggregate principal amount of the Step Up Rate Senior Notes due [2015] (the “Senior Notes”) issued by the Company pursuant to this Indenture:

ARTICLE 1

DEFINITIONS AND INCORPORATION
BY REFERENCE

SECTION 1.01                                        DEFINITIONS.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into such Person or a Restricted Subsidiary thereof or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into such Person as a Restricted Subsidiary thereof or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means any and all assets and rights (personal, real or mixed, tangible or intangible, wherever located), including, without limitation, (i) any property, plant, equipment or licenses used in a Telecommunications Business, Receivables, intellectual property, general intangibles of any nature; or (ii) the Capital Stock of a Person, in each case created, arising or acquired by Parent, the Company, or any Subsidiary Guarantor after the Issue Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

“Agent” means any Registrar, Paying Agent, co-registrar or Collateral Agent.

“Applicable Procedures” means the applicable procedures in effect from time to time of DTC, Euroclear or Clearstream.

“Asset Sale” means,

(i)            any sale, lease, conveyance, disposition or other transfer of any property or assets, (including by way of a Sale and Leaseback Transaction) of the Company or any Restricted Subsidiary, or

(ii)           the issuance or sale of Equity Interests of any Restricted Subsidiary,

in each case, whether in a single transaction or a series of related transactions occurring within any twelve-month period commencing on the date of the first related transaction (each such transaction or series of related transactions referred to in this definition as a “disposition”), in each case, other than dispositions,

(A)          of inventory or goods held for sale in the ordinary course of business,

(B)           to the Company by any Restricted Subsidiary, from the Company to any Restricted Subsidiary, or from any Restricted Subsidiary to another Restricted Subsidiary,

(C)           that constitute a Restricted Payment permitted under Section 4.10 hereof,

(D)          that constitute the disposition of all or substantially all of the assets of the Company pursuant to Section 5.01 hereof or any disposition that constitutes a Change of Control hereunder,

(E)           of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary,

(F)           of property or assets of the Company, or any Restricted Subsidiary, in any single transaction or series of related transactions, in any twelve-month period, with an aggregate Fair Market Value not greater than $1.0 million,

(G)           the sale or other disposition of machinery, equipment, furniture or implements or other similar property that is defective or has become damaged, worn-out, or obsolete or no longer used or useful in the operations of the Company or its Restricted Subsidiaries, in each case in the ordinary course of business; provided, however, notwithstanding anything to the contrary in this Indenture, to the extent that the Fair Market Value of any such  assets sold or otherwise disposed of in any twelve-month period exceeds $1.0 million, such excess sales and/or dispositions will be deemed to be “Asset Sales” for the purposes this Indenture, or

(H)          of Marketable Securities otherwise permitted hereunder.

“Attributable Debt” means in respect of any Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for rental payments (net of all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges) during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended, or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments will include such penalty).  Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means title 11, U.S. Code or any similar law of the United States, any state or other jurisdiction thereof, the Dominican Republic, [Bermuda] or any other country, state or jurisdiction thereof for the relief of debtors.

“Beneficial Owner” means a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person will be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided, that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (ii) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

“Board of Directors” means, unless otherwise specified, the Board of Directors of Parent or any authorized committee thereof.

“Board Resolution” means a resolution of the Board of Directors.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditures” will mean, with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including capital leases).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iii) in the case of a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Certificated Notes” means certificated Senior Notes in fully registered form without interest coupons, in substantially the form of Exhibit A attached hereto.

“Change of Control” means the occurrence of any of the following:

(i)            any Person (other than Parent) is or becomes the Beneficial Owner  directly or indirectly of more than 50% of the total voting power of the Voting Stock of the Company;

(ii)           individuals who on the Issue Date constituted the Board of Directors (together with any (a) new directors elected in accordance with the Shareholders’ Agreement, and (b) new directors whose election by the Board of Directors or whose appointment, nomination for election or election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Issue Date or whose appointment, nomination for election, or election by the shareholders of Parent was approved by a vote of a majority of the directors of Parent then still in office who were either directors on the Issue Date or whose appointment, election or nomination for election was either made in accordance with the terms of the Shareholders’ Agreement or was  previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(iii)          the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Parent or the Company and its Restricted Subsidiaries, taken as a whole, to another Person other than a transaction following which (a) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (b) in the case of a sale of assets transaction, each transferee becomes an obligor with respect of the Senior Notes and a Restricted Subsidiary of the Parent and/or the transferor of such assets.

“Clearstream” means Clearstream Banking, S.A. and its successors.

“Collateral” means, collectively, all of the property, assets and rights of Parent, the Company or the Subsidiary Guarantors (both real and personal, whether tangible or intangible, wherever located) that is or at any time is subject to a Lien in favor of the Collateral Agent (for the benefit of the Holders of the Senior Notes) as provided under the terms of this Indenture and any Senior Note Collateral Document.

“Collateral Account” means the collateral account established by the Collateral Agent pursuant to this Indenture and the Senior Note Collateral Documents; provided, that the Company may designate any deposit account or securities account maintained by it with an Eligible Institution located in the United States of America as a Collateral Account, so long as such account is subject to a first-priority Lien in favor of the Collateral Agent, perfected by control pursuant to Section 9-314 of the New York Uniform Commercial Code, as to which account the Collateral Agent has obtained exclusive control to the extent necessary to perform its obligations hereunder.

“Collateral Agent” means the Trustee or any other Person from time to time acting as the Collateral Agent for the Senior Notes under the Senior Note Collateral Documents.

“Collateral Documents” means, collectively, the Priority Lien Collateral Documents, and the Senior Note Collateral Documents.

“Commission” means the United States Securities and Exchange Commission or any successor governmental agency.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Conciliation Proceeding” means the amicable settlement proceeding to be administered by the Dominican Ministry of State for Industry and Commerce (Secretaría de Estado de Industria y Comercio) pursuant to Law 4582 (Tentativa de Arreglo a Toda Demanda de Quiebra), dated November 3, 1956, as amended, which proceeding must be commenced and completed prior to the declaration of bankruptcy and corresponding liquidation pursuant to Book Third, Title I of the Dominican Code of Commerce of any Dominican debtor.

“Consolidated EBITDA” of a Person for any period means the Consolidated Net Income of that Person and its Restricted Subsidiaries for such period (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent deducted in calculating such Consolidated Net Income:

(i)            provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (but excluding any taxes, assessments, levies or other charges imposed by any governmental authority solely on the revenues of any such Person and its Restricted Subsidiaries),

(ii)           Consolidated Interest Expense,

(iii)          depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period and excluding non-cash interest and dividend income) of such Person and its Restricted Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP,

(iv)          any Restructuring Expenses, and

(v)           any foreign exchange gains or losses on debt balances.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization, interest expense and other non-cash charges of, a Restricted Subsidiary of such Person will be added to Consolidated Net Income to compute Consolidated

EBITDA only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed to the Company as a dividend by such Restricted Subsidiary, or loaned to the Company by any such Restricted Subsidiary, without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (a)(i) Consolidated EBITDA of that Person and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination minus (ii) Capital Expenditures made by that Person and its Restricted Subsidiaries during such period to (b) Consolidated Interest Expense of that Person and its Restricted Subsidiaries for such period.

“Consolidated Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries as of such date calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(i)            if the Company or any of its Restricted Subsidiaries has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period; provided, however, that the pro forma calculation of Consolidated Interest Expense will not give effect to any Indebtedness incurred on the date of determination pursuant to Section 4.12;

(ii)           if the Company or any of its Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period; provided, however, that the pro forma calculation of Consolidated Interest Expense will not give effect to the discharge on the date of determination of any Indebtedness to the extent such discharge results from the proceeds of Indebtedness incurred pursuant to Section 4.12;

(iii)          if since the beginning of such period the Company or any of its Restricted Subsidiaries will have made any Asset Sale, Consolidated EBITDA for such period will be reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to Consolidated EBITDA (if negative), directly attributable thereto to such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or if the Capital Stock of any its Restricted Subsidiaries is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(iv)          if since the beginning of such period the Company or any of its Restricted Subsidiaries (by merger or otherwise) will have made an Investment in any of its Restricted Subsidiaries (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(v)           if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Company or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period) will have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or one of its Restricted Subsidiaries during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, wherever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the Company.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.  When calculating the Consolidated Interest Coverage Ratio for any period, the Company will utilize a currency translation methodology for the relevant period that is consistent with  the Company’s historical method of calculating currency translations in connection with the preparation of its financial statements in accordance with SFAS 52 (also referred to as the monetary/nonmonetary method).

“Consolidated Interest Expense” means, for any Person, for any period, the aggregate of the following for such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:  (i) the amount of interest expense in respect of Indebtedness, whether paid or accrued (including amortization of original issue discount, amortization of debt issuance costs, and non-cash interest payments on any Indebtedness, the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), (ii) the amount of Redeemable Dividends (to the extent not already included in Indebtedness in determining Consolidated Interest Expense for the relevant period), and (iii) the interest component of rentals in respect of any Capital Lease Obligation paid, in each case whether accrued or scheduled to be paid or accrued by such Person, during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP.  For purposes of this definition, (A) any additional amounts payable with respect to withholding or other taxes, levies, duties or assessments or governmental charges on the amounts specified in clauses (i), (ii) and (iii) above (including Additional Amounts payable under this Indenture) will not be included in the calculation of Consolidated Interest Expense, and (B) interest on a Capital Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Leverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Indebtedness of the Company as of such date of determination to (y) Consolidated EBITDA of the Company for the most recent four consecutive fiscal quarters ending on or prior to such date of determination (the “Reference Period”); provided, however, that:

(i)            if the Company or any Restricted Subsidiary of the Company has incurred any Indebtedness (including Acquired Debt) or if the Company has issued any Disqualified Stock or if any Restricted Subsidiary of the Company has issued any Preferred Stock (other than to the Company or another Restricted Subsidiary) since the beginning of such period that remains outstanding on the date of such determination or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an incurrence of Indebtedness (including Acquired Debt) or the issuance of Disqualified Stock by the Company, Consolidated EBITDA for such period and Consolidated Indebtedness at the date of determination will be calculated after giving effect on a pro forma basis to (A) such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, as if such Indebtedness had been incurred or such stock had been issued on the first day of such period, (B) the discharge of any other Indebtedness or Retirement of any Disqualified Stock repaid, repurchased, defeased, retired or otherwise discharged with the proceeds of such new Indebtedness or sale of stock as if such discharge had occurred on the first day of such period, and (C) the interest income realized by the

Company or its Restricted Subsidiaries on the proceeds of such Indebtedness or of such stock sale, to the extent not yet applied at the date of determination, assuming such proceeds earned interest at the rate in effect on the date of determination from the first day of the Reference Period through such date of determination,

(ii)           if since the beginning of the Reference Period the Company or any Restricted Subsidiary of the Company has made any sale of assets (including, without limitation, any Asset Sales or pursuant to any Sale and Leaseback Transaction), Consolidated EBITDA for the Reference Period will be (A) reduced by an amount equal to the portion of Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such sale of assets for the Reference Period or (B) increased by an amount equal to the portion of Consolidated EBITDA (if negative) directly attributable thereto for the Reference Period,

(iii)          if the Company has irrevocably reserved in a specified account an amount of cash or Government Securities sufficient to satisfy its obligations through the maturity of any Indebtedness, such Indebtedness will not be deemed to be outstanding for such period or at such date of determination for purposes of calculating the Consolidated Leverage Ratio (regardless of whether such transaction is considered a defeasance of such Indebtedness under FAS 125 or otherwise for accounting purposes), and

(iv) if since the beginning of the Reference Period the Company or any Restricted Subsidiary of the Company (by merger or otherwise) has made an Investment in any Restricted Subsidiary of the Company (or any Person which becomes a Restricted Subsidiary of the Company) or has made an acquisition of assets, including, without limitation, any acquisition of assets occurring in connection with a transaction causing a calculation of Consolidated EBITDA to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for the Reference Period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness (including Acquired Debt)) as if such Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, wherever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X, as determined in good faith by a responsible financial or accounting officer of the Company.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).  If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness will be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.  When calculating the Consolidated Interest Coverage Ratio for any period, the Company will utilize a currency translation methodology for the relevant period that is consistent with the

Company’s historical method of calculating currency translations in connection with the preparation of its financial statements in accordance with SFAS 52 (also referred to as the monetary/nonmonetary method).

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(i)            any taxes, assessments, levies or other charges imposed by any governmental authority on the revenues of any such Person or its Restricted Subsidiaries will be treated as an operating expense,

(ii)           the cumulative effect of a change in accounting principles will be excluded, and

(iii)          the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries.

“Consolidated Net Worth” means, with respect to any Person as of any date:

(i)            the consolidated equity of the common equity holders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

(ii)           the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred Equity Interests (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends or other distributions unless such dividends or other distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred Equity Interests; minus

(iii)          all increases in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person subsequent to the date of the Indenture (other than increases resulting from foreign currency translations and increases in the book value of tangible assets of a going-concern business made within 12 months after the acquisition of such business); minus

(iv)          all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; minus

(v)           all unamortized debt discount and expense and unamortized deferred charges as of such date.

“Contingent Investment” means, with respect to any Person, (i) any Guarantee by such Person of the performance of another Person or (ii) any commitment by such Person to invest in another Person.  Any Investment that consists of a Contingent Investment will be deemed made at the time that the Guarantee of performance or the commitment to invest is given, and the amount of such Investment will be the maximum monetary obligation under such Guarantee of performance or commitment to invest.  To the extent that a Contingent Investment is released or lapses without payment under the Guarantee of performance or the commitment to invest, such Investment will be deemed not made to the extent of such release or lapse.  With respect to any Contingent Investment, the payment of the Guarantee of performance or the payment under the commitment to invest will not be deemed to be an additional Investment.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Suisse” means Credit Suisse International. a corporation organized under the laws of England and Wales.

“Credit Suisse Collateral” means the real property and personal property subject to the Liens created by the Credit Suisse Documents.

“Credit Suisse Guarantee” has the meaning provided in clause (iv) of the definition of Credit Suisse Documents.

“Credit Suisse Documents” means (i) the Amended and Restated Credit Agreement by and among the Company, Tricom USA, TCN, Credit Suisse and the other lenders a party from time to time party thereto, (ii) the 11% Amended Promissory Note representing US$25,529,781.88 aggregate principal amount by the Company in favor of Credit Suisse, (iii) Reconocimiento y Reestructuracíon De Deuda y Consolidacíon de Garantía Hipotecaria en Primer Rango between [Credit Suisse and Tricom], (iv) Guaranty Agreement by and between Tricom USA, TCN and Credit Suisse (without reference to or giving effect to any amendment, modification, or supplement purportedly entered in to with respect thereto, the “Credit Suisse Guaranty”), and (v) the Amended Collateral Documents (as such term is defined in the Amended and Restated Credit Agreement referenced in clause (i) of this definition), each dated as of the Issue Date.  [Note: List of documents subject to revision to reflect final forms of, and parties to, pledge agreements.]

“Credit Suisse Intercreditor Agreement” means, collectively (i) the Intercreditor Agreement, dated as of the Issue Date, among Credit Suisse, the Company and the Collateral Agent substantially in the form attached as Exhibit C hereto, as amended, supplemented or otherwise modified from time to time (the “NY Intercreditor”), together with (ii) any Dominican law governed, Spanish-language counterpart to such Intercreditor Agreement that may be entered into by and among Credit Suisse, the Company and the Collateral Agent (or a sub-collateral agent) to further effectuate the rights and agreements contained in the NY Intercreditor (the “DR Intercreditor”), which DR Intercreditor will not alter any of the substantive or applicable procedural rights of Credit Suisse or the Collateral Agent provided for in the NY Intercreditor.

“Credit Suisse Secured Debt” means the $25,529,781.88 aggregate principal amount and accrued and unpaid interest under the 11% secured notes issued by the Company to Credit Suisse pursuant to the Credit Suisse Documents.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Custodian” means, with respect to the Senior Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Senior Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Depository” means, with respect to the Senior Notes issued in the form of one or more Global Notes, DTC or another Person designated as depository by the Company, which must be a clearing agency registered under the Exchange Act.

“Disqualified Stock” means any Capital Stock to the extent that, and only to the extent that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the date on which the Senior Notes mature, provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a Change of Control occurring prior to the first anniversary of the final maturity of the Senior Notes will not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions applicable to the Senior Notes described under Section 3.10 and such Capital Stock specifically provides that the Company will not repurchase or redeem any such stock pursuant to such provisions prior to the Company’s repurchase of such Senior Notes as are required to be repurchased pursuant to Section 3.10.

“Dominican License” means the Concession Agreement, dated April 30, 1990, between the Dominican State and Telepuerto San Isidro, S.A. and the Concession Agreement for the Operation of Telecommunications Services in the Dominican Republic, dated February 23, 1996, between the Dominican State and the Company, as such agreements may be amended, modified, replaced, renewed or extended, from time to time, as long as any such amendment, modification, replacement, renewal or extension permits the Company and its Restricted Subsidiaries to provide all of the same telecommunications services provided by the Company and the Restricted Subsidiaries immediately prior to such amendment, modification, replacement, renewal or extension other than those that are immaterial to the Company and its Restricted Subsidiaries’ business, operations and financial condition.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company pursuant to the terms of the Indenture.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than US$500 million or its equivalent in foreign currency, whose debt is rated “A” (or higher) according to Standard & Poor’s or Moody’s at the time as of which any deposit or Investment therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system and its successors.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations thereunder.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date, consistently applied.

“GE” means, individually or collectively, as the context requires, (i) General Electric Capital Corporation of Tennessee and (ii) General Electric Capital Corporation de Puerto Rico, Inc.

“GE Collateral” means the telecommunications equipment subject to the Liens created by the GE Documents.

“GE Documents” means (i) the Addendum to Chattel Mortgage Agreement Accessory to a Loan Agreement dated     , 2005 between GE, the Company and Tricom USA, (ii) the 9% Amended and Restated Promissory Note representing US$6.0 million aggregate principal amount issued on July 22, 2005 by the Company in favor of GE, (iii) certain provisions of the Loan Agreement dated December 28, 2000 between General Electric Capital Corporation de Puerto Rico, Inc. and the Company and (iv) the Contrato de Prenda Sin Desapoderamiento Accesorio a Contrato de Préstamo dated December 28, 2000 between General Electric Capital Corporation de Puerto Rico, Inc. and the Company.

“GE Secured Debt” means the outstanding principal balance as at the Issue Date of the 9% secured note issued by the Company to GE pursuant to the GE Documents (the principal balance of which secured note was US$4,642,760 as of February 29, 2008).

“Global Note” means a Senior Note evidencing all or a part of the Senior Notes issued in accordance with Section 2.02 and substantially in the form of Exhibit B attached hereto.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(i)            to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(ii)           entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee of such Indebtedness of the payment thereof or to protect such oblige against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, collectively and individually, Parent and the Subsidiary Guarantors.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or any other swap or derivative transaction designed to hedge an interest rate or currency risk or exposure.

“Holder” means a Person in whose name a Senior Note is registered.

“Indebtedness” means, with respect to any Person on any date of determination,

(i)            any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,

(ii)           all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person,

(iii)          all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Persons),

(iv)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(v)           all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations in clauses (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit,

(vi)          all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends,

(vii)         the liquidation value of any Preferred Stock issued by Restricted Subsidiaries of such Person (other than to such Person) plus accrued and unpaid dividends, and

(viii)        to the extent not otherwise included, the Guarantee of items that would be included within this definition and any amendment, supplement, modification, deferral, renewal, extension or refunding of any of the above.

Notwithstanding the foregoing, in no event will performance bonds or similar security for performance be deemed Indebtedness so long as such performance bonds or similar security for performance would not appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, and provided, that the amount of any Indebtedness in respect of any Guarantee will be the maximum principal amount of the Indebtedness so guaranteed.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indotel” means the Instituto Dominicano de las Telecomunicaciones, the Dominican telecommunications regulatory entity.

 “Interest Payment Date” means June 30 and December 31 of each year, commencing on [June 30, 2008], or if any such day is not a Business Day, on the next succeeding Business Day.

“Interest Rate” means the annual interest rate applicable at any time and from time to time with respect to the Senior Note Obligations, as provided in the Senior Notes.

“Interest Rate Agreements” means (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect a Person against fluctuations in interest rates.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, Guaranties, Contingent Investments, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of any other

Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Parent, the Company or any Subsidiary of Parent or the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Company, such that after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.  The acquisition by the Company or any Subsidiary of the Company of a Person that holds an investment in a third person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of such Investment held by the acquired Person in such third Person.

“Issue Date” means                         , 2008.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hipoteca, prenda, oposicion, embargo, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the New York Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Marketable Securities” means:

(i)            Government Securities,

(ii)           any certificate of deposit maturing not more than 270 days after the date of acquisition that is issued by, or time deposit of, an Eligible Institution,

(iii)          commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of “A-1” (or higher) according to Standard & Poor’s or “P-1” (or higher) according to Moody’s,

(iv)          any banker’s acceptances or money market deposit accounts issued or offered by an Eligible Institution, and

(v)           any fund with assets of at least $500 million investing exclusively in investments of the types described in clauses (i) through (iv) above.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means any mortgages, contratos de hipoteca, deeds of trusts or other instruments entered into by the Company or any Guarantor on, before or after the Issue Date evidencing or creating a Lien on real property (or any right therein or with respect thereto) in favor of the Collateral Agent in accordance with the terms of the Indenture.

“Net Income” means, with respect to any Person, the net income (or if negative, the net loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any contingent purchase price payments in connection with purchase price adjustments, escrowed proceeds, reserves or indemnities until such amounts are released.  Net Proceeds will exclude any non-cash proceeds received from any Asset Sale, but will include such proceeds when and as converted by the Company or any Restricted Subsidiary of the Company to cash.

“New Subsidiaries” means direct or indirect Subsidiaries of Parent formed or acquired after execution of the Indenture.

“New York Uniform Commercial Code” means the Uniform Commercial Code (or any successor statute), as enacted in the State of New York at the relevant time.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the Chief Financial Officer of such Person.

“Opinion of Counsel” means an opinion from legal counsel, who may be an employee of or counsel to Parent, the Company, any Restricted Subsidiary of the Company or the Trustee.

“Parent” will have the meaning provided in the introductory paragraph of this Indenture. [Note: This definition will be completed when parent’s name and jurisdiction determined]

“Percentage” means, for each Holder, the percentage resulting from the principal amount outstanding on each such Holder’s Senior Notes divided by the total aggregate principal amount of Senior Notes outstanding.

“Permitted Investment” means

(i)            any Investments in the Company or any Restricted Subsidiary of the Company or any Person that will become a Restricted Subsidiary, provided, however, such Restricted Subsidiary’s primary business is a Telecommunications Business,

(ii)           any Investments in Marketable Securities,

(iii)          Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, provided, however, such Restricted Subsidiary’s primary business is a Telecommunications Business,

(iv)          any Investment in property or assets to be used in (a) any line of business in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date or (b) any Telecommunications Business,

(v)           Investments in any Person primarily engaged in the Telecommunications Business in connection with the acquisition of such Person or substantially all of the property or assets of such Person by the Company or any Restricted Subsidiary of the Company; provided, that within 90 days from the first date of any such Investment, either (a) such Person becomes a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or (b) the amount of any such Investment is repaid in full to the Company or any of its Restricted Subsidiaries,

(vi)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits,

(vii)         Hedging Obligations permitted to be incurred by the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock”,

(viii)        Investments aggregating not more than US$10.0 million in securities or other debt instruments of companies with a minimum Moody’s bond rating of Aa1 and/or a minimum S&P bond rating of AA+ that mature or are redeemed within 180 days of the date of the purchase thereof,

(ix)           Investments aggregating not more than US$5.0 million in securities of entities that are primarily engaged in any Telecommunications Business where as a result of such investment the Company will have the right to designate at least one member to the board of directors of such entity if it is a corporation or become a general partner or manager if such entity is a partnership or limited liability entity, provided, that no more than US$2.5 million of such Investments will be in entities that, immediately after such Investment, would not qualify as a Subsidiary, and

(x)            bonds, notes, debentures or other securities received as a result of Asset Sales permitted under Section 4.14, but only to the extent permitted under such covenant.

“Permitted Liens” means

(i)            Liens in favor of the Company,

(ii)           Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company,

(iii)          Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition,

(iv)          Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business,

(v)           Liens for taxes, assessments or governmental claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and diligently concluded; provided, that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor,

(vi)          Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary,

(vii)         Liens on existing Telecommunications Related Assets existing during the time of the construction thereof, in each case to the extent the Investment in such assets is permitted under this Indenture,

(viii)        Liens on buildings or cellular sites acquired by the Company or any Restricted Subsidiary provided that such Liens do not secure Indebtedness equal to or exceeding $5.0 million in the aggregate,

(ix)           Liens to secure any Permitted Refinancing of any Indebtedness secured by Liens referred to in the foregoing clauses (ii), (iii), (iv), (viii), (x) and (xiii) but only to the extent that such Liens do not extend to any other property or assets and the principal amount of the Indebtedness secured by such Liens is not increased,

(x)            Liens to secure Vendor Indebtedness or Hedging Obligations permitted by Section 4.12,

(xi)           easements, rights of way, municipal and zoning ordinances and similar charges and encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary,

(xii)          Liens in favor of the Holders of the Senior Notes, and

(xiii)         Liens in favor of the holders of the Priority Lien Debt created by the Priority Lien Documents.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, sociedad, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means the joint plan of reorganization under Title 11 of the United States Code as filed in the United States Bankruptcy Court for the Southern District of New York on [      ], 2008.

“Pledgors” means Parent, the Company, the Subsidiary Guarantors and any other Person (if any) that provides (or is at any time required to provide) collateral security for any Senior Note Obligations pursuant to the terms of this Indenture.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

 “Priority Lien Collateral” means, collectively, the GE Collateral, the Credit Suisse Collateral, the Progreso Collateral, and the Senior Facility Collateral.

“Priority Lien Collateral Documents” means, collectively, the GE Collateral Documents, the Credit Suisse Collateral Documents, the Progreso Collateral Documents, and the Senior Facility Collateral Documents.

“Priority Lien Debt” means, collectively, the GE Secured Debt, Progreso Secured Debt, the Credit Suisse Secured Debt and the Senior Facility Indebtedness, if any.

“Priority Lien Documents” means, collectively, the Credit Suisse Documents, the GE Documents, the Progreso Documents and the Senior Facility Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations of the Company and the Subsidiary Guarantors (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) in respect of the Priority Lien Debt.

“Progreso” means Banco Domincano del Progreso, S.A., a Dominican corporation.

“Progreso Collateral” means the parcels of real property subject to the Liens of the Progreso Documents.

“Progreso Documents” means (i) the Contrato de Préstamo con Garantía Hipotecaria dated March 22, 2002 between Progreso and the Company, (ii) the 11% Pagaré Comercial in US$5 million aggregate principal amount issued on [        ] by the Company in favor of Progreso.

“Progreso Secured Debt” means principal in the aggregate amount of  $5.0 million under the 11% secured notes issued by the Company to Progreso pursuant to the Progreso Documents.

“Receivables” means, with respect to any Person, all of the following property and interests in property of such person or entity, whether now existing or existing in the future or hereafter acquired or arising:  (i) accounts, (ii) accounts receivable, including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services no matter how evidenced, whether or not earned by performance, (iii) all unpaid seller’s or lessor’s rights including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing after creation of the foregoing or arising therefrom; (iv) all rights to any goods or merchandise represented by any of the foregoing, including, without limitation, returned or repossessed goods, (v) all reserves and credit balances with respect to any such accounts receivable or account debtors, (vi) all letters of credit, security, or Guaranties for any of the foregoing, (vii) all insurance policies or reports relating to any of the foregoing, (viii) all collection of deposit accounts relating to any of the foregoing; (ix) all proceeds of any of the foregoing, and (x) all books and records relating to any of the foregoing.

“Redeemable Dividend” means, for any dividend with regard to Disqualified Stock and Preferred Stock, the quotient of the dividend divided by the difference between one and the maximum statutory United States federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock or Preferred Stock.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means,

(i)            any dividend or any distribution, direct or indirect, on account of any Equity Interests of the Company or any of its Restricted Subsidiaries other than dividends or distributions payable (A) in Equity Interests of the Company that are not Disqualified Stock or (B) to the Company or any Restricted Subsidiary,

(ii)           any payment to Retire any Equity Interests of the Company or any of its Subsidiaries or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary or Equity Interests of any Subsidiary or other Affiliate of the Company that qualifies as a Permitted Investment), or

(iii)          any payment to Retire any Indebtedness of the Company or its Restricted Subsidiaries that is subordinate in right of payment to the Senior Notes except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Parent (including any foreign subsidiaries) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.”

“Restructuring Expenses” means expenses incurred by the Company or any Restricted Subsidiary in connection with the implementation of the Plan.

“Retire” and “Retirement”  mean purchase, redeem, defease, retire or otherwise acquire any interest for value.

“Sale and Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which any property (other than Capital Stock) is sold by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“Securities Act” means the United States Securities Act of 1933, as amended (or any successor act), and the rules and regulations thereunder.

“Senior Facilities” means one or more credit facilities entered into by and among the Company and one or more commercial banks or financial institutions to the extent permitted pursuant to the terms of this Indenture and providing for senior term or revolving credit borrowings (including the issuance of letters of credit) of a type similar to credit facilities typically entered into by commercial banks and financial institutions and one or more commercial paper or other senior securities programs pursuant to which the Company is able to raise monies in the capital markets, including in each case any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities, commercial paper and senior securities programs and related agreements may be amended, extended, refinanced, renewed, restated, replaced or refunded from time to time; provided that the lender(s) under such Senior Facilities enter into an intercreditor agreement with the Collateral Agent in a form containing terms no less favorable in any material respect to the Collateral Agent and/or the Holders than those contained in the Credit Suisse Intercreditor Agreement.  For purposes of clarity, none of the Credit Suisse Documents, the GE Documents,or the Progreso Documents will constitute a Senior Facility hereunder.

“Senior Facility Collateral” means the assets subject to the Liens created by the Senior Facility Collateral Documents.

“Senior Facility Collateral Documents” means, collectively, any Mortgages, pledges, stock pledge agreements, deeds of trusts, pledge agreements, collateral assignments, security agreements, fiduciary transfers, debentures, fiduciary assignments or other agreements or instruments evidencing or creating any Liens in favor of the holders of the Senior Facility Indebtedness in all or any portion of the Senior Facility Collateral, in each case, as amended, restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof to the extent permitted hereby and, as applicable, the Credit Suisse Intercreditor Agreement.

“Senior Facility Documents” means any documents related to the Senior Facilities, including any notes, Guarantees, the Senior Facility Collateral Documents, and any other instruments and agreements executed in connection therewith.

 “Senior Facility Indebtedness” means any Indebtedness incurred under one or more Senior Facilities to the extent permitted to be incurred by the Company under the terms of Section 4.12(b) of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Senior Notes.  Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company in the Dominican Republic, (ii) any Indebtedness of the Company to any of its Restricted Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of this Indenture.

“Senior Notes” means the Senior Notes described above issued under this Indenture.

“Senior Note Collateral Documents” means, collectively, each Mortgage, each Senior Note Pledge Agreement, each Senior Note Stock Pledge Agreement, and each other mortgage, pledge, stock pledge, deed of trust, collateral assignment, security agreement, fiduciary transfer, debenture, fiduciary assignment, conditional assignment, letter of direction, assignment of Receivables, account control agreement, and other documents, agreements, certificates and/or instruments at any time, and from time to time, evidencing, creating, perfecting, continuing, maintaining or otherwise effectuating any Liens in favor of the Collateral Agent in all or any portion of the Collateral pursuant to or in connection with the Indenture or any other Senior Note Document, in each case, as amended, restated, extended, renewed, supplemented or otherwise modified from time to time, in accordance with the terms thereof.

“Senior Note Documents” means the Indenture, the Senior Notes, the Senior Note Collateral Documents and the other documents entered into by Parent, the Company, any Restricted Subsidiary, the Trustee, the Collateral Agent and/or any other party pursuant to or in connection with this Indenture or any other Senior Note Document.

“Senior Note First Lien Collateral” means, collectively, the Unencumbered Assets, any Priority Lien Collateral that is released from the Lien of Priority Lien Documents in connection with the repayment of such related Priority Lien Debt and becomes subject thereby to a first priority Lien in favor of the Collateral Agent, any Additional Collateral, and any other rights, properties or assets of any Parent, the Company, any Subsidiary Guarantor and any other Pledgor that is at any time required by the terms of this Indenture to be made subject to a first-priority Lien in favor of the Collateral Agent (for the benefit of the Holders of the Senior Notes).

“Senior Note Guarantees” means the Guarantees made by the Subsidiary Guarantors pursuant to Article 10 of this Indenture.

“Senior Note Obligations” means the Obligations of Parent, the Company and the Subsidiary Guarantors (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in this Indenture, the Senior Notes and the other Senior Note Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding) in respect of the Senior Notes.

“Senior Note Pledge Agreements” means one or more Contrato de Prenda sin Desapoderamiento, pledge agreements or equivalent documents granting to the Collateral Agent for the benefit of the Holders a security interest in all or any portion of the personal property (including, without limitation, any contract rights, licenses, concessions (including the Dominican License)), or permits of any of the Pledgors pursuant to or in connection with the Indenture and/or other Senior Note Documents.

“Senior Note Stock Pledge Agreement” means one or more stock pledge agreements or equivalent documents granting to the Collateral Agent for the benefit of Holders a security interest in all of the Capital Stock or other equity securities (and all options and warrants therefor) of the Company and any other Subsidiary Guarantors, now or hereafter issued and outstanding and all proceeds thereof, in each case held by Parent, Company, any Restricted Subsidiary and any Guarantor.

“Shareholders’ Agreement” means the Shareholders’ Agreement dated as of [              ] by and among Parent and the shareholders of Parent party thereto.[Note: If Parent is formed as a Delaware LLC, as permitted by the Plan, this definition will be revised to reflect the operating agreement and any related constituent documents of Parent containing such relevant governance and related provisions that would have otherwise been contained in the Shareholder’s Agreement.]

“Standard & Poor’s” means Standard and Poor’s, a division of The McGraw-Hill Companies, and its successors.

“Subsidiary” of any Person means (i) any corporation, association or business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

“Subsidiary Guarantors” means, individually and collectively, all of the direct and indirect Subsidiaries of Parent presently existing or formed or acquired after the Issue Date, including, without limitation, Tricom USA, TCN, Tricom Centroamerica, and any New Subsidiaries that are Restricted Subsidiaries; [provided, however, that (x) GFN Communicaciones, S.A., a Dominican company, and (y) Call Tell Corporation, a Panamanian company, will not be deemed to be Guarantors as of the Issue Date if the Company has provided the Trustee, on or before the Issue Date, with an Officer’s Certificate (i) attesting to the fact that neither such Subsidiary has assets valued at more than $100,000, (ii) confirming the accuracy and completeness of such Subsidiaries’ attached financial statements, and (iii) confirming that such Subsidiaries will be dissolved and any of their remaining assets distributed to the Company within three months following the Issue Date; provided, further, that if such Subsidiaries are not dissolved by such three month anniversary, such Subsidiaries will be Subsidiary Guarantors and the subject of all related provisions herein.].[Note: Bracketed language will be deleted if GFN Communicaciones, S.A. and Call Tell Corporation have been dissolved prior to the Issue Date.]

“TCN” means, TCN Dominicana, S.A., a corporation (sociedad anónima) organized and existing under the laws of the Dominican Republic.

“Telecommunications Business” means, when used in reference to any Person, that such Person is engaged primarily in the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) evaluating, participating in or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above; provided, that the determination of what constitutes a Telecommunications Business will be made in good faith by the Board of Directors.

“Telecommunications Related Assets” means all assets, rights (contractual or otherwise), concessions, including, without limitation, the Dominican License, and any other license, permits, frequencies and properties, whether tangible or intangible, used in connection with a Telecommunications Business.

“TIA” means the United States Trust Indenture Act of 1939, as it may be amended from time to time.

“Tricom Centroamerica” means Tricom Centroamérica, S.A., a corporation (sociedad anónima) organized and existing under the laws of Panama.

“Tricom USA” means Tricom USA, Inc., a Delaware corporation.

“Trading Day” with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unencumbered Assets” means all of Parent’s, the Company’s, and each of their direct or indirect Restricted Subsidiary’s assets (real, personal and/or mixed, tangible and intangible, wherever located), excluding in each case the Credit Suisse Collateral, the GE Collateral, the Progreso Collateral. [Note: Subject to deletion of reference to Progreso Collateral if Progreso Secured Debt repaid prior to Issue Date.]

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution.

“Vendor Indebtedness” means any Indebtedness of the Company or any Subsidiary incurred in connection with the financing of Telecommunications Related Assets.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date of determination, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date of determination and the date on which such payment is due; provided, that with respect to Capital Lease Obligations, the maturity date with respect to such Obligation will be calculated after giving effect to all renewal options by the lessee.

SECTION 1.02                                        OTHER DEFINITIONS.

Defined in
Term	Section

“Additional Amounts”	4.13
“Additional Collateral”	4.09
“Affiliate Transaction”	4.15
“Agent for Service”	13.14
“Agent Members”	2.01
“Authentication Order”	2.02
“Change of Control Offer”	3.10

“Change of Control Payment”	3.10
“Change of Control Payment Date”	3.10
“Covenant Defeasance”	8.03
“Collateral Valuation”	4.09
“Event of Default”	6.01
“Excess Asset Sale Proceeds”	4.14
“Excess Asset Sale Proceeds Offer”	3.09
“Extraordinary Asset Sale	4.14
“Financial Reports”	4.05
“incur”	4.12
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Ordinary Asset Sale”	4.14
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Refinancing”	4.12
“Purchase Date”	3.09
“Refinance”	4.12
“Registrar”	2.03
“Taxes”	4.13

SECTION 1.03                                        INCORPORATION BY REFERENCE of TRUST INDENTURE ACT.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Senior Notes;

“indenture security holder” means a Holder of a Senior Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“obligor” on the Senior Notes means the Company and any successor obligor upon the Senior Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by rules promulgated by the Commission under the TIA have the meanings so assigned to them.

SECTION 1.04                                        RULES OF CONSTRUCTION.

Unless the context otherwise requires:

1.             a capitalized term has the meaning assigned to it under this Article 1;

2.             an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

3.             “or” is not exclusive;

4.             “including” means including without limitation;

5.             words in the singular include the plural, and words in the plural include the singular; and

6.             words defined in the New York Uniform Commercial Code and not defined herein will have the meanings ascribed to them therein as the context requires.

ARTICLE 2

THE SENIOR NOTES

SECTION 2.01                                        TERMS; FORM AND DATING.

(a)           General.  The Senior Notes will bear interest at the Interest Rate in effect from time to time, subject to Section 4.01 below.

(b)           Form of Certificated Notes.  The Senior Notes and the Trustee’s certificate of authentication, other than those issued in global form, will be substantially in the form of Exhibit A hereto, the terms of which are hereby incorporated in and expressly made a part of this Indenture.  The Senior Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A.  Each Senior Note will be dated the date of its authentication.  The terms and provisions contained in the Senior Notes will constitute, and are hereby expressly made, a part of this Indenture, and Parent, the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  To the extent any provision of any Senior Note conflicts with the express provisions of this Indenture, the provisions of the Indenture will govern and be controlling.

(c)           Form of Global Notes.  Senior Notes issued in global form will be substantially in the form of Exhibit A attached hereto (but including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached as Exhibit B hereto). Each Global Note will represent such aggregate principal amount of the outstanding Senior Notes as will be specified therein, and each will provide that it will represent the aggregate principal amount of outstanding Senior Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Senior Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions thereof and transfers of interests therein. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Senior Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(d)           Book-entry Provisions.  This Section 2.01(d) will apply only to Global Notes deposited with the Trustee, as custodian for the Depository.  Members of, or participants in, the Depository (“Agent Members”) will have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository or its nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein will prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Senior Note.

(e)           Certificated Securities.

(i)          The Company will issue Certificated Notes to all owners of beneficial interests in Global Notes if: (1) at any time the Depository notifies the Company that it is unwilling or unable to continue to act as Depository for the Global Notes or if at any time the Depository will no longer be eligible to act as such because it ceases to be a properly-registered clearing agency, and, in either case, the Company will not have appointed a successor Depository within 120 days after the Company receives such notice or becomes aware of such ineligibility or (2) the Company, at its option, determines that the Global Notes will be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company will execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate and deliver, Certificated Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes. Upon the exchange of a Global Note for Certificated Notes, such Global Note will be cancelled by the Trustee or an agent of the Company or the Trustee.

(ii)         The Company will issue Certificated Notes to a Holder of, or an owner of a beneficial interest in, a Global Note in exchange for such Global Note or beneficial interest, as the case may be, upon written request from Holders (or owners of beneficial interests) representing 25% or more of the then outstanding principal amount of the Senior Notes, if a Default or Event of Default will have occurred and be continuing. Upon the occurrence of the foregoing, the Company will execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate and deliver, Certificated Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Note owned by such Holder or such owner of a beneficial interest. Upon the exchange of all or a portion of a Global Note for Certificated Notes, such Global Note will be cancelled or correspondingly reduced by the Trustee or an agent of the Company or the Trustee. In the event that the Certificated Notes are not issued to an owner of a beneficial interest in a Global Note promptly after the Company has received a request from such owner, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, the right of any such owner to pursue such remedy with respect to the portion of the Global Note that represents such owner’s beneficial interest as if such Certificated Notes had been issued.

(iii)        Certificated Notes issued in exchange for a Global Note pursuant to this Section 2.01 will be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its Agent Members or its Applicable Procedures, will instruct the Trustee or an agent of the Company or the Trustee in writing. The Trustee or such agent will deliver such Certificated Notes to or as directed by the Persons in whose names such Certificated Notes are so registered or to the Depository.

SECTION 2.02                                        EXECUTION AND AUTHENTICATION.

(a)           A duly authorized Officer of the Company will sign the Senior Notes for the Company by manual or facsimile signature.

(b)           If an Officer whose signature is on a Senior Note no longer holds that office at the time a Senior Note is authenticated, the Senior Note will nevertheless be valid.  In addition, if a Person is not an Officer at the time a Senior Note is authenticated, but becomes an Officer on or prior to the delivery of the Senior Note, the Senior Note will nevertheless be valid.

(c)           A Senior Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee.  The signature of the Trustee will be conclusive evidence that the Senior Note has been authenticated under this Indenture.

(d)           The Trustee will, upon a written order of the Company signed by an Officer of the Company (an “Authentication Order”), authenticate and deliver the Senior Notes for issuance.

(e)           The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Senior Notes.  Unless limited by the terms of such appointment, an authenticating agent may authenticate Senior Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Holders, Parent, the Company or an Affiliate of the Company.

(f)            The Senior Notes will be issuable only in denominations of US$1,000 principal amount at maturity and any integral multiple thereof.

SECTION 2.03                                        REGISTRAR AND PAYING AGENT.

(a)           The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, registrar or co-registrar) where Senior Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Senior Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Senior Notes and this Indenture may be served.  The Registrar will keep a register of the Senior Notes and of their transfer and exchange.  The Company may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Company may change any Paying Agent or Registrar without notice to any Holder.  The Company will notify the Trustee and the Trustee will notify the Holders of the Senior Notes in writing of the name and address of any Agent not a party to this Indenture.  The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.  The Company will enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement will implement the provisions of this Indenture that relate to such agent.  The Company will notify the Trustee of the name and address of any such agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee will act as such, and will be entitled to appropriate compensation in accordance with Section 7.07 hereof.

(b)           The Company initially appoints DTC to act as Depository with respect to the Global Notes.

(c)           The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.  Except as otherwise specifically provided herein, (i) all references in this Indenture to the Trustee will be deemed to refer to the Trustee in its capacity as Trustee and in its capacities as Registrar and Paying Agent and (ii) every provision of this Indenture relating to the conduct of or affecting the liability of or offering protection, immunity or indemnity to the Trustee will be deemed to apply with the same force and effect to the Trustee acting in its capacities as Paying Agent and Registrar.

SECTION 2.04                                        PAYING AGENT TO HOLD MONEY IN TRUST.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal or interest on the Senior Notes, and will notify the Trustee of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it to the Trustee.  The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Restricted Subsidiary) will have no further liability for such funds.  If the Company or a Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent.  Upon the occurrence, and during the continuation, of any Event of Default, the Trustee will serve as Paying Agent and Registrar for the Senior Notes.

SECTION 2.05                                        HOLDER LISTS.

If it is the Registrar, the Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and will otherwise comply with TIA §312(a).  If the Trustee is not the Registrar, the Company will furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the

Trustee may reasonably require of the names and addresses of the Holders and the Company will otherwise comply with TIA §312(a).

SECTION 2.06                                        TRANSFER AND EXCHANGE.

(a)           Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. All Global Notes will be exchanged by the Company for Certificated Notes if (1) the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a properly-registered clearing agency and, in either case, a successor Depository is not appointed by the Company within 120 days after the date of such notice from the Depository or (2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee. Upon the occurrence of any of the preceding events in (1) or (2) above, Certificated Notes will be issued in such names as the Depository will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and Section 2.10 hereof. Every Senior Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or Section 2.10 hereof, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Senior Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof. Neither the Company nor the Trustee will be liable for any delay by a Holder of a Global Note or the Depository in identifying the beneficial owners of Senior Notes, except as a result of the Company’s or Trustee’s own grossly negligent action, grossly negligent failure to act or own willful misconduct, as the case may be. In the absence of bad faith on their part, the Company and the Trustee may conclusively rely on, and will be protected in relying on written instructions from the Holder of a Global Note or the Depository for all purposes under this Indenture.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in Global Notes may be subject to restrictions on transfer to the extent required by the Securities Act.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note, in accordance with the Applicable Procedures.  No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b).

(c)           Transfer or Exchange of Beneficial Interests for Certificated Notes. The holder of a beneficial interest in a Global Note may exchange such beneficial interest for a Certificated Note or transfer such beneficial interest to a Person who takes delivery thereof in the form of a Certificated Note only in the circumstances specified in Section 2.01(e), in which event such owner of such beneficial interest will instruct the Depository (or will cause the appropriate participant to direct the Depository) in accordance with the Applicable Procedures to instruct the Trustee to reduce the aggregate principal amount of the Global Note by the applicable amount of such exchange or transfer and to issue in exchange therefore a Certificated Note or Senior Notes in such aggregate amount and registered as provided in such instruction; and upon the Trustee’s receipt of such instruction from the Depository (or from the applicable Agent Member or beneficial owner pursuant to the Depository’s proxy procedures), the Trustee to, and the Trustee will, cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver, in both cases in accordance with Section 2.02 hereof, to the Person designated in such instruction a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest will instruct the Registrar through instructions from the Depository and the Agent Member. The Trustee will mail or deliver such Certificated Notes to the Persons in whose names such Senior Notes are so registered.

(d)           Transfer and Exchange of Certificated Notes for Beneficial Interests.  A Holder of a Certificated Note may exchange such Senior Note for a beneficial interest in a Global Note or transfer such Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer together with surrender of the Certificated Note to be exchanged or transferred, (and, accompanied by a written instrument or instruments of transfer as provided in Section 2.06(e) hereof, and subject to the Applicable Procedures), the Trustee will cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes pursuant to Section 2.06(g) hereof.

(e)           Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the Applicable Procedures or reasonably requested by the Company to demonstrate compliance by such Holder with applicable law.

(f)            Global Note Legend. Each Global Note will bear a legend in substantially the following form (the “Global Note Legend”):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO

THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)                Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Senior Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(h)                General Provisions Relating to Transfers and Exchanges.

(i)          To permit registrations of transfers and exchanges, the Company will execute Global Notes and Certificated Notes, and the Trustee will authenticate Global Notes and Certificated Notes upon the Company’s order (including an Authentication Order given pursuant to Section 2.02) or at the Registrar’s request (in connection with any transfer or exchange of Notes pursuant to this Section 2.06).

(ii)         No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 3.10, 4.14 and 9.05 hereof, which will be paid by the Company).

(iii)        All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(iv)       Neither the Registrar nor the Company will be required (A) to issue, to register the transfer of or to exchange any Senior Notes during a period beginning at the opening of business 15 days before the day of any selection of Senior Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Senior Note so selected for redemption in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part or (C) to register the transfer of or to exchange a Senior Note between a record date and the next succeeding Interest Payment Date.

(v)        Prior to due presentment for the registration of a transfer of any Senior Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Senior Note is registered as the absolute owner of such Senior Note for the purpose of receiving payment of principal of and interest on such Senior Notes and for all other purposes whatsoever, whether or not such Senior Note is overdue, and none of the Trustee, any Agent nor the Company will be affected by notice to the contrary.

(vi)       The Trustee will authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.02 hereof.

(vii)      All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii) The Trustee is hereby authorized to enter into a letter of representation with the Depository in the form provided by the Company and to act in accordance with such letter.

(ix)        Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar will be responsible for ascertaining whether any purchase or transfer complies with the registration provisions of or exemptions from the Securities Act or other state, federal securities laws that may be applicable; provided, however, that if a certificate is specifically required by the express terms of this Section 2.06 to be delivered to a Trustee by a purchaser or required by the express terms of this Section 2.06 to be delivered to a

Trustee by a purchaser or transferee of a Senior Note, the Trustee will be under a duty to receive and examine the same to determine whether it conforms on its face to the requirements of this Section 2.06 and will promptly notify the party delivering the same if such transfer does not comply with such terms.

SECTION 2.07                                        REPLACEMENT SENIOR NOTES.

If any mutilated Senior Note is surrendered to the Trustee, or the Company and the Trustee receives evidence to their satisfaction of the destruction, loss or theft of any Senior Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Senior Note if the Trustee’s requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Senior Note is replaced.  The Company may charge for its expenses in replacing a Senior Note.

Every replacement Senior Note will be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Senior Note, and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Senior Notes duly issued hereunder.

SECTION 2.08                                        OUTSTANDING SENIOR NOTES.

(a)           The Senior Notes outstanding at any time will be the entire principal amount of the Senior Notes represented by all of the Global Notes and Certificated Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 hereof, a Senior Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Senior Note; provided, however, that Senior Notes held by the Company or a Subsidiary of the Company will be deemed not to be outstanding for purposes of Section 3.07(b) hereof.

(b)           If a Senior Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Senior Note is held by a bona fide purchaser.

(c)           If the principal amount of any Senior Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Company, a Restricted Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, funds sufficient to pay all principal and interest, if any, payable on that date with respect to the Senior Notes (or the portion thereof to be redeemed or maturing, as the case may be), other than pursuant to Article 11 hereof, then on and after that date, such Senior Notes (or portions thereof) will be deemed to be no longer outstanding and will cease to accrue interest.

SECTION 2.09                                        TREASURY SENIOR NOTES.

In determining whether the Holders of the required principal amount of Senior Notes have concurred in any direction, waiver or consent, Senior Notes owned by the Company, or an Affiliate of the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Senior Notes that a Trustee knows are so owned will be so disregarded.

SECTION 2.10                                        TEMPORARY SENIOR NOTES.

Until definitive Senior Notes are ready for delivery, the Company may prepare and the Trustee will authenticate temporary Senior Notes.  Temporary Senior Notes will be substantially in the form of definitive Senior Notes but may have variations that the Company and the Trustee consider appropriate for temporary Senior Notes.  Without unreasonable delay, the Company will prepare and the Trustee will authenticate Global Notes or definitive Senior Notes, as applicable, and deliver them in exchange for temporary Senior Notes.

Holders of temporary Senior Notes will be entitled to all of the benefits of this Indenture.

SECTION 2.11                                        CANCELLATION.

The Company at any time may deliver Senior Notes to the Trustee for cancellation.  The Registrar and Paying Agent will forward to the Trustee any Senior Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else will cancel all Senior Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of cancelled Senior Notes (subject to the record retention requirement of the Exchange Act) in accordance with its standard disposition procedures in effect at the time, unless the Company directs cancelled Senior Notes to be returned to it.  The Company may not issue new Senior Notes to replace Senior Notes that it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.12                                        DEFAULTED INTEREST.

If the Company defaults in a payment of interest on the Senior Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date will be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Senior Notes and in Section 4.01 hereof.  The Company will fix or cause to be fixed each such special record date and payment date, provided that the Company will fix or cause to be fixed each such special record date as early as practicable prior to the payment date, and the Company will mail or cause to be mailed as early as practicable to each Holder a notice that states the special record date, the related payment date and the amount of defaulted interest to be paid.

SECTION 2.13                                        RECORD DATE.

The record date for purposes of determining the identity of Holders of the Senior Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture will be determined as provided for in TIA § 316(c).

SECTION 2.14                                        RANKING; SECURITY; CREDIT SUISSE INTERCREDITOR AGREEMENT.

(a)           The Senior Note Obligations will be pari passu in right of payment with the Priority Lien Debt and senior in right of payment to all other Indebtedness of the Company.

(b)           Subject to the provisions and qualifications set forth in Article 11 hereof, the Obligations of the Company under the Senior Notes will be secured (in each case subject to Permitted Liens) by (i) a first priority Lien in the Unencumbered Assets, (ii) a second Priority Lien in the Credit Suisse Collateral, (iii) to the extent possible under the documents memorializing the GE Secured Debt and the Progreso Secured Debt, and to the extent consented to by the respective lenders thereunder, a second priority lien in the GE Collateral and/or the Progreso Collateral, (iv) first priority pledges by Parent and the Company (as well as any Subsidiary holding any Equity Interests in any other Subsidiary), respectively, on all of the Capital Stock of the Company and all of the Subsidiary Guarantors, (v) first priority Liens in all Additional Collateral, and (vi) in the event that any of the second priority Liens referenced in clause (iii) of this sentence are not created, then upon the full satisfaction of the GE Secured Debt and/or the Progreso Secured Debt, as applicable, (other than pursuant to a concurrent Permitted Refinancing with respect to the Progreso Secured Debt), first-priority Liens on such GE Collateral and/or Progreso Collateral; provided, however, that if the Progreso Secured Debt is satisfied in connection with a concurrent Permitted Refinancing pursuant to the terms of Section 4.12(b) hereof, then as a condition to such Permitted Refinancing the Collateral Agent will be granted second priority Liens in such Progreso Collateral; and, provided, further, to the extent that  the Collateral Agent (on behalf of the Holders of the Senior Notes), obtains first-priority Liens on the Progreso Collateral upon the Issue Date or the satisfaction of Progreso Secured Debt, the Collateral Agent will permit the provider(s) of such Permitted Refinancing (whether at the time of the satisfaction of the Progreso Secured Debt or at any time within eighteen (18) months following the later of the Issue Date and the full satisfaction of the Progreso Secured Debt) to obtain first-priority Liens on the Progreso Collateral and to subordinate any first priority Liens in the Progreso Collateral held by the Collateral Agent (for the benefit of the Holders of the Senior Notes) to the first-priority Liens so created in favor of the provider(s) of such Permitted Refinancing pursuant to the terms of an intercreditor agreement with the provider(s) of such Permitted Refinancing provided, further, that such intercreditor agreement will contain terms and provisions at least as favorable in all material respects to the Collateral Agent (for the benefit of the Holders of the Senior Notes) as those contained in the Credit Suisse Intercreditor Agreement.  To that effect, subject to the terms and qualifications set forth in Article 11 hereof, concurrently with the execution of this Indenture or, in the case of Additional Assets , concurrently with their acquisition or creation, the Pledgor acquiring or creating such Additional Assets that constitute Additional Collateral will, to the extent provided in Section 4.09 hereof, enter into such Senior Note Collateral Documents as may be required by the Collateral Agent in order to create and perfect first-priority Liens therein in favor of the Collateral Agent (for the benefit of the Holders of the Senior Notes).

(c)           Concurrently with the execution of this Indenture, the Company, the Collateral Agent and Credit Suisse will enter into the Credit Suisse Intercreditor Agreement.

(d)           The Senior Notes Obligations of the Subsidiary Guarantors under the Senior Note Guarantees will be senior in right of payment to all other Indebtedness of such Guarantors, other than with respect to the Senior Note Obligations thereunder of Tricom USA and TCN, which will rank pari passu in right of payment with the Credit Suisse Secured Debt to the extent of amounts due under the Credit Suisse Guarantee.

SECTION 2.15                                        CUSIP NUMBER.

The Company in issuing the Senior Notes may use a “CUSIP” number or numbers and, if it does so, the Trustee will use the CUSIP number or numbers in notices of redemption or exchange as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number or numbers either as printed on the Senior Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Senior Notes, and, any redemption will not be affected by any defect in or omission of such numbers.  The Company will promptly notify the Trustee of any change in the CUSIP number or numbers.

ARTICLE 3

REDEMPTION AND CERTAIN REPURCHASES

SECTION 3.01                                        NOTICES TO TRUSTEE.

If the Company elects to redeem Senior Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it will furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption will occur, (ii) the redemption date, (iii) the record date, (iv) the principal amount of Senior Notes to be redeemed and (v) the redemption price.

SECTION 3.02                                        SELECTION OF SENIOR NOTES FOR REDEMPTION OR OFFERS TO PURCHASE.

If less than all of the Senior Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture at any time, selection of Senior Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate, provided that no Senior Notes with a principal amount of US$1,000 or less will be redeemed or purchased in part.  A new Senior Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Senior Note.  On and after the redemption or purchase date, assuming such Senior Notes are redeemed or purchased as so required, and interest will cease to accrue on the Senior Notes or portions of them called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Senior Notes selected for redemption and, in the case of any Senior Note selected for partial redemption, the principal amount thereof to be redeemed.  Senior Notes and portions of them selected will be in amounts of US$1,000 or whole multiples of US$1,000; except that if all of the Senior Notes of a Holder are to be redeemed, the entire outstanding principal amount of Senior Notes held by such Holder, even if not a multiple of US$1,000, will be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Senior Notes called for redemption also apply to portions of Senior Notes called for redemption.

SECTION 3.03                                        NOTICE OF REDEMPTION.

At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder of record as of the record date therefor of the Senior Notes that are to be redeemed at its registered address.

The notice will identify the Senior Notes to be redeemed and will state:

(a)           the redemption date;

(b)           the redemption price;

(c)           if any Senior Note is being redeemed in part, the portion of the principal amount of such Senior Note to be redeemed and that, after the redemption date upon surrender of such Senior Note, a new Senior Note or Senior Notes in principal amount equal to the unredeemed portion will be issued;

(d)           the name and address of the paying agent;

(e)           that Senior Notes called for redemption must be surrendered to the paying agent to collect the redemption price;

(f)            that, unless the Company defaults in making such redemption payment, interest on Senior Notes (or portions thereof) called for redemption ceases to accrue on and after the redemption date;

(g)           the paragraph of the Senior Notes and/or section of this Indenture pursuant to which the Senior Notes called for redemption are being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Senior Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense, provided, however, that the Company will have delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04                                        EFFECT OF NOTICE OF REDEMPTION.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Senior Notes called for redemption become due and payable on the redemption date at the redemption price stated in such notice.  A notice of redemption may not be conditional.

SECTION 3.05                                        DEPOSIT OF REDEMPTION PRICE.

At least one Business Day prior to the redemption date, the Company will deposit with the Trustee or with the Paying Agent (or, if the Company or a Restricted Subsidiary is the Paying Agent, will segregate and hold in trust) immediately available funds sufficient to pay the redemption price of and accrued interest, if any, on all Senior Notes to be redeemed on that date.  The Trustee or the Paying Agent will promptly return to the Company any funds so deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest, if any, on, all Senior Notes to be redeemed.

If a Senior Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest will be paid to the Person in whose name such Senior Note was registered at the close of business on such record date.  If any Senior Note called for redemption will not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid redemption price, from the redemption date until such redemption price is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Senior Notes and in Section 4.01 hereof.

SECTION 3.06                                        SENIOR NOTES REDEEMED IN PART.

Upon surrender of a Senior Note that is redeemed in part, the Company will issue and the Trustee will authenticate for the Holder of the Senior Notes at the expense of the Company a new Senior Note equal in principal amount to the unredeemed portion of the Senior Note surrendered.

SECTION 3.07                                        OPTIONAL REDEMPTION.

(a)           Except as set forth in Sections 3.07(b) and 3.11 below, the Senior Notes will not be redeemable at the Company’s option prior to [          ], 2012.  At any time thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice to the Holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on [          ] of the years indicated below:

YEAR	PERCENTAGE
2012	105.5%
2013	103.5%
2014	100.0%

(a)           Notwithstanding the provisions of Section 3.07(a) above, until [          ], 2012, the Company may, at its option from time to time, redeem up to 35% of the Senior Notes originally issued with the Net Proceeds of one or more public or private issuances and sales of Capital Stock of the Company or Parent, other than Disqualified Stock; provided, that (i) Senior Notes having an aggregate principal amount of at least US$[        ] million remain outstanding after each such redemption and (ii) each such redemption (a) occurs within 90 days after consummation of any such issuance or sale and (b) will redeem at least US$10.0 million in aggregate principal amount of the Senior Notes and in increments of US$1.0 million.  Any redemption hereunder will be upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.0% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest, to the applicable redemption date.

(b)           Any redemption pursuant to this Section 3.07 will be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08                                        MANDATORY REDEMPTION.

The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes, but will be required to make certain offers to repurchase the Senior Notes pursuant the terms and provisions of Sections 3.09 and 3.10 hereof.

SECTION 3.09                                        OFFER TO PURCHASE WITH EXCESS ASSET SALE PROCEEDS.

When the cumulative amount of Excess Asset Sale Proceeds exceeds US$5.0 million, the Company will make an offer to all Holders of Senior Notes (an “Excess Asset Sale Proceeds Offer”), to purchase the maximum principal amount of Senior Notes that may be purchased through the application of such Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Senior Notes to the date fixed for the closing of such offer, plus accrued and unpaid interest thereon to the date fixed for the closing of such offer, in accordance with the procedures specified below.

The Excess Asset Sale Proceeds Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”).  No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will purchase the maximum principal amount of Senior Notes that may be purchased with such Excess Asset Sale Proceeds (or such pro rata portion based upon the principal amount of the Senior Notes tendered, if the principal amount of Senior Notes tendered is in excess of the Excess Asset Sale Proceeds) (which maximum principal amount of Senior Notes will be the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Senior Notes tendered in response to the Excess Asset Sale Proceeds Offer.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued interest on the Senior Notes will be paid to the Person in whose name a Senior Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Senior Notes pursuant to the Excess

Asset Sale Proceeds Offer on the portion of the tendered Senior Notes purchased pursuant to the Excess Asset Sale Proceeds Offer.

Upon the commencement of any Excess Asset Sale Proceeds Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders of the Senior Notes, with a copy to the Trustee.  The notice will contain all instructions and materials necessary to enable such Holders to tender Senior Notes pursuant to the Excess Asset Sale Proceeds Offer.  The Excess Asset Sale Proceeds Offer will be made to all Holders.  The notice, which governs the terms of the Excess Asset Sale Proceeds Offer, will state:

(a)           that the Excess Asset Sale Proceeds Offer is being made pursuant to Sections 3.09 and 4.14 hereof and the length of time the Excess Asset Sale Proceeds Offer will remain open;

(b)           the Offer Amount, the purchase price and the Purchase Date;

(c)           that any Senior Note or portion thereof not tendered or accepted for payment will continue to accrue interest;

(d)           that Holders electing to have a Senior Note or portion thereof purchased pursuant to any Excess Asset Sale Proceeds Offer will be required to surrender the Senior Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Senior Note completed, to the Company, a Depository, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(e)           that Holders will be entitled to withdraw their election if the Company, Depository or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, written communication setting forth the name of the Holder, the principal amount of the Senior Note or portion thereof the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have the Senior Note or portion thereof purchased;

(f)            that, if the aggregate principal amount of Senior Notes tendered by holders of such Senior Notes exceeds the Offer Amount, the Trustee will select the Senior Notes to be purchased on a pro rata basis as described above (with such adjustments as may be deemed appropriate by the Trustee so that only Senior Notes in denominations of US$1,000, or integral multiples thereof, will be purchased); and

(g)           that Holders whose Senior Notes are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered (or transferred by book-entry transfer).

On the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis (as described above) to the extent necessary, the Offer Amount of Senior Notes or portions thereof tendered pursuant to the Excess Asset Sale Proceeds Offer, or if less than the Offer Amount has been tendered, all Senior Notes or portions thereof tendered, and deliver to the Trustee an Officers’ Certificate stating that such Senior Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09.  The Company or Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Senior Note or portion thereof tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Senior Note, and the Trustee will authenticate and mail or deliver such new Senior Note to such Holder equal in principal amount to any unpurchased portion of the Senior Note surrendered.  Any Senior Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof.  The Company will publicly announce the results of the Excess Asset Sale Proceeds Offer on the Purchase Date.  In the event that the aggregate amount of Excess Asset Sale Proceeds exceeds the aggregate principal amount of Senior Notes or portion thereof surrendered by Holders of such Senior Notes pursuant to an Excess Asset Sale Proceeds Offer, the Company may use the remaining Excess Asset Sale Proceeds for general purposes.  Upon completion of an Excess Asset Sale Proceeds Offer, the amount of the Excess Asset Sale Proceeds will be deemed to be reset at zero.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 will be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.  No repurchase of Senior Notes under this Section 3.09 will be deemed to be a redemption of Senior Notes.

SECTION 3.10                                        OFFER TO PURCHASE UPON A CHANGE OF CONTROL.

(a)           If a Change of Control occurs, the Company will make an offer (the “Change of Control Offer”) to each of the Holders of Senior Notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Senior Notes pursuant to the Change of Control Offer at a purchase price, in cash, equal to 101% of the aggregate principal amount of Senior Notes repurchased, plus accrued and unpaid interest on the Senior Notes repurchased, to the Purchase Date (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

(b)           Within 30 days following any Change of Control, the Company will mail a notice of such Change of Control Offer by first class mail, postage prepaid, to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(i)            that the Change of Control Offer is being made pursuant to this Section 3.10 and that all Senior Notes tendered will be accepted for payment;

(ii)           the purchase price and the purchase date, which will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)          that any Senior Note not tendered will remain outstanding and continue to accrue interest;

(iv)          that, unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v)           that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Senior Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)          that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a written communication setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; and

(vii)         that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

(c)           So long as the Senior Notes are in global form, if the Company makes an offer to purchase all of the Senior Notes pursuant to a Change of Control Offer, a Holder may exercise its option to elect for the purchase of Senior Notes through the facilities of the Depository, subject to its rules and regulations.

(d)           On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)            accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)           prior to 11:00 a.m. (New York City time) on such date, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(iii)          deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

(e)           The Paying Agent will promptly mail to each Holder of Senior Notes properly tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)            Notwithstanding anything to the contrary in this Section 3.10, the Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.10 and purchases all Senior Notes validly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 3.11                                        REDEMPTION FOR CHANGES IN WITHHOLDING TAXES.

The Senior Notes may be redeemed at the option of the Company, in whole but not in part, at any time prior to maturity if as the result of any change in or amendment to the laws, regulations or rulings of the Dominican Republic or the jurisdiction of organization of any Guarantor, if other than the Dominican Republic, or any political subdivision or taxing authority thereof or therein, or any change in the application or official interpretation of such laws, regulations or rulings (including the holding of a court of competent jurisdiction), the Company or any Guarantor has or will become obligated to pay Additional Amounts (excluding interest and penalties) in excess of the Additional Amounts that the Company or any Guarantor would be obligated to pay if withholding taxes (excluding interest and penalties) were imposed with respect to such payments of principal, interest, or premium at a rate of 10.0%, and such obligation cannot be avoided by the Company or the Subsidiary Guarantors, as the case may be, taking reasonable measures available to them, then the Company may, at its option, redeem or cause the redemption of the Senior Notes, as a whole but not in part, upon not more than 60 nor less than 30 days’ notice to the Holders of such Senior Notes (with copies to the Trustee and each other paying agent) at 100% of their principal amount, together with accrued interest, to (but excluding) the date fixed for redemption, plus any such Additional Amounts payable with respect to such principal amount and interest as provided in Section 4.13.  Prior to the giving of notice of redemption of the Senior Notes as described herein and as a condition to any such redemption, the Company will deliver to the Trustee an Officers’ Certificate (together with a copy of the written opinion of counsel to the effect that the applicable rate has increased to a rate in excess of 10.0% and the Company or any Guarantor has or will become so obligated to pay Additional Amounts as a result of such change or amendment), stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts relating thereto.  No notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company or any Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Senior Notes then due and, at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

SECTION 3.12                                        COMPLIANCE WITH THE EXCHANGE ACT.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with any redemption or offer to purchase pursuant to Sections 3.07, 3.09, 3.10 and 3.11. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue thereof.

ARTICLE 4

COVENANTS

SECTION 4.01                                        PAYMENT OF SENIOR NOTES.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Senior Notes at the Interest Rate on the dates and in the manner provided in the Senior Notes and this Indenture.  Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company, holds as of the due date money deposited by, or on behalf of, the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% (one percent) in excess of the otherwise applicable Interest Rate on the Senior Notes to the extent lawful until such overdue principal is paid; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful until such overdue installments of interest are paid.

SECTION 4.02                                        [INTENTIONALLY OMITTED.]

SECTION 4.03                                        FURTHER ASSURANCES.

(a)           Parent will, and will cause each of the Company and each Subsidiary Guarantor to, in each case subject to the terms and qualifications set forth in Article 11 hereof, execute and deliver such additional instruments, certificates or documents, and take such actions as may be reasonably required from time to time in order to:

(i)            carry out more effectively the purposes of the pledges made pursuant to Section 2.14 and the Collateral Documents;

(ii)           create, grant, perfect and maintain the validity, effectiveness and priority of any of the Senior Note Collateral Documents and the Liens created, or intended to be created, by the Senior Note Collateral Documents; and

(iii)          ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

(b)           Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under this Indenture or any of the Senior Note Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will, and will cause each of the Pledgors to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required of the Company or any of the Pledgors for such governmental consent, approval, recording, qualification or authorization.

SECTION 4.04                                        MAINTENANCE OF OFFICE OR AGENCY.

The Company will give prompt written notice to the Trustee of the location, and any change in the location of the office or agency required to be maintained pursuant to Section 2.03 hereof.  If at any time the Company will fail to maintain any such required office or agency or will fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company also may from time to time designate one or more other offices or agencies where the Senior Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency for such purposes.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.05                                        REPORTS.

(a)           So long as any of the Senior Notes remain outstanding, the Company will furnish to the Holders of Senior Notes:

(i)            unless otherwise required to be filed with the Commission under cover of an appropriate form, all quarterly (not later than 90 days after the end of each fiscal quarter) and annual (not later than 180 days after the end of the fiscal year) consolidated financial statements that would be required to be contained in a filing with the Commission on Forms 10-Q and 20-F, respectively, under the Exchange Act if the Company were required to file such forms , including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the applicable reporting period that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s independent certified public accountants;

(ii)           unless otherwise required to be filed with the Commission, all information that would be required to be filed with the Commission on Form 6-K or 8-K, as applicable, under the Exchange Act if the Company were required to file such reports (clauses (i) and (ii) hereof will collectively be referred to as the “Financial Reports”); and

(iii)          any reports required to be filed in the Parent’s and/or the Company’s jurisdiction of organization.

(b)           Together with the information provided pursuant to clause (a)(i) above, the Company will provide supplemental financial information to the extent permitted by the Commission in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of such reports or other section of such reports as appropriate consisting of revenue (allocated between domestic and international operations), expense, earnings before interest and taxes, net income, capital expenditures, cash, debt, depreciation and amortization and subscriber data for the Company and reflecting elimination of intercompany transactions.  In the event the Commission does not permit such supplemental financial information to be included in such Financial Reports, then the Company will supply such information supplementally to the registered Holders, unless providing such information supplementally would, in the reasonable judgment of counsel to the Company, violate applicable law.

(c)           The Company will provide the Trustee with a sufficient number of copies of all Financial Reports that the Trustee may be required to deliver to the Holders of the Senior Notes under this Section 4.05.

SECTION 4.06                                        COMPLIANCE CERTIFICATE.

(a)           The Company will deliver to the Trustee, within 180 days after the end of each fiscal year of the Company, an Officers’ Certificate substantially in the form of Exhibit D hereto stating that (i) a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has (x) kept, observed, performed and fulfilled, and (y) caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, its obligations under this Indenture including, but not limited to, an express statement as to whether the Company is in compliance with the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio required pursuant to Sections 4.20 and 4.21 herein, and (ii) as to each such Officer signing such certificate, that to the best of his or her knowledge (A) the Company has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture to be performed or observed by it (or, if a Default or Event of Default will have occurred, describing all such defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto) and (B) no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Senior Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto.

(b)           So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.05 above will be accompanied by a written statement of the Company’s independent public accountants that in making the examination necessary for certification of such financial statements, nothing has come to their attention which would lead them to believe that the Company and its Restricted Subsidiaries have violated any provisions of Article 4 or Article 5 of this Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants will not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c)           So long as any of the Senior Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.07                                        TAXES.

The Company will pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Senior Notes.

SECTION 4.08                                        STAY, EXTENSION AND USURY LAWS.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.09                                        ADDITIONAL COLLATERAL.

(a)           In addition to the Liens on Collateral granted on the Issue Date (or soon thereafter as possible as provided by this Indenture), subject to the provisions of Article 11 hereof, each of Parent, the Company and the Subsidiary Guarantors will, in the circumstances and subject to any qualifications described in this Section 4.09, grant the Collateral Agent (for the benefit of the Holders of the Senior Notes) to secure the Senior Note Obligations, first-priority Liens (subject to Permitted Liens) in all Additional Assets arising, created or acquired at any time following the Issue Date and not already subject to a Lien in favor of the Collateral Agent (each such right, title or interest in or to such property referred to herein as “Additional Collateral”).

(b)           In the event that after the Issue Date, Parent, the Company or any Guarantor acquires, or otherwise obtains rights in, one or more individual item(s) of Additional Collateral in any individual transaction or any series of related transactions or otherwise with an aggregate purchase price or Fair Market Value for such transaction or series of related transactions equal to or exceeding US$250,000, then, Parent, the Company or such Guarantor will (i) promptly notify the Collateral Agent of such acquisition(s) and provide the Collateral Agent with a detailed description of such item(s) of Additional Collateral acquired, and (ii) subject in all instances to the provisions of Article 11 hereof and subject to clause (e) below, promptly enter into such Senior Note Collateral Documents sufficient in the opinion of counsel to the Collateral Agent to create and perfect a first-priority Lien (subject to Permitted Liens) on such Additional Collateral in favor of the Collateral Agent (for the benefit of the Holders of the Senior Notes) to secure the Senior Note Obligations hereunder.

(c)           On January 1st and July 1st of each calendar year following the Issue Date, the Company will present to the Collateral Agent an itemized valuation, showing in reasonable detail the value (which may be evidenced by bills of sale or other purchase documentation with respect to assets acquired from unaffiliated third party vendors) of all items of Additional Collateral acquired after the Issue Date and not previously subjected to a perfected first priority Lien in favor of the Collateral Agent to secure the Senior Note Obligations hereunder (either pursuant to clause (b) above or pursuant to the previous operation of this clause (c)) (the “Collateral Valuation”), which Collateral Valuation will be prepared by the Company and certified by an independent appraisal or investment banking firm acceptable to the Trustee as of a date no more than 45 days prior to delivery of the Collateral Valuation to the Collateral Agent.  To the extent the appraised Fair Market Value of the Additional Collateral described in such Collateral Valuation exceeds US$500,000, the Company will, in each instance subject to the provisions of Article 11 hereof, promptly enter into such Senior Note Collateral Documents sufficient in the opinion of counsel to the Collateral Agent to create and perfect a first priority Lien on the Additional Collateral (subject to Permitted Liens) reflected in the Collateral Valuation in favor of the Collateral Agent to secure the Senior Note Obligations hereunder.

(d)           In the event that after the Issue Date, Parent, the Company or any Guarantor (other than any Guarantor that is treated as a corporation for U.S. federal income tax purposes) acquires any interest in any parcel of real property, other than property with a Fair Market Value of less than $250,000, then, subject to the provisions of Article 11 hereof, the Company or such Guarantor will enter into a Mortgage (and/or other security instruments) sufficient in the opinion of counsel to the Collateral Agent to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Collateral Agent, as Additional Collateral to secure the Senior Note Obligations hereunder.

(e)           If the granting of a Lien in Additional Collateral pursuant to paragraphs (a), (b), (c) or (d) above requires the consent of a third party, including any governmental agency pursuant to applicable law or regulations, or would under the terms of any license, contract or permit, result in a breach of the terms of, or constitute a default under, such license, contract or permit, Parent and the Company will, after consultation and cooperation with the Collateral Agent, each (and will cause each relevant Pledgor to) use its best efforts to obtain such consent (other than, in each case, to the extent that such term(s) prohibiting the granting or perfection of a Lien in any item of Additional Collateral (or deeming the granting or perfection of a Lien therein a default or event of default under any such license, contract or permit) would be rendered ineffective pursuant to the Uniform Commercial Code (to the extent that the Uniform Commercial Code governs the rights of the parties to such license, contract or permit, or would otherwise be effective under applicable foreign law to override the effect of the terms of such license, contract, permit, law or regulation) or any other applicable law (including any Bankruptcy Law) or principles of equity), provided, however, that the failure of such Pledgor(s) to obtain any such necessary consent and, as result thereof, to grant and perfect a first-priority Lien in favor of the Collateral Agent on such item(s) of Additional Collateral will not constitute a Default or Event of Default hereunder or under any related Senior Note Collateral Document. All or any portion of the Additional Collateral that is hereafter subjected to a Lien in favor of the

Collateral Agent to secure the Senior Note Obligations will thereafter constitute “Collateral” for all purposes under this Indenture and the Senior Note Collateral Documents, in each case without the need to otherwise amend the Indenture, except as determined by the Trustee.

SECTION 4.10                                        RESTRICTED PAYMENTS.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment, unless, at the time of such Restricted Payment:

(i)            no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

(ii)           after giving effect to such Restricted Payment on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company could incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in Section 4.12(a) hereof; and

(iii)          such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including any Restricted Payments made pursuant to clause (b)(i) of the next paragraph), is less than the sum of

(w)          50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(x)            100% of the aggregate net cash proceeds received by the Company from the issue or sale of Equity Interests of the Company or of debt securities or Disqualified Stock of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock) after the Issue Date (other than any such Equity Interests, to the extent the proceeds thereof were used as set forth in clause (b)(ii) below), plus

(y)           100% of the sum of, without duplication, (1) aggregate cash dividends or distributions received by the Company or any Restricted Subsidiary from any Unrestricted Subsidiary (other than dividends or distributions used to pay any obligations of such Unrestricted Subsidiary to Persons other than the Company or any Subsidiary, such as income taxes), (2) the amount of the principal and interest payments received since the Issue Date by the Company or any Restricted Subsidiary from any Unrestricted Subsidiary and (3) the net proceeds from the sale of an Investment in an Unrestricted Subsidiary received by the Company or any Restricted Subsidiary to the extent that the Company or any Restricted Subsidiary is under no obligation to return any such amounts to the Unrestricted Subsidiary, and excluding any such dividend, distribution, principal or interest payment or net proceeds that constitutes a return of capital invested in any Unrestricted Subsidiary, plus

(z)            US$5.0 million.

(b)           The foregoing provisions in Section 4.10(a) will not prohibit:

(i)            the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Indenture;

(ii)           the Retirement of (A) any Equity Interests of the Company or any Restricted Subsidiary, (B) Indebtedness of the Company that is subordinated in right of payment to the Senior Notes or (C) Indebtedness of a Restricted Subsidiary that is subordinated in right of payment to the Senior Note Guarantee in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock);

(iii)          the Retirement of any Indebtedness of the Company that is subordinated in right of payment to the Senior Notes or of any Restricted Subsidiary that is subordinated in right of payment to the Senior Note Guarantee in exchange for, or out of the proceeds of the substantially concurrent incurrence of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary), but only to the extent that such new Indebtedness is permitted under the covenant set forth below in Section 4.12 and (A) is subordinated in right of payment to the Senior Notes or the Senior Note Guarantee at least to the same extent as, (B) has a Weighted Average Life to Maturity at least as long as, and (C) has no scheduled principal payments due in any amount earlier than, any equivalent amount of principal under the Indebtedness so Retired; and

(iv)          the Retirement of any Disqualified Stock of the Company with the net proceeds of the sale of Disqualified Stock of the Company, but only to the extent that such new Disqualified Stock (A) is permitted under the covenant set forth in Section 4.12, (B) may not be retired or redeemed until all principal, interest thereon and Additional Amounts, if any, in respect of the Senior Notes has been paid in full and (C) the proceeds from the issuance and sale of such new Disqualified Stock does not exceed the redemption price of the Disqualified Stock to be redeemed without regard to dividends or redemption premiums;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b) (i), (ii), (iii) and (iv) of this Section 4.10, no Default or Event of Default will have occurred and be continuing.

(c)           The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default pursuant to Article 6 hereof.  For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent theretofore repaid in cash) in such Restricted Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under paragraph (a) of this Section 4.10.  All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the Fair Market Value of such Investments at the time of such designation and (z) the original Fair Market Value of such Investments at the time they were made.  Such designation will only be permitted if such Restricted Payment would be permitted at such time.

(d)           The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such indebtedness is permitted under Section 4.12 hereof, (ii) no Default or Event of Default pursuant to Article 6 hereof would be in existence following such designation and (iii) such Restricted Subsidiary becomes a Guarantor immediately upon such designation.

(e)           Any designation of the Board of Directors pursuant to Sections 4.10(c) and 4.10(d) will be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and delivering the Officers’ Certificate described below in Section 4.10(f).

(f)            Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.10 were computed, which calculations may be based upon the Company’s latest available financial statements.

SECTION 4.11                                        DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing as of the Issue Date or under or by reason of:

(i)            the Priority Lien Debt;

(ii)           applicable law;

(iii)          any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(iv)          by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)           Indebtedness in respect of a Permitted Refinancing; provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)          purchase money obligations for property acquired in the ordinary course of business or performance bonds or similar security for performance which Liens securing such obligations do not cover any asset other than the asset acquired or, in the case of performance bonds or similar security for performance, the assets associated with the Company’s performance;

(vii)         Indebtedness incurred under clause (a) and (b) of Section 4.12;

(viii)        this Indenture and the Senior Notes;

(ix)           the Priority Lien Documents; or

(x)            in the case of clauses (i), (iii), (v), (vi), (vii), (viii) and (ix) above, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence or, if later, the Issue Date.

SECTION 4.12                                        INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK.

                (a)           The Company and its Restricted Subsidiaries may not:

(i)            directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, “incur” and, correlatively, “incurred” and “incurrence”) any Indebtedness (including, without limitation, Acquired Debt), and

(ii)           issue any Disqualified Stock,

                provided, however, that the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Debt) or issue shares of Disqualified Stock if, after giving effect to the incurrence of such Indebtedness or the issuance of such Disqualified Stock, the Consolidated Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence or issuance does not exceed 3.5 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom). Priority Lien Debt outstanding on the Issue Date will be deemed to have been incurred on such date; provided that the unused amount of any line of credit available to the Company on such date will not be deemed to be outstanding on such date.  If the Company incurs or Retires any Indebtedness or issues or redeems any Disqualified Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to the event for which the calculation of the ratio is made, then the ratio will be calculated giving pro forma effect to any such incurrence or Retirement of Indebtedness, or such issuance or redemption of Disqualified Stock, as if the same had occurred at the beginning of the applicable period.  In making such calculation on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate and dividends attributable to Disqualified Stock bearing a floating dividend rate will be computed as if the rate in effect on the date of determination had been the applicable rate for the entire period.

(b)           The foregoing limitation will not apply to (with each exception to be given independent effect):

(i)            the incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness under any Senior Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and/or any of its Restricted Subsidiaries thereunder) not to exceed US$10.0 million; provided, that when such Senior Facility Indebtedness is aggregated with the outstanding balance at any time of determination under the Credit Suisse Secured Debt and the Progreso Secured Debt (or any Permitted Refinancing Indebtedness with respect thereto incurred pursuant to Section 4.12(b)(iv) below), the aggregate amount of all such Senior Facility Indebtedness (and any Refinancing Indebtedness) at any one time outstanding will not exceed US$40.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the commitments with respect to such Indebtedness pursuant to Section 4.14; provided, however,  that in the event that the Progresso Secured Debt is repaid and not concurrently Refinanced under a Permitted Refinancing, the additional Senior Facility Indebtedness limit of US$10 million provided above in this clause (i), will for not more than eighteen (18) months following such payoff event (or if later, the Issue Date) temporarily be deemed to be US$15 million for the sole purpose of permitting the Company and/or any of its Restricted Subsidiaries to grant a lender providing Senior Facility Indebtedness first priority Liens in the Progreso Collateral and providing any lender(s) first priority Liens in such Progreso Collateral in connection with a subsequent Permitted Refinancing occurring within such eighteen (18) month period (provided, that the aggregate amount of all Indebtedness permitted to be outstanding under this clause (i) at any time will remain US$40.0 million regardless of any deemed increase in such Senior Facility Indebtedness sub-limit), and upon the expiration of such eighteen (18) month period the additional Senior Facility Indebtedness limit will revert to US$10.0 million);

(ii)           the incurrence by the Company and/or any of its Restricted Subsidiaries of Vendor Indebtedness; provided, that the aggregate amount of such Vendor Indebtedness incurred does not exceed (x) 80% of the total cost of the Telecommunications Related Assets financed therewith, including, but not limited to, the cost of design, development, site acquisition, construction and integration or (y) 100% of the total cost of the Telecommunications Related Assets financed therewith if such Vendor Indebtedness was extended for the purchase of tangible Telecommunications Related Assets excluding the cost of design, development, site acquisition, construction and integration);

(iii)          the incurrence by the Company and/or any of its Restricted Subsidiaries of any Priority Lien Debt issued and/or outstanding on the Issue Date;

(iv)          subject to the aggregate $40 million limitation on total permitted Indebtedness pursuant to clause (i) above, the incurrence by the Company and/or any of its Restricted Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are used to refinance, replace, refund or defease (“Refinance” and correlatively, “Refinanced” and “Refinancing”) Priority Lien Debt other than GE Secured Debt (each, a “Permitted Refinancing”), but only to the extent that:

(1)           the Net Proceeds of such Refinancing Indebtedness does not exceed the principal amount of and premium, if any, accrued interest and any additional amounts payable with respect to withholding or other taxes, levies, duties or assessments or governmental charges on the Indebtedness so Refinanced (or if such Indebtedness was issued at an original issue discount, the original issue price plus amortization of the original issue discount at the time of the repayment of such Indebtedness) plus the fees, expenses and costs of such Refinancing in connection therewith;

(2)           the Refinancing Indebtedness will have a final maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Indebtedness being Refinanced;

(3)           if the Indebtedness being Refinanced is Priority Lien Debt, the Refinancing Indebtedness will not be senior in right of payment to the Senior Note Obligations;

(4)           if the Indebtedness being Refinanced is subordinated in right of payment to the Senior Notes, the Refinancing Indebtedness will be subordinated in right of payment to the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being so Refinanced; and

(5)           the holder of such Refinancing Indebtedness will have entered into an intercreditor agreement with the Collateral Agent containing terms and provisions at least as favorable in all material respects to the Holders of the Senior Notes as those contained in the Credit Suisse Intercreditor Agreement relating to the Indebtedness being Refinanced;

(v)           the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; and

(vi)          the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or foreign currency risk with respect to any floating rate or foreign currency denominated Indebtedness that is permitted by the terms of the Indenture to be outstanding.

(vii)         the entry by TCN and Tricom USA into the Credit Suisse Guarantee, provided, however, that such Credit Suisse Guarantee (including, without limitation, those provisions thereof specifying the maximum portion of any Credit Suisse Secured Debt guaranteed thereby, those provisions thereof limiting Credit Suisse’s rights to enforce such Guarantee, and those provisions limiting the amounts collectable thereunder), may not be amended, modified or supplemented in any way, and none of the Company, TCN nor Tricom USA is permitted to consent to any waiver, modification, amendment or supplement of the Credit Suisse Guarantee, including without limitation any waiver, modification, amendment, supplement or consent having the effect of increasing the amounts of Indebtedness guaranteed or due thereunder or permitting such Credit Suisse Guarantee to be enforced other than in strict compliance with its terms and conditions.

SECTION 4.13                                        ADDITIONAL AMOUNTS.

(a)           All payments made by the Company or any Guarantor under or with respect to the Senior Notes or any Senior Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, levies, imposts, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Dominican Republic or any political subdivision or taxing authority thereof or therein (“Taxes”), unless the Company or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof.  If the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made by the Company under or with respect to the Senior Notes or by a Guarantor under or with respect to the Senior Note Guarantee of such Guarantor, the Company or such Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Senior Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no such Additional Amounts will be payable with respect to a payment made to a Holder of Senior Notes with respect to any Tax which would not have been imposed, payable or due,

(i)            but for the fact that the Holder or a Beneficial Owner of a Senior Note is or was a domiciliary, national or resident of, or engages or engaged in business, maintains or maintained a permanent establishment or is or was physically present in the Dominican Republic, or otherwise has some present or former connection with the Dominican Republic other than the mere holding or enforcement of such Senior Notes or the receipt of principal, premium, if any, or interest in respect thereof;

(ii)           but for the failure of the Holder or Beneficial Owner of Senior Notes to comply with a request by the Company or any Guarantor to satisfy any certification, identification or other reporting requirements which the Holder or such Beneficial Owner is legally entitled to satisfy, whether imposed by statute, treaty, regulation, administrative practice or otherwise, concerning the nationality, residence or connection with the Dominican Republic of such Holder or Beneficial Owner; or

(iii)          if, where presentation by such Holder is required to receive payment under the Senior Notes, the presentation for payment had occurred within 30 days after the date such payment was due and payable or was provided for under the terms of the Senior Notes, whichever is later.

Notwithstanding the immediately preceding sentence, the limitations on the Company’s and Guarantors’ obligation to pay Additional Amounts set forth in clause (ii) of the preceding sentence will not apply if a certification, identification, or other reporting requirement described in clause (ii), above, would be materially more onerous, in procedure or in the substance of information disclosed, to such Holders or Beneficial Owners (taking into account any relevant differences between the laws, regulations and administrative practices of the U.S., the laws of the Dominican Republic and/or any jurisdiction in which any Holder of Senior Notes is domiciled) than comparable information or other reporting requirements imposed under U.S. tax law, regulation (including proposed regulations) and administrative practice (or the laws, regulations and administrative practices of such other jurisdictions) or other reporting requirements imposed as of the Issue Date under U.S. or such other jurisdictions’ tax law, regulation (including proposed regulations) and administrative practice (such as IRS Forms 1001, W-8 and W-9).

(b)           The obligation of the Company or any Guarantor to pay Additional Amounts in respect of Taxes will not apply with respect to (x) any estate, inheritance, gift, sales, transfer, personal property or any similar Tax or (y) any Tax which is payable otherwise than by deduction or withholding from payments made under or with respect to the Senior Notes.  The Company and the Guarantor, as applicable, will

(i)            make any required withholding or deduction,

(ii)           remit the full amount deducted or withheld to the relevant authority (the “Taxing Authority”) in accordance with applicable law,

(iii)          use their best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such taxes, and

(iv)          in the event that such certified copies of tax receipts are obtained, promptly send such certified copies of tax receipts to the Trustee (if the Trustee acts as the Paying Agent) or, if different, to the Paying Agent for prompt forwarding to any Holder that has made a written demands therefor of the Trustee or the Paying Agent as the case may be.

The Company or the Guarantor will attach to each certified copy a certificate stating (x) that the amount of withholding tax evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Senior Notes then outstanding and (y) the amount of such withholding tax paid per US$1,000 of principal amount of the Senior Notes.  If, notwithstanding the Company’s or such Guarantor’s efforts to obtain such receipts, the same are not obtainable, the Company or such Guarantor will provide to the Trustee or the Paying Agent, as the case may be, such other evidence of such payments as the Company or such Guarantor may reasonably obtain.

At least 30 days prior to each date on which any payment under or with respect to the Senior Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it will be promptly thereafter), if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee and each Paying Agent an Officers’ Certificate stating the fact that such Additional Amount will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee and each Paying Agent to pay such Additional Amounts to Holders of Senior Notes on the payment date.  Each Officers’ Certificate will be relied upon until receipt of a further Officers’ Certificate addressing such matters.

Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the payment of principal, premium, interest or of any other amount payable under or with respect to any Senior Note, such mention will be deemed to include mention of the payment of Additional Amounts as are, were or would be payable in respect thereof.

SECTION 4.14                                        ASSET SALES.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(i)            the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of;

(ii)           with respect to any Asset Sale involving consideration or property in excess of $5.0 million, such Fair Market Value is determined by the Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; provided, that with respect to any Asset Sale involving consideration or property in excess of $15.0 million, there will also be provided a written opinion as to the fairness of such Asset Sale to the Company or Restricted Subsidiary involved in such Asset Sale from a financial point of view issued by an internationally-recognized investment banking firm;

(iii)          at least 85% of the net consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash; provided that the amount of:

(A)          any liabilities (as shown on the Company’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or such Restricted Subsidiary’s Senior Note Guarantee) that are assumed by the transferee of any such assets and for which the Company and all Restricted Subsidiaries have been validly released in writing by all creditors of such liabilities, and

(B)           any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 20 Business Days following the closing of such Asset Sale, will be deemed to be cash for purposes of this provision and for no other purpose;

(iv)          no Default or Event of Default exists at the time of such proposed Asset Sale and the consummation of such Asset Sale would not result in the occurrence of a Default or Event of Default; and

(v)           with respect to each such Asset Sale, the Company delivers an Officers’ Certificate to the Trustee and the Collateral Agent dated no more than 15 calendar days, but not less than 5 Business Days, prior to the date of consummation of such proposed Asset Sale certifying that such Asset Sale complies with clauses (i) through (iv) above.

(b)           If the assets sold by the Company or any of its Restricted Subsidiaries from an Asset Sale or series of related Asset Sales involves aggregate consideration of less than US$15.0 million (an “Ordinary Asset Sale”), then within 365 days after the Company’s or any Restricted Subsidiary’s receipt of the net cash proceeds of such Asset Sales, the Company or such Restricted Subsidiary, at its option, will apply (or cause to be applied) the net cash proceeds from such Asset Sale to any one or a combination of the following:

(i)            first, to the extent the Company (or a Subsidiary Guarantor) elects (or is required by the terms of such Priority Lien Debt) to do so, to repayment  of the related Priority Lien Debt if the assets sold constituted Priority Lien Collateral (in an amount not less than the Fair Market Value of such assets constituting Priority Lien Collateral);

(ii)            second, to the extent Net Proceeds remain after the application of the foregoing clause (i) and the Company (or a Subsidiary Guarantor) so elects, to temporarily reduce the amounts borrowed by the Company under the terms of any of its revolving Senior Facility Indebtedness; or

(iii)          third, to the extent Net Proceeds remain after their application in accordance with the foregoing clauses (i) and (ii), to an investment in (A) any one or more Telecommunications Related Assets, provided that if such investment in any business is in the form of the acquisition of Capital Stock, such investment results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such Person such that it constitutes a Restricted Subsidiary, (B) Capital Expenditures otherwise permitted under the terms of the Indenture, or (C) acquisitions of other assets (other than the payment of ordinary operating expenses), in each of (A), (B) and (C), used or useful in a Telecommunications Business (any of the foregoing clauses (A), (B) and (C), “Replacement Assets”); provided that any Replacement Assets so acquired will be deemed to constitute Additional Collateral for all purposes hereof and will be owned by the Company or one or more Pledgors and will not be subject to any Liens other than Permitted Liens, and the Company or other Pledgor(s), as the case may be, will to the extent provided in Section 4.09 hereof, promptly (but not later than ten (10) Business Days following the acquisition of any Replacement Asset) execute and deliver to the Collateral Agent such Collateral Documents or other instruments, and take such other actions, as are sufficient in the opinion of the Collateral Agent and its counsel to cause such Replacement Assets to become subject to a first-priority perfected Lien in favor of the Collateral Agent (for the benefit of the Holders of the Senior Notes) securing the Senior Note Obligations in accordance with Section 4.09 hereof and otherwise will comply with terms of this Indenture.

(c)           If the assets sold by the Company or any of its Restricted Subsidiaries from an Asset Sale or series of related Asset Sales involves aggregate consideration of more than US$15.0 million (an “Extraordinary Asset Sale”), then within 10 Business Days after the Company’s or any Restricted Subsidiaries receipt of the net cash proceeds of such Asset Sale, the Company or such Restricted Subsidiary must apply (or cause to be applied) the net cash proceeds from such Asset Sale as follows:

(i)            first, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of such Priority Lien Debt) to do so, to repayment of the related

Priority Lien Debt if the assets sold constituted Priority Lien Collateral (in an amount not less than the Fair Market Value of such assets constituting Priority Lien Collateral); and

(ii)           second, to the extent Net Proceeds remain after the application of the foregoing clause (i), to permanently reduce the amounts permitted to be borrowed by the Company under the terms of any of its revolving Senior Facility Indebtedness,

(d)           Any Net Proceeds (i) from an Ordinary Asset Sale that are not invested or applied as provided and/or used to acquire Replacement Assets, as the case may be, within the time period set forth in the first sentence of paragraph (b) of this Section 4.14 or (ii) from an Extraordinary Asset Sale that are not applied as provided within the time period set forth in paragraph (c) of this Section 4.14, will be deemed to constitute “Excess Asset Sale Proceeds.” Within 10 Business Days following the date that the cumulative amount of Excess Asset Sale Proceeds exceeds $5.0 million, the Company will make an Excess Asset Sale Proceeds Offer in accordance with the procedures set forth in Section 3.09 of the Indenture.

(e)           If an Asset Sale involves the disposition of Collateral to the extent, (i) the Net Proceeds thereof not utilized concurrently with closing of such Asset Sale (1) to repay Priority Lien Debt and/or revolving Senior Facility Indebtedness pursuant to paragraph (b)(i) and (ii) of this Section 4.14, and/or (2) utilized for the acquisition of Replacement Assets pursuant to paragraph (b)(iii) of this Section 4.14, the Company will pay or cause all such Net Proceeds to be paid directly by the purchaser of such Collateral to a Collateral Account established by the Collateral Agent (or designated by the Company pursuant to the definition of Collateral Account), and (ii) if any property other than cash or cash equivalents are received in consideration of such Asset Sale, such property will be made subject to the Lien of this Indenture and the applicable Collateral Documents, in each case subject to and pending application pursuant to the provisions set forth in the Collateral Documents in accordance with the terms of Section 4.09 hereof.  The Collateral Agent shall cause any Net Proceeds held by it in a Collateral Account to be invested in Marketable Securities maturing not more than 90 days after their acquisition.  In the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from an Asset Sale to purchase or otherwise invest in Replacement Assets, (1) the Company will deliver an Officer’s Certificate dated no more than 30 days prior to the date of the consummation of the relevant purchase or investment in Replacement Assets, certifying (i) that the purchase price for the Replacement Assets does not exceed the Fair Market Value of such Replacement Assets, (ii) compliance with the provisions of this Indenture with respect to the purchase of Replacement Assets, and (iii) requesting the release of such certified purchase price to the Company, the relevant Subsidiary Guarantor, or the seller of such Replacement Assets, free of the Lien of the Senior Note Collateral Documents, and (2) the Company will take such actions (and cause its Subsidiary Guarantors to take such actions), at the Company’s sole expense, as may be required to permit the Collateral Agent, pursuant to the applicable Senior Note Collateral Documents, to release such Net Proceeds, together with any interest or investment income thereon, from the Lien of the applicable Senior Note Collateral Documents and to ensure that the Collateral Agent (on behalf of the Holders of the Senior  Notes) has, from the date of such purchase or investment, a first-priority Lien on such Replacement Assets pursuant to the appropriate Senior Note Collateral Documents in accordance with Section 4.09 of this Indenture.

SECTION 4.15                                        TRANSACTIONS WITH AFFILIATES.

The Company will not, and will not permit any of its Restricted Subsidiaries to, in one or more related transactions, sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a)           such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(b)           the Company delivers to the Trustee:

(i)            with respect to any Affiliate Transaction involving aggregate consideration in excess of US$5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and has been approved by a majority of disinterested members of the Board of Directors; and

(ii)           with respect to any Affiliate Transaction involving aggregate consideration in excess of US$10.0 million, a written opinion as to the fairness of such Affiliate Transaction to the Company or Restricted Subsidiary involved in such Affiliate Transaction from a financial point of view issued by an internationally-recognized  investment banking firm; and

provided, that the following will be deemed not to be Affiliate Transactions:

(A)          transactions pursuant to any employment, consulting, stock option or stock purchase agreement entered into by the Company or any of its Restricted Subsidiaries, or any grant of stock, in the ordinary course of business that are approved by the Board of Directors;

(B)           transactions between or among the Company and its Restricted Subsidiaries;

(C)           transactions permitted by the provisions of the Indenture described above in Section 4.10;

(D)          Permitted Investments of a type referred to in clauses (i), (ii), (vi), (ix) and (x) of the definition of Permitted Investments; and

(E)           transactions specifically required to be undertaken under the Plan.

SECTION 4.16                                        LIENS.

Neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for Permitted Liens.

SECTION 4.17                                        LIMITATIONS ON SALE AND LEASEBACK TRANSACTIONS.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction; provided, that the Company or any Restricted Subsidiary of the Company may enter into any such transaction if (i) the Company or such Restricted Subsidiary would be permitted under Sections 4.12 and 4.16 hereof to incur secured Indebtedness in an amount equal to the Attributable Debt with respect to such transaction, (ii) the consideration received by the Company or such Restricted Subsidiary from such transaction is at least equal to the Fair Market Value of the property being transferred, and (iii) the Net Proceeds received by the Company or such Restricted Subsidiary from such transaction are applied in accordance with Section 4.14 hereof.

SECTION 4.18                                        CORPORATE EXISTENCE.

Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence as a corporation, and the corporate, partnership or other existence of any Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors will determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Senior Notes.

SECTION 4.19                                        BUSINESS ACTIVITIES.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any business other than the Telecommunications Business.

SECTION 4.20                                        MAINTENANCE OF CONSOLIDATED INTEREST COVERAGE RATIO. [RATIOS SUBJECT TO ADJUSTMENT AS CONTEMPLATED BY SECTION 1.1.106 OF THE PLAN]

The Company will not permit its Consolidated Interest Coverage Ratio to be less than the minimum ratio set forth below measured as of the end of each such four quarter period ending during the corresponding period set forth below:

For the 4 Quarter Period Ending	Minimum Ratio
[ ], 2008	3.20
[ ], 2009	3.25
[ ], 2010	3.50
[ ], 2011	3.50
[ ], 2012	3.60

[ ], 2013	3.55
[ ], 2014	3.40

SECTION 4.21                                        MAINTENANCE OF CONSOLIDATED FIXED CHARGE COVERAGE RATIO.  [RATIOS SUBJECT TO ADJUSTMENT AS CONTEMPLATED BY SECTION 1.1.106 OF THE PLAN]

The Company will not permit its Consolidated Fixed Charge Coverage Ratio to be less than the minimum ratio set forth below measured as of the end of each four quarter period ending during the corresponding period set forth below:

For the 4 Quarter Period Ending	Minimum Ratio
[ ], 2008	0.70
[ ], 2009	0.60
[ ], 2010	1.00
[ ], 2011	1.25
[ ], 2012	1.50
[ ], 2013	1.50
[ ], 2014	1.50

SECTION 4.22                                        PAYMENTS FOR CONSENT.

The Company will not, and will not permit any of its Affiliates to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Senior Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.23                                        SUBSIDIARIES.

The Company and its Restricted Subsidiaries will not own any interest in any Person unless such interest when purchased constituted a Permitted Investment or such Person is a Restricted Subsidiary.

SECTION 4.24                                        INSURANCE.

Parent (at any time it owns or has rights in any assets other than Equity Interests), the Company and its Restricted Subsidiaries will:

(1)           keep their properties adequately insured at all times by financially sound and reputable insurers;

(2)           maintain such insurance, to the extent commercially available, against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, coverage for acts of terrorism and public liability insurance against claims for personal injury or death or property damage occurring upon, in, or in connection with any Collateral or other assets owned or operated by them, in each case as is customary with companies in the same or similar businesses operating in the same jurisdictions; and

(3)           maintain such other insurance as may be required by applicable law.

Prior to the Issue Date and thereafter, upon the request of the Collateral Agent, Parent, the Company and each of their Restricted Subsidiaries will furnish to the Collateral Agent full information as to all property and liability insurance carried by it.  The Holders of the Senior Notes, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and its Restricted Subsidiaries and the Collateral Agent will be named as loss payee as its interest appears, with 30 days notice of cancellation or material change, on all property and casualty insurance policies of Parent, the Company and its Restricted Subsidiaries.

SECTION 4.25                                        NO IMPAIRMENT OF SECURITY INTERESTS

Subject to the provisions of Article 11 hereof, neither the Company, nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission could reasonably be expected to or would have the result of materially impairing the Liens and security interests with respect to the Collateral for the benefit of the Collateral Agent and the Holders of the Senior Notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority (or second-priority, as applicable) status of any Lien granted pursuant to the Collateral Documents.  The Company will cause each of its Restricted Subsidiaries to comply with its obligations under the Collateral Documents.

SECTION 4.26                                        PARENT OBLIGATIONS.

                Parent will cause the Company and all of its direct or indirect Subsidiaries to perform their respective Obligations, and to comply with each of the covenants applicable to each of them, under this Indenture and each other Senior Note Document.

ARTICLE 5

SUCCESSORS

SECTION 5.01                                        MERGER, CONSOLIDATION OR SALE OF ASSETS.

The Company will not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, Person or entity unless:

(a)           the Company is the surviving entity or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or the Dominican Republic;

(b)           the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Senior Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(c)           immediately after such transaction no Default or Event of Default exists;

(d)           the Company, or any entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable fiscal quarter (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), (A) could incur at least US$1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test described under Section 4.12 hereof and (B) would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

(e)           such transaction would not result in the loss, material impairment or adverse modification or amendment of any authorization, license, permit or franchise (governmental or otherwise) of the Company or its Restricted Subsidiaries that would have a material adverse effect on the business or operations of the Company and its Restricted Subsidiaries taken as a whole.

SECTION 5.02                                        SUCCESSOR CORPORATION SUBSTITUTED.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition is made will succeed to, and be substituted for (or that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company will refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person has been named as the Company, herein; provided, however, that the predecessor Company will not be relieved from the obligations to pay the principal of, premium, if any, and interest on the Senior Notes, except in the case of a sale of all of the Company’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01                                        EVENTS OF DEFAULT.

Each of the following constitutes an “Event of Default”:

(a)           default for thirty days in the payment when due of interest on the Senior Notes;

(b)           default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the Senior Notes;

(c)           failure by the Company to comply with the provisions described in Section 5.01;

(d)           failure by the Company or any of its Restricted Subsidiaries for thirty days after notice to comply with any of their other covenants in this Indenture, the Senior Notes or any other document related thereto;

(e)           default under any mortgage, pledge, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed, including, without limitation, this Indenture and the Senior Notes, by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

(i)            is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(ii)           results in the right of any holder of such Indebtedness to cause, or has resulted in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (i) and (ii) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of US$4.0 million or more;

(f)            failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of US$4.0 million) aggregating in excess of US4.0 million, which judgments are not paid, discharged or stayed within 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment will not be in effect;

(g)           termination or loss, for any reason, of the Dominican License, which termination or loss is not rescinded, reversed, restored or otherwise fully cured to the satisfaction of the Trustee within ten (10) Business Days following it’s occurrence

(h)           if the Parent, Company or any Restricted Subsidiary will be dissolved (other than a technical dissolution of a Subsidiary which is cured within sixty (60) days of notice thereof) or liquidated (or any judgment, order or decree therefor will be entered); or if a creditors’ committee will have been appointed for the business of the Parent, Company or any Restricted Subsidiary; or if the Parent, Company or any Restricted Subsidiary will have made a general assignment for the benefit of creditors or will have been adjudicated bankrupt and if not an adjudication based on a filing made by the Trustee, it will not have been dismissed within sixty (60) days, or will have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or will fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or will file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or will have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian will have been appointed for any of its property or assets (otherwise than upon application or consent of the Parent, Company or of any Restricted Subsidiary) and will not have been removed within sixty (60) days; or if an order will be entered approving any petition for reorganization of the Parent, Company or any Restricted Subsidiary and will not have been reversed or dismissed within sixty (60) days; or if the Parent, Company, any of the Restricted Subsidiaries or any of the creditors of the Parent, Company or any of Restricted Subsidiary initiates a mandatory Conciliation Proceeding; if the Parent, Company or any Restricted Subsidiary will take any action (corporate or other) authorizing or in furtherance any of the actions described above; or

(i)            any Senior Note Guarantee will be held in a judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect, or any Subsidiary Guarantor, or any person acting on behalf of any one or more Subsidiary Guarantors will deny or disaffirm its obligations under its Senior Notes Guarantee.

SECTION 6.02                                        ACCELERATION.

If any Event of Default occurs and is continuing with respect to this Indenture and the Senior Notes, the Trustee or the Holders of at least 25% of the aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.  Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest on the Senior Notes will be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from any of the events described in Section 6.01(h), or in the event the Company fails to make any payment when due under clauses (a) and (b) of Section 6.01, all outstanding Senior Notes will become due and payable without further action or notice.  Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in this Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the best interest of the Holders.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to Section 3.07 hereof, an equivalent premium will also become and be immediately due and payable upon the acceleration of the Senior Notes.

SECTION 6.03                                        OTHER REMEDIES.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy, to collect the payment of principal, premium, if any, and interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Senior Note in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04                                        WAIVER OF PAST DEFAULTS.

Holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may, on behalf of the Holders of all of the Senior Notes, waive any existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Senior Notes.  Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Indenture; but no such waiver will extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05                                        CONTROL BY MAJORITY.

Holders of a majority in principal amount of the then outstanding Senior Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with the law or this Indenture that the Trustee, in its sole discretion, determines may be unduly prejudicial to the rights of other Holders of Senior Notes or that may involve the Trustee in personal liability.

SECTION 6.06                                        LIMITATION ON SUITS.

No Holder of a Senior Note will have any right to institute any proceeding with respect to this Indenture or the Senior Notes or for any remedy thereunder, unless:

(a)           the Holder of a Senior Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Senior Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder of a Senior Note or Holders of Senior Notes provide to the Trustee, if requested, indemnity satisfactory to the Trustee against any loss, liability or expense; and

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and, if requested, the provision of indemnity.

Otherwise, no Holder of any Senior Note will have any right to institute any proceeding with respect to this Indenture or the Senior Notes or for any remedy thereunder, except the institution of any proceedings with respect to this Indenture or the Senior Notes or any remedy thereunder, including without limitation acceleration, by the Holders of a majority in principal amount of the then outstanding Senior Notes; provided that, upon institution of any proceeding or exercise of any remedy such Holders provide the Trustee with prompt written notice thereof.

A Holder of a Senior Note may not use this Indenture to prejudice the rights of another Holder of a Senior Note or to obtain a preference or priority over another Holder of a Senior Note.

SECTION 6.07                                        RIGHTS OF HOLDERS OF SENIOR NOTES TO RECEIVE PAYMENT.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Senior Note to receive payment of principal, premium, if any, and interest on the Senior Note, on or after the respective due dates expressed in the Senior Note, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of the Holder of the Senior Note.

SECTION 6.08                                        COLLECTION SUIT BY TRUSTEE.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Senior Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as will be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09                                        TRUSTEE MAY FILE PROOFS OF CLAIM.

Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Senior Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Senior Notes), the Company’s creditors or the Company’s property and will be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of a Senior Note to make such payments to the Trustee, and in the event that the Trustee will consent to the making of such payments directly to the Holders of the Senior Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Senior Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing contained herein will be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of a Senior Note any plan of reorganization, arrangement, adjustment or composition affecting the Senior Notes or the rights of any Holder of a Senior Note thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of a Senior Note in any such proceeding.

SECTION 6.10                                        PRIORITIES.

If the Trustee collects any money pursuant to this Article 6, it will pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection,

Second:  (i) first to Holders of Senior Notes, for amounts due and unpaid on such Senior Notes for interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for interest, and (ii) second, to the extent any other monies are available, to Holders of all Senior Notes for amounts due and unpaid on all such Senior Notes for principal and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Senior Notes for principal and premium; and

Third:  to the Company or to such party as a court of competent jurisdiction will direct.

The Trustee may fix a record date and payment date for any such payment to Holders of Senior Notes.

SECTION 6.11                                        UNDERTAKING OF COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assets reasonable costs, including reasonable attorney’s fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Senior Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Senior Notes.

SECTION 6.12                                        WAIVER OF CAUTIO JUDICATUM SOLVI.

In the event that the Trustee or any Holder will institute any suit, action or other proceeding against the Company or any Restricted Subsidiary in a court of competent jurisdiction in the Dominican Republic with respect to this Indenture and the Senior Notes (including, without limitation, any proceeding in aid of the execution of a judgment), the Company and the Subsidiary Guarantors hereby irrevocably waive any requirement that the Trustee or any such Holder post a litigation bond as contemplated by Article 16 of the Civil

Code of the Dominican Republic (Código Civil de la República Dominicana) and Articles 166 and 167 of the Civil Procedure Code of the Dominican Republic (Código de Procedimineto Civil de la República Dominicana).  The foregoing waiver by the Company and its Restricted Subsidiaries is based on the acknowledgment by the Company and its Restricted Subsidiaries of the financial capacity of the Trustee and the Holders to respond for any damages or costs arising from any such suit, action or other proceeding, as well as on the acknowledgment by the Company and its Restricted Subsidiaries that it is a right of every Person (regardless of nationality) under the Constitution of the Dominican Republic (Constitución de la Republica Dominicana) to protect and enforce its rights by resort to the courts of the Dominican Republic.

ARTICLE 7

TRUSTEE

SECTION 7.01                                        DUTIES OF TRUSTEE.

(a)           If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)           No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders of Senior Notes, unless such Holder will have provided to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02                                        RIGHTS OF TRUSTEE.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee will not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders will have provided to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           The Trustee will not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice refers to the Senior Notes or this Indenture

SECTION 7.03                                        INDIVIDUAL RIGHTS OF TRUSTEE.

The Trustee in its individual or any other capacity may become the owner or pledgee of Senior Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if this Indenture is qualified under the Trust Indenture Act) or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04                                        TRUSTEE’S DISCLAIMER.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Senior Notes, it will not be accountable for the Company’s use of the proceeds from the Senior Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Senior Notes or any other document in connection with the sale of the Senior Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05                                        NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will mail to Holders of Senior Notes a notice of the Default or Event of Default within 60 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Senior Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the best interests of the Holders of the Senior Notes.

SECTION 7.06                                        REPORTS BY TRUSTEE TO HOLDERS OF THE SENIOR NOTES.

Within 60 days after each May 15th beginning with the May 15th following the date of this Indenture, the Trustee will mail to the Holders of the Senior Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also will comply, with TIA § 313(b)(2).  The Trustee will also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Senior Notes will be mailed to the Company and (but only if this Indenture is then qualified under the TIA) filed with the Commission and each stock exchange on which the Senior Notes are listed, if any.  The Company will promptly notify the Trustee when the Senior Notes are listed on any stock exchange.

SECTION 7.07                                        COMPENSATION AND INDEMNITY.

The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder.  The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust.  The Company will reimburse the Trustee promptly upon written request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, except any such loss, liability or expense as may be attributable to the negligence or bad faith of the Trustee.  The Trustee will notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company will not relieve the Company of its obligations hereunder.  The Company will defend the claim and the Trustee will cooperate in the defense.  The Trustee, in its sole discretion, may elect to have separate counsel selected by it and the Company will pay the reasonable fees and expenses of such counsel.  The Company need not pay for any settlement made without its written consent, which consent will not be unreasonably withheld.

The obligations of the Company under this Section 7.07 will survive the satisfaction and discharge of this Indenture.

To secure the Company payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Senior Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Senior Notes.  Such Lien will survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) or (h) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08                                        REPLACEMENT OF TRUSTEE.

A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of Senior Notes of a majority in principal amount of the then outstanding Senior Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a Custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Senior Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of Senior Notes of at least 10% in principal amount of the then outstanding Senior Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee after written request by any Holder of a Senior Note who has been a Holder of a Senior Note for at least six months fails to comply with Section 7.10 hereof, such Holder of a Senior Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders of the Senior Notes.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

SECTION 7.09                                        SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act will be the successor Trustee.

SECTION 7.10                                        ELIGIBILITY; DISQUALIFICATION.

There will at all times be a Trustee hereunder which will be a corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power will be subject to supervision or examination by federal or state authority and will have a combined capital and surplus of at least US$25.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

SECTION 7.11                                        PREFERENTIAL COLLECTION OF CLAIMS AGAINST COMPANY.

The Trustee is subject to TIA § 311 (a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed will be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01                                        OPTION TO EFFECT LEGAL DEFEASANCE OR COVENANT DEFEASANCE.

The Company may, at the option of the Board of Directors, evidenced by a resolution set forth in an Officers’ Certificate and at any time, with respect to the Senior Notes, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Senior Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02                                        LEGAL DEFEASANCE AND DISCHARGE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company will be deemed to have been discharged from its obligations with respect to all outstanding Senior Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under such Senior Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, will execute proper instruments acknowledging the same), except for the following which will survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Senior Notes to receive from the trust described below payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due, or on the redemption date, as the case may be; (b) the Company’s obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trust, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and (d) the legal defeasance provisions of this Indenture.

SECTION 8.03                                        COVENANT DEFEASANCE.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company will be released from its obligations under the covenants contained in Sections 4.05, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.23, 4.24, and 4.25 hereof and Article 5 hereof with respect to the outstanding Senior Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Senior Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Senior Notes will not be deemed outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Senior Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Sections 6.01(c), (d), (e) or (f) hereof but, except as specified above, the remainder of this Indenture and such Senior Notes will be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, Sections 6.01(g) through 6.01(h) hereof will not constitute Events of Default.

SECTION 8.04                                        CONDITIONS TO LEGAL OR COVENANT DEFEASANCE.

The following will be the conditions to the application of either Section 8.02 or Section 8.03 hereof to the outstanding Senior Notes:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the written opinion, delivered to the Trustee, of a United States nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on, the outstanding Senior Notes, on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on, in respect of the outstanding Senior Notes;

(b)           in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(c)           in the case of covenant defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d)           no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(e)           such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f)            the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g)           the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h)           the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

SECTION 8.05                                        DEPOSITED MONEY AND GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Senior Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Senior Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Senior Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money and Government Securities (including any proceeds thereof) need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Senior Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a United States nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06                                        REPAYMENT TO COMPANY.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Senior Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will be paid to the Company on its written request or (if then held by the Company) will be discharged from such trust; and the Holder of such Senior Note will thereafter, as a creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.07                                        REINSTATEMENT.

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Senior Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Senior Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Senior Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01                                        WITHOUT CONSENT OF HOLDERS OF SENIOR NOTES.

Notwithstanding Section 9.02 hereof, the Company and the Trustee may amend or supplement this Indenture or the Senior Notes without the consent of any Holder of a Senior Note:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(c)           to provide for the assumption of the Company’s obligations to Holders of the Senior Notes in the case of a merger or consolidation;

(d)           to make any change that would provide any additional rights or benefits to the Holders of the Senior Notes or that does not adversely affect the legal rights under this Indenture of any such Holder;

(e)           to add any Senior Note Guarantees, including by any Subsidiary Guarantors, or to secure the Senior Notes; or

(f)            to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA.

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture which affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02                                        WITH CONSENT OF HOLDERS OF SENIOR NOTES.

(a)           The Company and the Trustee may amend or supplement this Indenture or the Senior Notes or any amended or supplemental Indenture with the written consent of the Holders of Senior Notes of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes), and any existing Default and its consequences or compliance with any provision of this Indenture, the Senior Notes or any document related thereto may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes); provided, however, that any waiver or amendment of Sections 4.11 through 4.26 of this Indenture will require the written consent of at least two-thirds of the aggregate principal amount of the Senior Notes then outstanding.

(b)           Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Senior Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

(c)           It will not be necessary for the consent of the Holders of Senior Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance thereof.

(d)           After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Senior Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Senior Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Senior Notes.  However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder):

(i)            reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)           reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes;

(iii)          reduce the rate of or change the time for payment of interest on any Senior Notes;

(iv)          waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on, the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration);

(v)           make any Senior Note payable in money other than that stated in the Senior Notes;

(vi)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of, premium, if any, or interest on, the Senior Notes;

(vii)         waive a redemption payment with respect to any Senior Note; or

(viii)        make any change in the foregoing amendment and waiver provisions.

SECTION 9.03                                        COMPLIANCE WITH TRUST INDENTURE ACT.

Every amendment or supplement to this Indenture or the Senior Notes will be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

SECTION 9.04                                        REVOCATION AND EFFECT OF CONSENTS.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Senior Note is a continuing consent by the Holder of a Senior Note and every subsequent Holder of a Senior Note or portion of a Senior Note that evidences the same debt as the consenting Holder’s Senior Note, even if notation of the consent is not made on any Senior Note.  However, any such Holder of a Senior Note or subsequent Holder of a Senior Note may revoke the consent as to its Senior Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of a Senior Note.

The Company may fix a record date for determining which Holders of the Senior Notes must consent to such amendment, supplement or waiver.  If the Company fixes a record date, the record date will be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders of Senior Notes furnished to the Trustee prior to such solicitation pursuant to Section 2.05 hereof or (ii) such other date as the Company will designate.

SECTION 9.05                                        NOTATION ON OR EXCHANGE OF SENIOR NOTES.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Senior Note thereafter authenticated.  The Company in exchange for all Senior Notes may issue and the Trustee will authenticate new Senior Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Senior Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06                                        TRUSTEE TO SIGN AMENDMENTS, ETC.

The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment or supplemental Indenture until the Board of Directors approves it.

ARTICLE 10

GUARANTEES

SECTION 10.01                                 GUARANTEES.

The Guarantors each hereby irrevocably and unconditionally guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of the principal of, premium, if any, and interest on the Senior Notes, whether at stated maturity, by acceleration, by redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Senior Notes, and the due and punctual performance of all other Senior Note Obligations of the Company to the Holders or the Trustee, (b) in case of any extension of time of payment or renewal of any Senior Notes or any such other Senior Note Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise, and (c) the payment of any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under the Senior Notes Guarantee.  Each Guarantor further agrees that its obligations hereunder may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any such obligation.

Each Guarantor hereby agrees that its obligations with regard to its Senior Notes Guarantee will be joint and several, unconditional, irrespective of the validity or enforceability of the Senior Notes or the Senior Note Obligations, the absence of any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor further, to the fullest extent permitted by applicable law, waives presentation to, demand of, payment from and protest to the Company of any of the obligations and also waives notice of protest for nonpayment.  Each Guarantor waives notice of any default under the Senior Notes or any Senior Note Obligation.  The obligations of each Guarantor hereunder will not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under this Indenture, the Senior Notes or any other Senior Note Documents or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Senior Note Documents or any other agreement; (4) the release of any security held by any Holder or the Collateral Agent for the Senior Note Obligations or any of them; (5) the failure of any Holder or the Collateral Agent to exercise any right or remedy against any other guarantor of the obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Subsidiary Guarantor.

Each Guarantor further agrees that its Senior Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the obligations.

Except as expressly set forth in Sections 8.02 and 10.06, the Obligations of each Guarantor hereunder will not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and will not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Senior Note Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor herein will not be discharged or impaired or otherwise affected by the failure of any Holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any remedy under this Indenture, the Senior Notes, any Senior Note Documents or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Senior Note Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Senior Note Guarantee herein will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Senior Note Obligation or Senior Note Guarantee’s obligations is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company, any Guarantor or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Senior Note Obligation when and as the same will become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such obligations, (B) accrued and unpaid interest on such obligations (but only to the extent not prohibited by law) and (C) all other monetary obligations of the Company to the Holders and/or the Trustee.

Each Guarantor agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Senior Note Obligations Guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of such Guarantor’s Senior Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section.

SECTION 10.02                                 LIMITATION OF LIABILITY.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Senior Note Obligations guaranteed hereunder by any Guarantor will not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03                                 SUCCESSORS AND ASSIGNS.

This Article 10 will be binding upon each Guarantor and its successors and assigns and will enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Senior Notes will automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04                                 NO WAIVER.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 will operate as a waiver thereof, nor will a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05                                 MODIFICATION.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, will in any event be effective unless the same will be in writing and signed by the Trustee, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Guarantor in any case will entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06                                 RELEASE.

A Guarantor will be released from its obligations under this Article 10 (other than any obligation that will have arisen under Section 10.07):

(a)           upon the sale or disposition of a Guarantor (as an entirety)(whether by way of merger, consolidation, sale or other disposition of all of the assets of such Guarantor, sale or other disposition of all of the Equity Interests of such Guarantor or otherwise) other than a transaction that constitutes a sale of all or substantially all of the assts of the Company so as to trigger a Change of Control, to a Person that is not (either before or after giving effect to such transactions) Parent, the Company or a Guarantor; and provided that the Excess Asset Sale Proceeds of such sale or other disposition are applied in accordance with the provisions of Section 4.14; or

(b)           upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(c)           upon defeasance of the Senior Notes.

provided, however, that in the case of clause (a) above, such sale or other disposition is made to a Person other than the Company or an Affiliate.  At the request of the Company, the Trustee will execute and deliver an appropriate instrument evidencing such release.  Any Guarantor not released from its obligations under its Senior Note Guarantee will remain liable for the full amount of principal of and interest on the Senior Notes, all of the Senior Notes Obligations and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

SECTION 10.07                                 CONTRIBUTION.

Each Guarantor that makes a payment under its Senior Note Guarantee will be entitled upon payment in full of all guarantied obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11

COLLATERAL AND SECURITY

SECTION 11.01                                 COLLATERAL DOCUMENTS

Subject to the effect and provisions of Section 11.02 hereof, the due and punctual payment of the principal of and interest on the Senior Notes when and as the same will be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Senior Notes and full payment and performance of all other Senior Note Obligations of Parent, the Company and the Subsidiary Guarantors to the Holders of the Senior Notes, the Trustee and/or the Collateral Agent under this Indenture, the Senior Notes and the Subsidiary Guarantees, according to the terms hereunder or thereunder, will be secured by first priority (or second-priority) Liens (as the case may be) on any and all Collateral to the full extent such Liens may be created and perfected pursuant to applicable laws and regulations, in each case as required by Sections 2.14 and 4.09 hereof and as provided in the Senior Note Collateral Documents which Parent, the Company and the Subsidiary Guarantors will enter into on the Issue Date, together with such changes as may be reasonably necessary to accurately reflect the Collateral referred to therein. Each of Parent, the Company and each Guarantor hereby agrees to use its best efforts to cause such Liens on any Collateral in which it has rights to be created and perfected on the Issue Date to the full extent practicable and permissible under applicable law, subject to the terms and qualifications set forth in Sections 2.14 and 11.02 hereof.  Each Holder authorizes the Trustee to initially act as Collateral Agent for the Holders under the Senior Note Collateral Documents. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and the terms of this Indenture and authorizes and directs the Collateral Agent to enter into the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Parent, the Company and the Subsidiary Guarantors each hereby agree to deliver to the Collateral Agent copies of all documents executed pursuant to this Indenture or the Senior Note Collateral Documents and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Senior Note Collateral Documents, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated hereby, by the Senior Note Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Senior Note Obligations secured hereby, according to the intent and purposes herein expressed.

SECTION 11.02                                 CERTAIN ACTIONS RELATING TO LIEN CREATION AND PERFECTION AND CONDITIONAL ASSIGNMENTS

(a)           Except as otherwise provided in this Section 11.02, each Pledgor shall, at its own expense, take all reasonable actions that are requested by the Trustee or the Collateral Agent, as required to create, establish, perfect and/or maintain perfected and continuing Liens in and on (and as applicable, conditional assignments with respect to) all of the Collateral, to the full extent practicable and permissable under applicable laws and regulations, in favor of the Collateral Agent for the benefit of the Holders of the Senior Notes, to secure the full and timely payment and performance of all of the Senior Note Obligations, superior to and prior to the rights of all third Persons, except for holders of Priority Lien Obligations, and subject to no Liens other than Permitted Liens. Without limiting the generality of the foregoing or any other subsection of this Section 11.02, on or before the Issue Date, and at any time, and from time to time thereafter, each Pledgor will (subject to the terms and qualifications set forth in Section 2.14 hereof), execute, enter into and deliver to the Collateral Agent for filing, recordation or registration, and/or file, record, register or cause to be filed, recorded or registered, if requested to do so by the Collateral Agent, any and all financing statements, continuation statements, fixture filings, Mortgages, Senior Note Pledge Agreements, Senior Note Stock Pledge Agreements, and other Senior Note Collateral Documents, and take all other actions necessary in the opinion of the Collateral Agent and its counsel in order to create, attach, establish, perfect, and maintain the perfection and intended priority of all of the Liens and conditional assignments on each item of Collateral (including any Additional Collateral) required under this Indenture and purported to be created, attached, perfected and otherwise provided for in the Senior Note Collateral Documents. Notwithstanding any other provision of the Senior Note Documents, the Pledgors shall be required to take all applicable actions set forth in subsections (b) through (m) of Section 11.02 and any other obligation of the Pledgors contained in the Senior Note Documents relating to the creation, grant, perfection and validity of the Liens and security interests contemplated thereby.  The parties hereto further acknowledge and agree that any conditional assignments granted pursuant to laws of the Dominican Republic do not create a security interest under such laws.

(b)           On or before the Issue Date, each Pledgor will (1) provide the Collateral Agent with a complete and accurate schedule of each of its account debtors (including the name, address and account number(s) for each such account debtor, that, as at                           , 2008, accounted for at least $10,000 in Receivables (the “Initial Material Receivables Schedule”), (2) execute and deliver to the Collateral Agent such documents as counsel to the Collateral Agent deems necessary to create, attach and perfect a conditional assignment of the Receivables listed on the Initial Material Receivables Schedule (the “Conditional Assignments of Receivables”); provided, however, that such Conditional Assignments of Receivables will provide that the Collateral Agent will not be permitted to deliver any such Conditional Assignment of Receivables or notice thereof to any covered account debtor unless, and until, an Event of Default under Section 6.01 (a), (b) or (h) shall have occurred and be continuing or the Senior Notes shall have been declared due and payable pursuant to Section 6.02 hereof, and (3) deliver an Officer’s Certificate affirming the accuracy and completeness of the information set forth in the Initial Material Receivables Schedule.  On January 15th and July 15th of each year during the term of the Senior Notes, each Pledgor will (1) deliver to the Collateral Agent with a supplemental Material Receivables Schedule (each, a “Supplemental Material Receivables Schedule”) as at the immediately preceding December 31st and June 30th, (ii) execute and deliver to the Collateral Agent additional Conditional Assignments of Receivables with respect to each account debtor listed on each such Supplemental Material Receivables Schedule as to which no Conditional Assignment of Receivables is in effect, and (iii) deliver an Officer’s

Certificate to the Collateral Agent affirming the accuracy and completeness of the information set forth in the Supplemental Material Receivables Schedule delivered on such date.

(c)           On or before the Issue Date, each Pledgor will (1) provide the Collateral Agent with a complete and accurate schedule of each of its deposit and securities accounts maintained outside the United States of America (“Foreign Bank Accounts”) (including the name and address of the bank or securities intermediary at which such account is maintained, as well as the account number(s) and description of each such Foreign Bank Account) in existence as of the Issue Date (the “Initial Foreign Bank Account Schedule”), (2) execute and deliver to the Collateral Agent such documents as counsel to the Collateral Agent deems necessary to create, attach and perfect a conditional assignment of each Foreign Bank Account listed on the Initial Foreign Bank Account Schedule (the “Conditional Assignments of Bank Accounts”); provided, however, that such Conditional Assignments of Bank Accounts will provide that the Collateral Agent will not be permitted to deliver any such Conditional Assignment of Bank Accounts or notice thereof to any bank or securities intermediary maintaining such accounts unless, and until, an Event of Default under Section 6.01 (a), (b) or (h) shall have occurred and be continuing or the Senior Notes shall have been declared due and payable pursuant to Section 6.02 hereof, and (3) deliver an Officer’s Certificate affirming the accuracy and completeness of the information set forth in the Initial Foreign Bank Accounts Schedule.  No Pledgor shall open any Foreign Bank Account without concurrently permitting the Collateral Agent to create a conditional assignment with respect to such Foreign Bank Account by entering into a Conditional Assignment of Bank Account as to such Foreign Bank Account.  Furthermore, no Pledgor shall direct or permit any Receivables or other monies owed or due to it to be deposited or credited to any Foreign Bank Account that is not subject to an executed Conditional Assignment of Bank Account.

(d)           On or before the Issue Date, each Pledgor organized in the Dominican Republic or any other foreign jurisdiction in which a non-possessory Lien may be created, attached and/or perfected by the execution and filing of a Senior Note Pledge Agreement (or a similar agreement) will: (1) execute and deliver to the Collateral Agent one or more Senior Note Pledge Agreements, (2) attach to each such Senior Note Pledge Agreement, a schedule (i) listing each item of equipment (including switches, computers, and other telecommunications equipment) owned by such Pledgor having, individually, a net book value equal to or exceeding US$10,000 (and covering equipment representing not less than 95% of the net book value of such Pledgor’s equipment), and including with respect to such items of equipment such identifying information as the Pledgor is able to ascertain after exercising its best efforts in conducting due diligence and investigation with respect to such items of equipment (including, as applicable and discernable, the type of asset, the manufacturer, the model number, and other information necessary to make the description of that item sufficient for purposes of perfecting a Lien therein), (ii) listing each motor vehicle owned by such Pledgor and including such identifying information with respect to such motor vehicles (including manufacturer, model, color, registry number (matricula or similar document), vehicle identification number, etc.) as may be available to such Pledgor after exercising best efforts in conducting due inquiry and investigation, it being understood that the Collateral Agent may also, in the exercise of its discretion, make any other filing in any public office or take any other action to establish or perfect a security interest in such Pledgor’s motor vehicles or to enhance Pledgor’s obligations under the Senior Note Pledge Agreement, including by the filing of a transfer opposition with the corresponding public office, (iii) describing such

Pledgor’s inventory, and (iv) describing all other equipment (and other personal property not otherwise being subjected to a Lien in favor of the Collateral Agent pursuant to the provisions of this Section 11.02) owned by such Pledgor, with such level of identifying information as is appropriate with respect to the specific types of personal property so listed as the Company can ascertain exercising commercially reasonable efforts in its conduct of due inquiry and investigation, and (3) facilitate and cooperate with the Collateral Agent in the filing of such Senior Note Pledge Agreements with the office of the Justice of the Peace for the jurisdiction of the principal office of the relevant Pledgor (and shall make such other filings in other jurisdictions in accordance with applicable law).  Each Pledgor owning any motor vehicles will also provide the Collateral Agent with a copy of the certificate of title (matricula) for each of its motor vehicles.

(e)           On or before the Issue Date, each Pledgor holding any interest in real property, shall execute and deliver to the Collateral Agent a Mortgage in form and substance sufficient for recordation and satisfactory in all respects to the Collateral Agent and its counsel. Each such Mortgage shall have attached to it a complete and accurate schedule of all real property interests as to which such Pledgor holds a certificate of title.  Such schedule shall describe each such real property interest in a manner sufficient for recordation at the title registry of the relevant jurisdictions in which such real estate is located, and also shall have attached the corresponding certificate of title (Certificade de Titulo, Duplicado del Dueño) relating to each parcel of real property.  To the extent that a Pledgor holds an interest in or right with respect to real property that is not evidenced by a certificate of title, such Pledgor shall cooperate with the Collateral Agent to create and perfect a first-priority Lien therein to the extent practicable and permissible under applicable law pursuant to such Senior Note Collateral Document(s) as deemed appropriate by counsel to the Collateral Agent.

(f)            On or before the Issue Date, each Pledgor owning or holding any rights (via contract or otherwise) with regard to any sub-sea cable rights of use shall, to the extent that a Lien may be created or perfected thereby, execute and file with such international registry as may exist for the filing of security interests in sub-sea cables, such documents as may be reasonably necessary to create or perfect a first-priority Lien thereby.

(g)           On or before the Issue Date, each Pledgor owning or holding any rights with regard to any Equity Interests in the Company or any other Subsidiary Guarantor, shall (i) execute and deliver to the Collateral Agent a Senior Note Stock Pledge Agreement with respect to such Equity Interests, (ii) deliver any and all certificates representing such Equity Interests together with any indorsements or separate stock powers reasonably necessary for the transfer of such Equity Interests to the Collateral Agent or its designee on the books of the subject Person, and take such other actions, and execute such other documents and certificates, as are reasonably necessary for the creation and perfection of a first-priority Lien on such Equity Interests under applicable law.  In connection with any such pledge of an Equity Interest, the Company and each Restricted Subsidiary Person whose Equity Interests are being pledged shall record such pledge in its books and records and shall promptly issue a certificate confirming the recordation of such pledge in its books to the Collateral Agent.

(h)           On or before the Issue Date, each Pledgor organized in the Dominican Republic shall enter into a pledge on any intellectual property rights or interests owned by such Pledgor and facilitate and cooperate with the Collateral Agent in the filing of such pledge with the Intellectual Property Department of the Dominican Republic (ONAPI).  Each Pledgor shall also take such action and cooperate with the Collateral Agent in facilitating any filings required to register or note the granting of any such Lien in any other filing office, including without limitation, the United States Patent and Trademark Office and similar foreign offices, in each case as applicable.

(i)            On the Issue Date or within five (5) Business Days thereafter, each applicable Pledgor organized in the Dominican Republic shall enter into and file with Indotel a pledge of the Dominican License to the extent of its rights therein.

(j)            On or before the Issue Date, each applicable Pledgor shall execute and deliver to the Collateral Agent control agreements with the relevant banks and securities intermediaries sufficient to perfect for purposes of Section 9-314 of the New York UCC a first-priority Lien in all those deposit accounts and securities accounts maintained by such Pledgor in the United States.  No Pledgor will open or establish a deposit or securities account in the United States that is not subject (upon its establishment) to a first-priority Lien, perfected by control, in favor of the Collateral Agent.

(k)           On or before the Issue Date, each pledgor shall execute and deliver to the Collateral Agent an all-assets security agreement governed by New York  Law in form and substance satisfactory to the Collateral Agent, pursuant to which it will grant a Lien (in such priority as is required under Section 2.14 hereof) with respect to all of its personal property assets and rights of any type or nature, including, without limitation, sub-sea cable rights of use.

(l)            On or before the Issue Date, each Pledgor shall complete and file UCC-1 financing statements covering personal property assets or rights of any type or nature, including, without limitation, sub-sea cable rights of use, as to which a Lien may be perfected by the filing of a financing statement with a specified filing office in the jurisdiction where a relevant debtor is deemed “located” (as determined under Section 9-307 of the New York UCC).

(m)          To the extent that the granting, attachment and/or perfection of any Lien (or the creation of a conditional assignment) on any asset, right or interest held at any time by any Pledgor as otherwise required hereunder or under any Senior Note Collateral Document requires the consent of a third party, including any governmental agency, or would under the terms of any subject license, contract or permit (including, without limitation, the Dominican License), result in a breach of the terms of, or constitute a default under, such license, contract or permit (other than, in each case, to the extent that any such term(s) would be rendered ineffective pursuant to the Uniform Commercial Code (to the extent that the Uniform Commercial Code governs the rights of the parties, or would otherwise be effective under applicable foreign law to override the effect of the terms of such license, contract, concession, permit, law or regulation) or any other applicable law (including any Bankruptcy Law) or principles of equity), after consultation and cooperation with the Collateral Agent, each Pledgor will use its best efforts to obtain such consent, provided, further, that the failure to obtain any such consent after exhaustion of such best efforts, and any resultant failure to grant to the Collateral Agent (for the benefit of the Holders of the Senior Notes) a perfected first-priority Lien or conditional assignment, as applicable, on any such Unencumbered Asset under applicable law (which in the case of any such license, contract, concession or permit governed by a law other than that of a state or possession of the United States of America, shall be deemed to be such other governing law), in favor of the Collateral Agent will not constitute a Default or Event of Default hereunder or under any related Senior Note Collateral Document.

SECTION 11.03                                 RECORDING OF OPINIONS.

Parent, the Company and the Subsidiary Guarantors will furnish to the Trustee no later than December 31st in each year beginning with December 31, 2008, an Opinion of Counsel, dated as of such date, either:

(a)           stating that, in the opinion of such counsel, action has been taken, consistent with Section 11.02 above, with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements, mortgages, pledges or other instruments of further assurance as is necessary to maintain the Lien of the Senior Note Collateral Documents and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given,

(b)           stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary, consistent with Section 11.02 above, as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Senior Note Collateral Documents with respect to the security interest in the Collateral; or

(c)           stating that, in the opinion of such counsel, consistent with Section 11.02 above, no such action is necessary to maintain such Lien.

Parent and the Company will otherwise comply with the provisions of TIA §314(b).

SECTION 11.04                                 RELEASES OF COLLATERAL.

(a)           Subject to subsections (b), (c) and (d) of this Section 11.03 and the Credit Suisse Intercreditor Agreement, Collateral will be released from the Lien and security interest created by the Senior Note Collateral Documents at any time or from time to time when sold or disposed of in accordance with the provisions of this Indenture, the Senior Note Collateral Documents, the Credit Suisse Intercreditor Agreement or as otherwise provided hereby.  In addition, subject to the terms of the Credit Suisse Intercreditor Agreement, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent under the Indenture have been met, then (at the sole cost and expense of the Company) the Collateral Agent will release (or cause to be released) Senior Note Collateral that is sold, conveyed or disposed of in compliance with the provisions of this Indenture; provided, that if such sale, conveyance or disposition constitutes (or is deemed to be) an Asset Sale, the Company will apply the Net Proceeds in compliance with Section 4.14. Notwithstanding the foregoing sentence, the Company will not be required to provide the Collateral Agent with an Officer’s Certificate as a condition to the sale or disposition of any item of Collateral in accordance with the terms hereof, which sale or disposition does not constitute an Asset Sale (pursuant to the definition of such term).  Upon receipt of such Officers’ Certificate the Collateral Agent will promptly execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Senior Note Collateral Documents or the Credit Suisse Intercreditor Agreement.

(b)           No Collateral may be released from the Lien and security interest created by the Senior Note Collateral Documents pursuant to the provisions of the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement unless the certificate required by this Section 11.03 has been delivered to the Collateral Agent.

(c)           At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Senior Notes has been accelerated (whether by declaration or otherwise) and the Trustee will have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement will be effective as against the Holders.

(d)           The release of any Senior Note Collateral from the terms of this Indenture, the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Senior Note Collateral is released pursuant to the terms of the Senior Note Collateral Documents, this Indenture and the Credit Suisse Intercreditor Agreement. To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Senior Note Collateral Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Senior Note Collateral Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

SECTION 11.05                                 CERTIFICATES OF THE COMPANY.

(a)           The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Senior Note Collateral pursuant to the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement:

(1)           all documents required by TIA §314(d) to the extent applicable to such release of Senior Note Collateral; and

(2)           an Opinion of Counsel, which may be rendered by internal counsel to the Company to the effect that such accompanying documents constitute all documents required by TIA §314(d).

(b)           The Trustee, to the extent permitted by Article 7 hereof, and the Collateral Agent may accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

(c)           Notwithstanding anything to the contrary in this Section 11.04, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of releases of Collateral or the SEC will not take any action against the Company for failure to comply with, or that the Company is exempt from, all or any portion of TIA §314(d).

SECTION 11.06                                 CERTIFICATES OF THE TRUSTEE.

In the event that the Company wishes to release Senior Note Collateral in accordance with the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement and has delivered the certificates and documents required by the Senior Note Collateral Documents, the Credit Suisse Intercreditor Agreement and Sections 11.03 and 11.04 hereof, the Trustee will determine whether it has received all documentation required by TIA §314(d) in connection with such release.

SECTION 11.07                                 AUTHORIZATION OF ACTIONS TO BE TAKEN BY THE TRUSTEE AND THE COLLATERAL AGENT UNDER THE SENIOR NOTE COLLATERAL DOCUMENTS.

Subject to the provisions of Sections 7.01 and 7.02 hereof, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a)           enforce any of the terms of the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement; and

(b)           collect and receive any and all amounts payable in respect of the Senior Note Obligations of Parent, the Company and the Subsidiary Guarantors hereunder and under the Senior Notes and the Subsidiary Guarantees.

The Collateral Agent will have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Senior Note Collateral by any acts that may be unlawful or in violation of the Senior Note Collateral Documents, this Indenture or the Credit Suisse Intercreditor Agreement, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Senior Note Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of, or compliance with, any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Collateral Agent).

SECTION 11.08                                 AUTHORIZATION OF RECEIPT OF FUNDS BY THE COLLATERAL AGENT UNDER THE SENIOR NOTE COLLATERAL DOCUMENTS.

The Collateral Agent is authorized to receive any funds for the benefit of the Holders distributed under the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Senior Note Collateral Documents and the Credit Suisse Intercreditor Agreement.

SECTION 11.09                                 TERMINATION OF LIENS UPON REPAYMENT OR DISCHARGE.

Subject to the Credit Suisse Intercreditor Agreement, upon the full and final payment and performance of all Senior Note Obligations of Parent, the Company and the Subsidiary Guarantors under this Indenture, the Senior Notes and the Subsidiary Guarantees or in connection with the discharge of all Obligations under the Senior Notes, the Subsidiary Guarantees and this Indenture as described under Article 8 and Article 12 (including a release of Guarantees under Section 10.05 hereunder or designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Indenture), the Trustee will, at the request of the Company, deliver an Officers’ Certificate to the Collateral Agent stating that such Senior Note Obligations have been paid in full or discharged, as the case may be, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Senior Note Collateral Documents.

SECTION 11.10                                 CONFLICTS BETWEEN INDENTURE AND SENIOR NOTE COLLATERAL DOCUMENTS.

If any conflict or inconsistency exists between this Indenture and any of the Senior Note Collateral Documents, this Indenture will govern; provided, however, that to the extent a Collateral Document is governed by a law other than the internal laws of the State of New York, this Indenture will not require that the internal laws of the State of New York govern such Collateral Document.

ARTICLE 12

SATISFACTION AND DISCHARGE

SECTION 12.01                                 SATISFACTION AND DISCHARGE.

This Indenture will be discharged and will cease to be of further effect as to all Senior Notes and Guarantees issued hereunder, when either:

(a)           all such Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)           (i) all such Senior Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, (ii) the Company has paid or caused to be paid all sums payable by it under the Indenture and (iii) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such Senior Notes at maturity or the redemption date, as the case may be; and

in the case of either clause (a) or (b):

(x) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; and

(y) the Company will have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

SECTION 12.02                                 DEPOSITED CASH AND U.S. GOVERNMENT SECURITIES TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS.

Subject to Section 12.03, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 12.02, the “Trustee”) pursuant to Section 12.01 hereof in respect of the outstanding Senior Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Senior Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Senior Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money and Government Securities (including any proceeds thereof) need not be segregated from other funds except to the extent required by law.

SECTION 12.03                                 REPAYMENT TO COMPANY

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Senior Note and remaining unclaimed for one year after such principal, and premium, if any, or interest has become due and payable will be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder will thereafter, as a creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustees thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01                                 TRUST INDENTURE ACT CONTROLS.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

SECTION 13.02                                 NOTICES.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other’s address:

If to the Company:

TRICOM, S.A.
Avenida Lope de Vega No. 95
Santo Domingo, Dominican Republic
Telecopier No.:  (809) 476-6700
Attention:  Chief Financial Officer

If to Parent:

[ HOLDING COMPANY ]

[                                         ]

If to any other Guarantor

c/o TRICOM, S.A.
Avenida Lope de Vega No. 95
Santo Domingo, Dominican Republic
Telecopier No.:  (809) 476-6700
Attention:  Chief Financial Officer

If to the Trustee:

[                                         ]

The Company or the Trustee, by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of Senior Notes) will be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered;

(ii) five Business Days after being deposited in the mail, postage prepaid, if mailed; (iii) when receipt acknowledged, if telecopied; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder of a Senior Note will be mailed by first class mail to its address shown on the register kept by the Registrar.  Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder of a Senior Note or any defect in it will not affect its sufficiency with respect to other Holders of Senior Notes.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders of Senior Notes, it will mail a copy to the Trustee and each Agent at the same time.

SECTION 13.03                                 COMMUNICATION BY HOLDERS OF SENIOR NOTES WITH OTHER HOLDERS OF SENIOR NOTES.

Holders of the Senior Notes may communicate pursuant to TIA § 312(b) with other Holders of Senior Notes with respect to their rights under this Indenture or the Senior Notes.  The Company, the Trustee, the Registrar and anyone else will have the protection of TIA § 312(c).

SECTION 13.04                                 CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which will include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which will include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.05                                 STATEMENTS REQUIRED IN CERTIFICATE OR OPINION.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) will include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.06                                 RULES BY TRUSTEE AND AGENTS.

The Trustee may make reasonable rules for action by or at a meeting of Holders of Senior Notes.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07                                 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Restricted Subsidiary under the Senior Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Senior Notes by accepting a Senior Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Senior Notes.  Such waiver may not be effective to waive liabilities under United States federal securities laws and it is the view of the Commission that such a waiver is against public policy.

SECTION 13.08                                 GOVERNING LAW.

This Indenture and the Senior Notes will be governed by the laws of the State of New York excluding (to the greatest extent a New York court would permit) any rule of law that would cause application of the laws of any jurisdiction other than the State of New York.

SECTION 13.09                                 NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or its Restricted Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.10                                 SUCCESSORS.

All agreements of Parent, the Company and the Subsidiary Guarantors in this Indenture and the Senior Notes will bind their respective successors.  All agreements of the Trustee in this Indenture will bind its successor.

SECTION 13.11                                 SEVERABILITY.

In case any provision in this Indenture or in the Senior Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 13.12                                 COUNTERPART ORIGINALS.

The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

SECTION 13.13                                 TABLE OF CONTENTS, HEADINGS, ETC.

The Table of Contents, Cross-Reference Table and Headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.14                                 AGENT FOR SERVICE; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITIES.

By the execution and delivery of this Indenture, each of Parent, the Company and each Guarantor (i) acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Agent for Service”) (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Indenture or the Senior Notes that may be instituted in any federal or state court in the Borough of Manhattan, City of New York, State of New York or brought under federal or state securities laws, and acknowledges that the Agent for Service has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and (iii) agrees that service of process upon the Agent for Service and written notice of said service to the Company in accordance with Section 13.02 of this Indenture will be deemed in every respect effective service of process upon the Company in any such suit or proceeding.  Each of Parent, the Company and each other Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect so long as any of the Senior Notes will be outstanding; provided, that Parent and/or the Company may (and, to the extent the Agent for Service ceases to be able to be served on the basis contemplated herein, will), by written notice to the Trustee and the Holders in accordance with Section 13.02 of this Indenture, designate such additional or alternative agent for service of process under this Section 13.14 that (A) maintains an office located in the Borough of Manhattan, City of New York, State of New York and (B) is either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business.  Such written notice will identify the name of such agent for service of process and the address of the office of such agent for service of process in the Borough of Manhattan, City of New York, State of New York.  Nothing herein will affect the right of the Trustee or any Holder to serve process or to commence legal proceedings or otherwise proceed against Parent or the Company in [              ] or the Dominican Republic in any other manner permitted by law.  Parent, the Company and/or each Guarantor hereby waives irrevocably, to the extent permitted by law, any objection to the laying of venue in New York, New York, and any claim of inconvenient forum in respect of any such action in New York, New York to which it might otherwise be entitled in any actions arising out of or based on this Indenture or the Senior Notes.

To the extent that Parent, the Company or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with obligations under this Indenture and the Senior Notes or the separate written instrument referenced in the first paragraph of this Section 13.14.

SECTION 13.15                                 JUDGMENT CURRENCY.

Each of Parent and the Company agrees to indemnify the Trustee and each Holder against any loss incurred by any of them as a result of any judgment or order being given or made for any amount due under this Indenture or the Senior Notes and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which any such Person on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Person.  The foregoing indemnity will continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” will include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, United States Dollars.

SECTION 13.16                                 ARBITRATION.

The Holders may elect to resolve any dispute, controversy or claim arising out of or relating to this Indenture and all agreements and contracts arising therefrom by arbitration in accordance with the Arbitration Rules of the American Arbitration Association.  There will be one arbitrator who will be selected by agreement between the parties but, if the parties are unable to agree on the selection of an arbitrator within 30 days of the matter being referred to arbitration, then the selection of an arbitrator will be made by the American Arbitration Association.  The place of the arbitration will be New York and the language of the arbitration will be English.  The arbitrator will have the authority to award all forms of relief determined to be just and equitable provided that the arbitrator will have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages.  The arbitrator will be authorized to permit reasonable discovery by the parties, and any arbitral award rendered pursuant to this provision will be in writing, will be final and binding on the parties and may be enforced in any court of competent jurisdiction.

[Signatures on following page]

TRICOM, S.A., INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

[PARENT]

By:
Name:
Title:

TRICOM USA

By:
Name:
Title:

TCN DOMINICANA, S.A.

By:
Name:
Title:

TRICOM CENTROAMERICA, S.A.

By:
Name:
Title:

Draft of January 16, 2008

EXHIBIT A

(Face of Senior Note)

TRICOM, S.A.

Step Up Rate Senior Note due [2015]

US$_____________

No.

CUSIP No.

TRICOM, S.A. promises to pay to                  or its registered assigns, the principal sum of                    on [            ], 2015.  Interest Payment Dates:  [June 30 and December 31,] commencing [              ].  Record Dates:  [                  ] and [                ] (whether or not a Business Day).

Dated:

TRICOM, S.A.

By:
Name:
Title:

Certificate of Authentication

This is one of the Senior Notes referred to in the within-mentioned Indenture.

[	],
as Trustee

By:
(Authorized Signatory)

Additional provisions of this Senior Note are set forth on the other side of this Senior Note.

(Reverse of Senior Note)

Step Up Rate Senior Note [2015]

Capitalized terms used herein have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

1.             Interest.  TRICOM, S.A., a corporation (sociedad anónima) organized under the laws of the Dominican Republic (the “Company”), promises to pay interest on the principal amount of this Senior Note at the rate and in the manner specified below.  Interest shall accrue at the rate per annum during each period set forth in the following schedule:

For the Period Ending	Applicable Annual Interest Rate
[ ], 2009	9.0%
[ ], 2010	9.0%
[ ], 2011	10.0%
[ ], 2012	10.0%
[ ], 2013	10.0%
[ ], 2014	11.0%
[ ], 2015	11.0%

                Interest will be payable semi-annually, in arrears, on [June 30] and [December 31] of each year, commencing on [              ], 2008, or if any such day is not a Business Day on the next succeeding Business Day (each an “Interest Payment Date”) to Holders of record of the Senior Notes at the close of business on the immediately preceding [            ] and [            ], whether or not a Business Day.  Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [            ].  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  To the extent lawful, the Company shall pay interest on overdue principal at the rate equal to 1% (one percent) in excess of the otherwise then applicable Interest Rate on the Senior Notes; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

2.             Method of Payment.  The Company shall pay interest on the Senior Notes (except defaulted interest) to the Persons who are registered Holders of Senior Notes at the close of business on the record date next preceding the Interest Payment Date, even if such Senior Notes are cancelled after such record date and on or before such Interest Payment Date.  The Holder hereof must surrender this Senior Note to a Paying Agent to collect principal payments.  Principal, premium, if any, and interest, on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Unless otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose.

3.             Paying Agent and Registrar.  Initially, the Trustee will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Senior Note.  The Company may act in any such capacity.

4.             Indenture.  The Company issued the Senior Notes under an Indenture dated as of [            ], 2008 (the “Indenture”) between Parent, the Company, the Subsidiary Guarantors and [                  ] (the “Trustee”).  The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the United States Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), as in effect on the date of the Indenture.  The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture and such act for a statement of such terms.  The terms of the Indenture shall govern any inconsistencies between the Indenture and the Senior Notes.  The Senior Notes are obligations of the Company limited to the sum of US$105,000,000 in aggregate principal amount issued on the Issue Date.

5.             Guarantee.  The Obligations of the Company under the Senior Notes have been guaranteed, jointly and severally, by Parent and the Subsidiary Guarantors and such other persons that become Restricted Subsidiaries after the Issue Date and each of their respective successors.  The guarantee issued by each Guarantor ranks senior in right and priority of payment to all other Indebtedness of such Guarantors; provided, however, the obligations of Tricom USA and TCN under the Indenture shall rank pari passu in right of payment with such Restricted Subsidiaries’ guarantees issued in connection with the Credit Suisse Secured Debt.

6.             Optional Redemption.  Except as set forth in Sections 3.07(b) and 3.11 of the Indenture, the Senior Notes will not be redeemable at the Company’s option prior to [                          ], 2012.  Thereafter, the Senior Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice to the holders thereof, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on [                        ] of the years indicated below:

Year	Percentage
2012	105.5%
2013	103.5%
2014	100.0%

Notwithstanding the provisions of Section 3.07(a) of the Indenture, until [                        ], 2012, the Company may, at its option from time to time, redeem up to 35% of the Senior Notes originally issued with the Net Proceeds of one or more public or private issuances and sales of Capital Stock of the Company or Parent other than Disqualified Stock; provided, that (i) Senior Notes having an aggregate principal amount of at least US$[        ] million remain outstanding after each such redemption and (ii) each such redemption (A) occurs within 90 days after consummation of any such issuance or sale, and (B) shall redeem at least US$10.0 million in aggregate principal amount of the Senior Notes and in increments of US$1.0 million.  Any redemption hereunder will be upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.0% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest, to the applicable redemption date.

7.             Mandatory Redemption.  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Senior Notes, but will be required to make certain offers to repurchase the Senior Notes pursuant to Sections 3.09 and 3.10 of the Indenture.

8.             Repurchase at Option of Holder.  (a) If a Change of Control occurs, the Company shall make a Change of Control Offer to purchase all or any part (equal to $1,000 or an integral multiple of $1,000) outstanding Senior Notes at a purchase price, in cash, equal to 101% of the aggregate principal amount of Senior Notes repurchased, plus accrued and unpaid interest on the Senior Notes repurchased, to the Purchase Date.  Holders of Senior Notes that are subject to an offer to purchase will receive a Change of Control Offer from the Company prior to any related Change of Control Payment Date and may elect to have such Senior Notes purchased by surrendering the Senior Note with the form entitled “Option of Holder to Elect Purchase” appearing below to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date.

(b)           The Company shall be required when the cumulative amount of Excess Asset Sale Proceeds exceeds US$5.0 million to make an Excess Asset Sale Proceeds Offer to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Asset Sale Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount of the Senior Notes to the date fixed for the closing of such offer, plus accrued and unpaid interest thereon to the date fixed for the closing of such offer.  If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Asset Sale Proceeds, the Senior Notes to be purchased shall be selected on a pro rata basis based upon their principal amount (with such adjustments as may be deemed appropriate by the Company so that only Senior Notes in denominations of US$1,000, or integral multiples thereof shall be purchased).  Holders of Senior Notes that are the subject of an offer to purchase will receive an Excess Asset Sales Proceeds Offer from the Company prior to any related purchase date and may elect to have such Senior Notes purchased by surrendering the Senior Note with form entitled “Option of Holder to Elect Purchase” appearing below to the Company, a Depository, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date.

9.             Notice of Redemption.  Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Senior Notes are to be redeemed at its registered address.  Senior Notes may be redeemed in part but only in whole multiples of US$1,000, unless all of the Senior Notes held by a Holder of Senior Notes are to be redeemed.  If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount to be redeemed.  On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption or purchase.

10.           Denominations, Transfer, Exchange.  The Senior Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1,000.  The transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder of a Senior Note, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder of a Senior Note to pay any taxes and fees required by law or permitted by the Indenture.  Neither the Company nor the Registrar need exchange or register the transfer of any Senior Note or portion of a Senior Note selected for redemption.  Also, neither the Company nor the Registrar need issue, exchange or register the transfer of any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed.

11.           Persons Deemed Owners.  Prior to due presentment to the Trustee for registration of a transfer of this Senior Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name this Senior Note is registered as its absolute owner for the purpose of receiving payment of principal of and interest on this Senior Note and for all other purposes whatsoever, whether or not this Senior Note is overdue, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

12.           Amendments, Supplement and Waivers.  Subject to certain exceptions, the Indenture, the Senior Notes or any amended or supplemental Indenture may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing Default or compliance with any provision of the Indenture, the Senior Notes or any document related thereto may be waived with the consent of the Holders of at least a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), provided, however, that any waiver or amendment of Sections 4.11 through 4.26 of the Indenture shall require the written consent of at least two-thirds of the aggregate principal amount of the Senior Notes then outstanding.  Without the consent of any Holder of a Senior Note, the Indenture or the Senior Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes; to provide for the assumption of the Company’s obligations to Holders of the Senior Notes in case of a merger or consolidation; to make any change that would provide any additional rights or benefits to the Holders of the Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; to add any Guarantee with respect to the Senior Notes, including any Subsidiary Guarantees or to secure the Senior Notes or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.  However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder of Senior Notes) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver; reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes; reduce the rate of or change the time for payment of interest on any Senior Note; waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on, the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the payment default that resulted from such acceleration); make any Senior Note payable in money other than that stated in the Senior Notes; make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of, premium, if any, or interest on, any Senior Note; waive a redemption payment with respect to any Senior Note; or make any change in the foregoing amendment and waiver provisions.

13.           Defaults and Remedies.  Events of Default include:  (a) default for thirty days in the payment when due of interest on the Senior Notes; (b) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the Senior Notes; (c) failure by the Company to comply with the provisions described in Section 5.01 of the Indenture; (d) failure by the Company or any of its Restricted Subsidiaries for thirty days after notice to comply with any of their other covenants in the Indenture, the Senior Notes or any other document related thereto; (e) default under any mortgage, pledge, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed, including, without limitation, this Indenture and the Senior Notes, by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (i) is caused by a Payment Default or (ii) results in the right of any holder of such Indebtedness to cause, or has resulted in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (i) and (ii) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of US$4.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of US$4.0 million) aggregating in excess of US$4.0 million, which judgments are not paid, discharged or stayed within 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment shall not be in effect; (g) termination or loss, for any reason, of the Dominican License, which termination or loss is not rescinded, reversed, restored or otherwise fully cured to the satisfaction of the Trustee within ten (10) Business Days following its occurrence; (h) if the Parent, Company or any Restricted Subsidiary shall be dissolved (other than a technical dissolution of a Subsidiary which is cured within sixty (60) days of notice thereof) or liquidated (or any judgment, order or decree therefor shall be entered); or if a creditors’ committee shall have been appointed for the business of the Parent, Company or any Restricted Subsidiary; or if the Parent, Company or any Restricted Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing made by the Trustee, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the Parent, Company or of any Restricted Subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of the Parent, Company or any Restricted Subsidiary and shall not have been reversed or dismissed within sixty (60) days; if the Parent, Company, any of the Restricted Subsidiaries or any of the creditors of the Parent, Company or any of Restricted Subsidiary initiates a mandatory Conciliation Proceeding; or if the

Parent, Company or any Restricted Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above; or (i) any Guarantee of the Senior Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any one or more Guarantor shall deny or disaffirm its obligations under its Guarantee of any Senior Notes.

If any Event of Default occurs and is continuing with respect to the Indenture and the Senior Notes, the Trustee or the Holders of at least 25% of the aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.  Upon such declaration, the principal of, premium, if any, and accrued and unpaid interest on the Senior Notes shall be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from any of the events described in Section 6.01(h), or in the event the Company fails to make any payment when due under clauses (a) and (b) of Section 6.01, all outstanding Senior Notes will become due and payable without further action or notice.  Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the best interest of the Holders.  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to Section 3.07 of the Indenture, an equivalent premium shall also become and be immediately due and payable upon the acceleration of the Senior Notes.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy, to collect the payment of principal, premium, if any, and interest on the Senior Notes or to enforce the performance of any provision of the Senior Notes or the Indenture.  The Trustee may maintain a proceeding even if it does not possess any of the Senior Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Senior Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may, on behalf of the Holders of all of the Senior Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Senior Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

14.           Trustee Dealings with Company.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Senior Notes, and may otherwise deal with the Company or its Affiliates with the same rights as if it were not Trustee; however, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign.

15.           No Personal Liabilities of Directors, Officers, Employees and Stockholders.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Senior Notes by accepting a Senior Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Senior Notes.  Such waiver may not be effective to waive liabilities under the United States federal securities laws and it is the view of the Commission that such waiver is against public policy.

16.           Authentication.  This Senior Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee of the Trustee.

17.           Abbreviations.  Customary abbreviations may be used in the name of a Holder of a Senior Note or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.           CUSIP Numbers.  The Company has caused CUSIP numbers to be printed on the Senior Notes and has directed the Trustee to use CUSIP numbers in notices of redemption or exchange as a convenience to Holders of Senior Notes.  No representation is made as to the correctness or accuracy of such numbers either as printed on the notice or on the Senior Notes and reliance may be placed only on the other identification numbers printed on the Senior Notes and, any redemption shall not be affected by any defect in or omission of such numbers.

The Company will furnish to any Holder of a Senior Note upon written request and without charge a copy of the Indenture.  Request may be made to:

TRICOM, S.A.
Avenida Lope de Vega No. 95
Santo Domingo, Dominican Republic
Attention:  Chief Financial Officer
Telecopy:  809-476-6700

ASSIGNMENT FORM

To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date	Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)

Signature Guaranty.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Senior Note purchased by the Company pursuant to Section [3.09/3.10] of the Indenture, check the box:  ☐

If you want to have only part of the Senior Note purchased by the Company pursuant to Section [3.09/3.10] of the Indenture, state the amount you elect to have purchased:

US$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Senior Note)

Signature Guaranty.

EXHIBIT B

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT C

FORM OF INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of                                       , and entered into by and among CREDIT SUISSE INTERNATIONAL, a corporation organized under the laws of England and Wales (“Credit Suisse International,” together with the other lenders from time to time party hereto, the “Lender”), [                                  ] in its capacity as collateral agent under the Indenture (together with any successor collateral agent, the “Collateral Agent”), and TRICOM, S.A., a Dominican corporation (sociedad anonima) (“Borrower”).  Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.

RECITALS

WHEREAS, on [xxxxxx], Borrower, Tricom USA, Inc., a Delaware corporation (“Tricom USA”) and TCN Dominicana, a Dominican corporation (sociedad anonima) (“TCN” and together with Borrower and TCN, collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) initiating cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code §§ 101-1330 (as amended, the “Bankruptcy Code”);

WHEREAS, pursuant to an order dated [xxxxxx], the Bankruptcy Court has confirmed the Prepackaged Joint Plan of Reorganization for Tricom, S.A., and its Affiliated Debtors dated [xxxxx] (the “Plan”);

WHEREAS, it is a condition to the effectiveness of the Plan, that (x) Lender and Borrower enter into that certain Amended and Restated Credit Agreement, dated as of                      , 2008 (as further amended, restated, supplemented or modified and in effect from time to time, the “Loan Agreement”), and (y) the Collateral Agent, the Lender and the Borrower execute and deliver this Agreement.

WHEREAS, Borrower’s obligations under the Loan Agreement are secured by a first priority Lien in the Common Collateral, which Lien is memorialized in the Loan Collateral Documents.

WHEREAS, pursuant to the Plan, the Borrower and  [                            ], in its capacity as trustee under the Indenture (together, with any successor trustee, the “Trustee”), have entered into an Indenture of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) pursuant to which Borrower has issued US$105,000,000 aggregate principal amount of Step Up Rate Senior Secured Notes due [2015] (the “Senior Secured Notes”).

WHEREAS, Borrower’s obligations in respect of the Indenture and Senior Secured Notes are secured by, among other things, a second priority Lien in the Common Collateral, which Lien is memorialized in the Indenture Collateral Documents.

WHEREAS, the debt memorialized in the Loan Agreement and the Senior Secured Notes have pari passu rights to payment.

WHEREAS, the parties hereto have agreed to execute and deliver this Agreement for the purpose of setting forth the relative priority of the Liens created or to be created pursuant to or in connection with the Collateral Documents in respect of the exercise of the rights and remedies regarding the Common Collateral and the application of the proceeds thereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural form of the terms indicated):

“Action Period” shall have the meaning set forth in Section 3.1(b)(ii).

“Agreement” means this Intercreditor Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code and as amended from time to time.

“Bankruptcy Court” shall have the meaning set forth in the first Recital of this Agreement.

“Borrower” shall have the meaning set forth in the first Recital of this Agreement.

“Chapter 11 Cases” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Documents” means the Loan Collateral Documents and the Indenture Collateral Documents.

“Common Collateral” means the Common Real Estate Collateral and the Common Personal Property Collateral.

“Common Personal Property Collateral” means the personal property described in Exhibit A attached hereto.

“Common Real Estate Collateral” means the real property described in Exhibit B attached hereto.

“Credit Suisse International” shall have the meaning set forth in the preamble of this Agreement.

“Discharge of Lender Claims” means, except to the extent otherwise provided in Section 6.5, the indefeasible payment in full in cash of all Lender Claims; [provided that Lender Claims shall be deemed to be reduced by the amount attributed to any Common Collateral adjudicated to Lender (or taken by Lender in a full or partial strict foreclosure or any similar Dominican procedure) pursuant to the Dominican Civil Code, the Dominican Code of Civil Procedure or the Dominican Commercial Code pursuant to any Lender Enforcement Action. — TBD and subject to DR counsel review]

“Dominican Civil Code” means the Civil Code of the Dominican Republic, as amended from time to time.

“Dominican Code of Civil Procedure” means the Code of Civil Procedure of the Dominican Republic, as amended from time to time.

“Dominican Commercial Code” means the Commercial Code of the Dominican Republic, as amended from time to time.

“Enforcement Demand” shall have the meaning set forth in Section 3.1(b)(ii).

“Indenture” shall have the meaning set forth in the fifth Recital of this Agreement.

“Indenture Collateral Documents” means, collectively, the Indenture, the Indenture Mortgage Agreement, the Indenture Pledge Agreement, the Indenture Guaranties and any other document or instrument executed and delivered pursuant to any Indenture Document at any time or otherwise pursuant to which a Lien is granted by the Borrower or any other obligor under the Indenture Documents to secure the Noteholder Claims or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Indenture Documents” means, collectively, the Indenture, the Senior Secured Notes, the other Indenture Collateral Documents and any other document or instrument executed and delivered pursuant to or in connection therewith at any time or otherwise evidencing any Noteholder Claims, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Indenture Guaranties” means, collectively, the guaranties provided by the “Guarantors” (as defined in the Indenture) in Article 10 of the Indenture.

“Indenture Mortgage Agreement” means any “Mortgage” (as defined in the Indenture).

“Indenture Non-Common Collateral” means any and all real or personal property, other than the Common Collateral, in which a Lien is now of hereafter granted in favor of the Collateral Agent on behalf of the Noteholders to secure the Noteholder Claims.

“Indenture Pledge Agreement” means any “Senior Note Pledge Agreement” (as defined in the Indenture).

“Insolvency or Liquidation Proceeding” means any voluntary or involuntary case or proceeding under the Bankruptcy Code or the laws of any other applicable jurisdiction, including, without limitation, the State of New York and the Dominican Republic (particularly, any conciliation proceeding pursuant to Law 4582 and/or liquidation proceeding pursuant to the Dominican Commercial Code), with respect to the Borrower.

“Law 108-05” means Ley de Registro Inmobiliario.

“Law 4582” means Ley de Tentativa de Arreglo a Toda Demanda de Quiebra, as amended from time to time.

“Laws 6186” means Ley de Fomento Agrícola de la República Dominica, as amended from time to time.

“Lender Claims” means all of Borrower’s obligations outstanding at any time under or in connection with the Loan Documents.  Lender Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Loan Agreement whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.  To the extent any payment with respect to Lender Claims is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Lender Liens” means the first priority Liens on the Common Collateral created or to be created as collateral security for the Lender Claims pursuant to the Loan Collateral Documents.

“Lender” shall have the meaning set forth in the preamble of this Agreement.

“Lender Enforcement Action” shall have the meaning set forth in Section 3.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, embargo or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, including, without limitation, the State of New York and the Dominican Republic (particularly, any security interest to be created pursuant to Law 6186).

“Loan Agreement” shall have the meaning set forth in the third Recital of this Agreement.

“Loan Collateral Documents” means the Loan Mortgage and Pledge Agreement and any other document or instrument executed and delivered pursuant to the Loan Agreement at any time or otherwise pursuant to which a Lien is granted by the Borrower or any other obligor under the Loan Documents to secure the Lender Claims or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Loan Documents” means, collectively, the Loan Agreement, the Loan Note, the Loan Collateral Documents and any other document or instrument executed and delivered pursuant to or in connection therewith at any time or otherwise evidencing any Lender Claims, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Loan Mortgage and Pledge Agreement” means that certain Reconocimiento y Reestructuración de Deuda y Consolidación de Garantía Hipotecaria en Primer Rango  y Prendara of even date herewith between the Borrower and Lender.

“Loan Note” means the promissory note in the aggregate principal amount of $25,529,781.88 issued by the Borrower in favor of Lender pursuant to the Loan Document.

“Noteholder Claims” means all indebtedness, obligations and other liabilities (contingent or otherwise) arising under or with respect to the Indenture Documents or any of them.  Noteholder Claims shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Indenture and/or the Senior Secured Notes whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.  To the extent any payment with respect to Noteholder Claims is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligations or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“Noteholder Liens” means the second priority Liens on the Common Collateral created or to be created as collateral security for the Noteholder Claims pursuant to the Indenture Collateral Documents.

“Noteholders” means the Persons holding Noteholder Claims.

“Noteholders Enforcement Action” shall have the meaning set forth in Section 3.1(a).

“Person” means an individual, corporation, sociedad anónima, sociedad por acciones, sociedad de responsabilidad limitada, partnership (general or limited), limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity or political subdivision thereof, or any other entity.

“Plan” shall have the meaning set forth in the Recitals of this Agreement.

“Recovery” shall have the meaning set forth in Section 6.5 hereof.

“Senior Secured Notes” shall have the meaning set forth in the Recitals of this Agreement.

“Specific Laws of the Dominican Republic” means Law 6186, Law 4582, Law 108-05, the Dominican Code of Civil Procedure, the Dominican Civil Code and the Dominican Commercial Code.

“Standstill Period” shall have the meaning set forth in Section 3.1(b)(ii).

“Trustee” shall have the meaning set forth in the Recitals of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York, as it may be amended from time to time.

SECTION 2. Lien Priorities.

2.1 Priority. Notwithstanding the date, manner or order of grant, attachment or perfection of any Lender Liens or Noteholder Liens and notwithstanding any provision of the UCC, or any other applicable law, including, without limitation, the laws of the State of New York and the Dominican Republic (including, without limitation, the Specific Laws of the Dominican Republic), the avoidance or setting aside of any Lender Liens or Noteholder Liens or any other circumstance whatsoever, the Collateral Agent, on behalf of itself and the Noteholders, hereby agrees that until the Discharge of Lender Claims: (a) any Lender Liens now or hereafter held by the Lender shall be first in priority and superior to any Noteholder Liens now or hereafter held by the Noteholders or the Collateral Agent for itself and on behalf of the Noteholders and (b) any Noteholder Liens now or hereafter held by the Noteholders or the Collateral Agent for itself and on behalf of the Noteholders, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be second in priority and inferior in all respects to any Lender Liens.  Until the Discharge of Lender Claims, all Lender Liens shall be and remain first in priority and superior to any and all Noteholder Liens for all purposes whatsoever .

2.2 Consent to Liens; Prohibition on Contesting Liens.

(a)           The Collateral Agent, for itself and on behalf of each Noteholder, (i) acknowledges the Borrower’s creation of the first priority mortgage and pledge on the Common Collateral in favor of the Lender, (ii) agrees to grant, at Lender’s request and Borrower’s expense, any other authorization, enter into any other document or take any action necessary to create such first priority liens, including, without limitation, filing any authorization to the relevant court to register the Loan Mortgage and Pledge Agreement in accordance with Law 6186, and (iii) agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the first priority, validity and/or enforceability of any Lender Liens.

(b)           The Lender (i) authorizes the Borrower’s creation of the second priority mortgage and pledge on the Common Collateral in favor of the Collateral Agent for the benefit of the Noteholders, (ii) agrees to grant, at Collateral Agent’s request and Borrower’s expense, any other authorization, enter into any other document or take any action necessary to create such second priority liens, including, without limitation, filing any authorization to the relevant court to register any of the Indenture Mortgage Agreements and the Indenture Pledge Agreements in accordance with Law 6186, and (iii) agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the second priority, validity and/or enforceability of any Noteholder Liens.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.  (a) Except as provided in paragraph (b) below, so long as the Discharge of Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower (i) the Collateral Agent and the Noteholders will not exercise or seek to exercise any rights or remedies (including by way of setoff) with respect to any Common Collateral, institute any action or proceeding with respect to such rights or remedies, including any action of foreclosure (any such action, a “Noteholders Enforcement Action”), or contest, protest or object to any foreclosure proceeding or action brought by the Lender or any other exercise by the Lender of any rights and remedies relating to the Common Collateral under the Loan Documents or otherwise or object to the forbearance by the Lender from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral and (ii) the Lender shall have the exclusive right to enforce rights, exercise remedies (including by way of setoff and the right to credit bid their debt), refrain from enforcing or exercising remedies, and make determinations regarding release, disposition, or restrictions with respect to the Common Collateral without any consultation with or the consent of the Collateral Agent or any Noteholder (“Lender Enforcement Action”); provided that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower, the Collateral Agent or any Noteholder may file a claim or statement of interest with respect to the Noteholder Claims, (B) the Collateral Agent or any Noteholder may take any action not adverse to the Lender Liens in order to establish, preserve, perfect or protect its rights in the Common Collateral, (C) the Collateral Agent or any Noteholder shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to it under either the Bankruptcy Code, similar law of any other applicable jurisdiction, including, without limitation, the Dominican Republic (particularly, Law 4582 and the Dominican Commercial Code), or applicable non-bankruptcy law, in each case not otherwise in contravention of the terms of this Agreement and (D) the Collateral Agent or any Noteholder shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect the Noteholder Liens and the Noteholder Claim that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Indenture, the Noteholder Claims, and the Common Collateral.  In exercising any Lender Enforcement Action, the Lender may enforce the provisions of the Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion; provided that the Lender shall comply with applicable laws.  Such exercise and enforcement shall include the rights of an agent appointed by the Lender to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured party under, and subject to the provisions of, the UCC or the laws of any other applicable jurisdiction, including, without limitation, the Dominican Republic (including, without limitation, the Specific Laws of the Dominican Republic), and of a secured creditor under the Bankruptcy Code or any similar laws of any applicable jurisdiction, including, without limitation, the Dominican Republic.

(b) Notwithstanding the provisions of paragraph (a) above,

(i) the Collateral Agent and the Noteholders shall have the right to  take a Noteholders Enforcement Action at any time after the Lender shall have accelerated the maturity of the Lender Claims and thirty (30) days shall have elapsed after such acceleration during which period the acceleration and the default or event of default on which it was based were not waived and the acceleration was not rescinded by the Lender; or

(ii) in the event that (A) an Event of Default under the Indenture shall have occurred, (B) the Collateral Agent or the Noteholders shall have given the Lender written notice of such event of default, (C) 120 days have elapsed from such notice (the “Standstill Period”) and the Borrower has not cured such default or caused it to be cured within the Standstill Period, (D) the Lender shall not have accelerated the maturity of the Lender Claims within the Standstill Period, (E) the Collateral Agent or the Noteholders shall not have waived in writing such default, and (F) such default shall be continuing on the last day of the Standstill Period, then the Collateral Agent or the Noteholders shall have the right to demand by written notice delivered to the Lender (such notice, an “Enforcement Demand”) that the Lender initiate a Lender Enforcement Action toward collection of the Lender Claims and/or enforcement of the Lender’ rights, powers or remedies under the Loan Documents or applicable law as it relates thereto.  Upon receipt of an Enforcement Demand, the Lender shall have a period of thirty (30) days (the “Action Period”) within which to initiate a Lender Enforcement Action.  If the Lender initiates a Lender Enforcement Action during the Action Period, the Lender shall promptly give written notice of such action to the Collateral Agent and thereafter the Collateral Agent and the Noteholders shall refrain from taking any Noteholders Enforcement Action based on such default.  If the Lender fails to initiate a Lender Enforcement Action during the Action Period, the Collateral Agent or the Noteholders may, in its or their sole discretion at any time and from time to time thereafter take one or more Noteholders Enforcement Actions if, but only if, the Borrower shall have not cured such Event of Default or caused it to be cured and such Event of Default shall continue to exist until immediately prior to the taking of the Noteholders

Enforcement Action.  In the event the Lender shall accelerate the maturity of the Lender Claims at any time prior to the taking of the Noteholders Enforcement Action, clause (b)(i) above shall be applicable.

(c) The Collateral Agent, for itself and on behalf of the Noteholders, agrees that, subject to the provisions of paragraph (b)(ii) above, it and the Noteholders will not take any action that would hinder or cause to delay any Lender Enforcement Action, including, without limitation, any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure or otherwise, and the Collateral Agent, for itself and on behalf of the Noteholders, hereby waives any and all rights it or the Noteholders may have as a junior lienholder or otherwise as to the Common Collateral (whether arising under the UCC or the laws of any other applicable jurisdiction, including, without limitation, the Dominican Republic) to object to any lawful manner in which the Lender seek to enforce the Lender Liens.

(d) The Collateral Agent acknowledges and agrees that no covenant, agreement or restriction contained in the Indenture Documents shall be deemed to restrict in any way the rights and remedies of the Lender with respect to the Common Collateral as set forth in this Agreement and the Loan Documents.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of Lender Claims has not occurred, the cash proceeds of Common Collateral received in connection with the sale, transfer or other disposition of such Common Collateral upon the exercise of remedies shall be applied by the Lender to the Lender Claims (for application in such order as specified in the Loan Documents) until the Discharge of Lender Claims has occurred.  Upon the Discharge of Lender Claims, the Lender shall deliver to the Collateral Agent (for application in such order as specified in the Indenture Documents) any proceeds of Common Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2 The Collateral Agent, on behalf of itself and the Noteholders, agrees that it will not, in connection with the exercise of any right or remedy (including by way of setoff) with respect to any Common Collateral, take or receive any Common Collateral or any proceeds of Common Collateral unless and until the Discharge of Lender Claims has occurred.  In the event any Common Collateral or proceeds thereof are received by the Collateral Agent in violation of this Agreement, such Common Collateral and/or proceeds shall be segregated and held in trust for the benefit of the Lender in the same form as received, and shall not be applied to the satisfaction of any Noteholder Claims.  Without limiting the generality of the foregoing, unless and until the Discharge of Lender Claims has occurred, except as expressly provided in Section 3.1(b), the sole right of the Collateral Agent and the Noteholders as secured parties with respect to the Common Collateral is to hold a perfected Lien on the Common Collateral (and any proceeds thereof) pursuant to the Indenture Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Lender Claims has occurred.

SECTION 5. Other Agreements.

5.1 Insurance. Unless and until the Discharge of Lender Claims has occurred, the Lender shall have the sole and exclusive right, subject to the rights of the Borrower under the Loan Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder.  Unless and until the Discharge of Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid to the Lender to the extent required under the Loan Documents and thereafter to the Collateral Agent for the benefit of the Noteholders to the extent required under the Indenture Documents and then to the Borrower or as a court of competent jurisdiction may otherwise direct.

5.2 Amendments to Collateral Documents.

(a)           Unless and until the Discharge of Lender Claims has occurred, without the prior written consent of the Lender, no Indenture Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Indenture Collateral Document, would be inconsistent with any of the terms of this Agreement as to the Common Collateral.  The Collateral Agent agrees that each Indenture Collateral Document that deals with Common Collateral shall include the following language (or such other similar provision permitted by Dominican law).

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this agreement on the Common Collateral described in the Intercreditor Agreement (as defined below) and the exercise of any right or remedy by the Collateral Agent hereunder with respect to the Common Collateral subject to such lien are subordinated and otherwise subject to the provisions of that certain Intercreditor Agreement, dated as of                                        (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), among Credit Suisse International, a corporation organized under the laws of England and Wales and [                                          ].  In the event of any conflict between the terms of the Intercreditor Agreement and this agreement, the terms of the Intercreditor Agreement shall govern.”

(b)  Without the prior written consent of the Collateral Agent, no Loan Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Loan Collateral Document, would (i) be inconsistent with any of the terms of this Agreement as to the Common Collateral, or (ii) increase the then outstanding principal amount of the loans under the Loan Documents.

5.3 Bailee for Perfection.

(a) Solely for the purpose of perfecting the security interest granted in the Common Personal Property Collateral pursuant to the Indenture Pledge Agreement, and subject to the terms and conditions of this Section 5.3, the Lender agrees to hold the Common Personal Property Collateral in its possession or control (or in the possession or control of its agents or bailees) as bailee for the Collateral Agent and the Noteholders and any assignee thereof.

(b) The rights of the Collateral Agent and Noteholders with respect to the Common Personal Property Collateral shall at all times be subject to the terms of this Agreement and to the Lender’ rights under the Loan Documents.

(c) The Lender shall have no obligation whatsoever to the Collateral Agent or any Noteholder to assure that the Common Personal Property Collateral is genuine or owned by the Borrower or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.3.  The duties or responsibilities of the Lender under this Section 5.3 shall be limited solely to holding the Common Personal Property Collateral as bailee for the Collateral Agent for purposes of perfecting the Lien held by the Collateral Agent on the Common Personal Property Collateral.

(d) The Lender shall not have by reason of the Indenture Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the Collateral Agent or any Noteholder.

(e) Upon the Discharge of Lender Claims, the Lender shall deliver to the Collateral Agent, at the sole cost and expense of the Borrower, the Common Personal Property Collateral in its possession together with any necessary endorsements (or otherwise allow the Collateral Agent to obtain control of such Common Personal Property Collateral) to the extent required by the Indenture Documents or as a court of competent jurisdiction may otherwise direct.

5.4 Rights of Collateral Agent and Noteholders with Respect to Indenture Non-Common Collateral and Indenture Guaranties.  The Collateral Agent and the Noteholders may exercise rights and remedies as secured creditors with respect to the Indenture Non-Common Collateral or under any Indenture Guaranties against the Borrower or any of the guarantors under any of the Indenture Guaranties, as applicable, to the extent the exercise of such rights does not contravene or breach the terms of this Agreement.  Nothing in this Agreement shall prohibit the receipt by the Collateral Agent or any Noteholder of any payment of Noteholder Claims so long as such receipt is not the direct or indirect result of the improper exercise by the Collateral Agent or any Noteholder of rights or remedies as a secured creditor (including setoff) with respect to the Common Collateral or enforcement with regard to any Common Collateral in contravention of this Agreement of any Noteholder Liens.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Lender may have with respect to the Common Collateral or that the Collateral Agent or any Noteholder may have with respect to the Indenture Non-Common Collateral.

[5.5          Credit Suisse International (“CSI”) and the Noteholders will negotiate in good faith in order to attempt to arrive at an agreement as to the terms and conditions pursuant to which CSI would, under this Intercreditor Agreement, consent, notwithstanding any provisions to the contrary in the Loan Documents, to the sale of Common Collateral and to the release by CSI of its liens therein in cases where it is proposed that Common Collateral be sold to a third-party.   No such agreement, if and to the extent reached, would be detrimental to any of the rights of the Noteholders under this Intercreditor Agreement or under the Indenture Documents.   If and to the extent that CSI and the Noteholders reach such an agreement, a revised version of this

Intercreditor Agreement will be filed with the Bankruptcy Court and served on all creditors and other interested parties.  No agreement, commitment or other understanding has been made or reached with respect to the foregoing by CSI or on behalf of the Noteholders.]

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If Borrower shall be subject to any Insolvency or Liquidation Proceeding and the Lender shall desire to permit the use of cash collateral or to permit the Borrower to obtain financing under section 363 or section 364 of the Bankruptcy Code (“DIP Financing”), then the Collateral Agent, on behalf of itself and the Noteholders, agrees that it will raise no objection to such use or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Lender Liens are junior in priority or pari passu with such DIP Financing, will maintain the priority of its Liens in the Common Collateral as junior in priority to such Lender Liens on the same basis as the other Noteholder Liens are second in priority to the Lender Liens under this Agreement.

6.2 Relief from the Automatic Stay. While any Lender Claims is outstanding or any commitment under any DIP Financing provided by the Lender is in effect, the Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the Lender.

6.3 Adequate Protection. The Collateral Agent, on behalf of itself and the Noteholders, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the Lender for adequate protection or (b) any objection by the Lender to any motion, relief, action or proceeding which objection is based on the Lender claiming a lack of adequate protection.  Notwithstanding the foregoing contained in this Section 6.3, in any Insolvency or Liquidation Proceeding, in the event the Collateral Agent, on behalf of itself and the Noteholders, seeks or requests adequate protection and such adequate protection is granted in the form of collateral that would constitute Common Collateral, then the Collateral Agent, on behalf of itself or any of the Noteholders, agrees that the Lender shall also be granted a Lien on such Common Collateral as security for the Lender Claims and any such DIP Financing and that any Lien on such Common Collateral securing the Noteholder Claims shall be junior in priority to the Liens on such Common Collateral securing the Lender Claims and any such DIP Financing.

6.4 No Waiver; Voting Rights. Nothing contained herein shall prohibit or in any way limit Lender from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Collateral Agent or any of the Noteholders, including the seeking by the Collateral Agent or any Noteholder of adequate protection or the asserting by the Collateral Agent or any Noteholder of any of its rights and remedies under the Indenture Documents or otherwise.

6.5 Preference Issues. If the Lender is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of Borrower any amount as a preference (a “Recovery”), then the Lender shall be entitled to a reinstatement of the Lender

Claims with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Liquidation or Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Lender Claims and on account of the Noteholder Claims, then, to the extent the debt obligations distributed on account of the Lender Claims and on account of the Noteholder Claims are secured by Liens upon the Common Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens on the Common Collateral securing such debt obligations.

6.7 Expense Claims. Neither the Collateral Agent nor any Noteholder will assert or enforce, at any time prior to the Discharge of Lender Claims, any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Lender Liens for costs or expenses of preserving or disposing of any Common Collateral.

6.8 Post-Petition Claims.

(a) Neither the Collateral Agent nor any Noteholder shall oppose or seek to challenge any claim by the Lender for allowance in any Insolvency or Liquidation Proceeding of Lender Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Lender Liens, without regard to the existence of the Noteholder Liens.

(b) The Lender shall not oppose or seek to challenge any claim by the Collateral Agent or any Noteholder for allowance in any Insolvency or Liquidation Proceeding of Noteholder Claims consisting of post-petition interest, fees or expenses to the extent of the value of the Noteholder Liens (after taking into account the Lender Liens).

6.9 Proofs of Claim. Subject to the limitations set forth in this Agreement, the Lender may file proofs of claim and other pleadings and motions with respect to any Lender Claims or the Common Collateral in any Insolvency or Liquidation Proceeding.  If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the Lender shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Collateral Agent for the benefit of the Noteholders with respect to its rights on the Common Collateral; provided that the Lender shall have provided written notice of its intent to file a proof of claim on behalf of the Noteholders to the Collateral Agent at least the lesser of (x) five (5) days and (y) the number of days remaining in the ten (10) day period described in this sentence, in each case before so filing.  In furtherance of the foregoing, the Collateral Agent hereby appoints the Lender as its attorney-in-fact, with full authority in the place and stead of the Collateral Agent and full power of substitution and in the name of the Noteholders or otherwise, to execute and deliver any document or instrument that the Collateral Agent is required or permitted to deliver pursuant to this Section 6.9, such appointment being coupled with an interest and irrevocable.

SECTION 7. Reliance; Waivers; etc.

7.1 Reliance. The consent by the Lender to the execution and delivery of the Indenture Documents as to the Common Collateral and the grant to the Collateral Agent, on behalf of the Noteholders, of the Noteholder Liens and all loans and other extensions of credit made or deemed made on the date hereof by the Lender to the Borrower under the Loan Documents shall be deemed to have been given and made in reliance upon this Agreement.  The Collateral Agent, on behalf of itself and the Noteholders, acknowledges that it and the Noteholders have, independently and without reliance on the Lender, and based on documents and information deemed by them appropriate, made their own analysis and credit decision to enter into the Indenture, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the Indenture or this Agreement.

7.2 No Warranties or Liability. The Collateral Agent, on behalf of itself and Noteholders, acknowledges and agrees that the Lender has made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Loan Documents.  The Lender will be entitled to manage and supervise its loans and extensions of credit to the Borrower in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the Lender may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the Noteholders have in the Common Collateral or otherwise, except as otherwise provided in this Agreement.  The Lender shall not have any duty to the Collateral Agent or any of the Noteholders to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower (including the Indenture Documents), regardless of any knowledge thereof which the Lender may have or be charged with.

7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the Lender, the Collateral Agent and the Noteholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Loan Documents or any Indenture Documents or any setting aside or avoidance of any Lender Liens or Noteholder Liens;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Lender Claims or Noteholder Claims, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of the Loan Agreement or any other Loan Document or of the terms of the Indenture or any other Indenture Document, in each case only to the extent permitted by this Agreement;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Lender Claims or Noteholder Claims or any guarantee thereof, in each case only to the extent permitted by this Agreement;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, Borrower in respect of the Lender Claims or the Noteholder Claims, or of the Collateral Agent, any Noteholder or the Lender in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Loan Documents or the Indenture Documents, the provisions of this Agreement shall govern.

8.2 Continuing Nature of This Agreement. This Agreement shall continue to be effective until the Discharge of Lender Claims shall has occurred.  This is a continuing agreement of lien priority.  The Collateral Agent, on behalf of itself and the Noteholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the parties hereto and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

8.4 Information Concerning Financial Condition of Borrower and Its Subsidiaries. The Lender, on the one hand, and the Collateral Agent and the Noteholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and its subsidiaries and all endorsers and/or guarantors of the Noteholder Claims or the Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Noteholder Claims or the Lender Claims.  Except as otherwise provided herein, neither the Lender nor the Collateral Agent shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the Lender or the Collateral Agent undertakes at any time or from time to time to provide any such information to the other it shall be under no obligation (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential.

8.5 Successor Trustee. Any successor of the Collateral Agent under the Indenture shall execute and deliver a counterpart of and become a party to this Agreement, and no replacement or resignation of the Collateral Agent shall be effective until its successor shall have executed and delivered a counterpart of this Agreement.

8.6 Application of Payments. All payments received by the Lender may be applied, reversed and reapplied, in whole or in part, to such part of the Lender Claims in their sole discretion, deem appropriate.

8.7 Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY OR INTERESTS IN PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY PARTY TO THIS AGREEMENT AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION.

(b) THE LENDER AND THE TRUSTEE, ON BEHALF OF ITSELF AND THE NOTEHOLDERS, HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR INDENTURE DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF SUCH PARTIES RELATING THERETO.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT

CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE INDENTURE DOCUMENTS, AS APPLICABLE.

8.9 Notices. All notices to the parties hereto permitted or required under this Agreement shall be sent to the address set forth below each party’s name on the signature pages hereto or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties in accordance with this Agreement.  Notices to the Noteholders permitted or required under this Agreement may be sent to the Collateral Agent. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given (i) when delivered in person or by courier service, (ii) upon receipt of a telecopy or electronic mail (provided that if the notice is delivered by telecopy or electronic mail after normal business hours on a business day or on a day that is not a business day, such notice shall be deemed to have occurred on the next succeeding business day) or (iii) four (4) business days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed).

8.10 Further Assurances. Each of the parties hereto agrees that it shall take such further actions and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as may be reasonably requested to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.11 Subrogation. The Collateral Agent, on behalf of itself and the Noteholders, hereby waives any rights of subrogation it may acquire as to the Common Collateral as a result of any payment hereunder until the Discharge of Lender Claims has occurred.

8.12 Binding on Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Lender, the Collateral Agent, the Noteholders and their respective successors and assigns.  No other Person shall have or be entitled to assert rights or benefits hereunder.

8.13 Specific Performance. The Lender and the Collateral Agent may demand specific performance of this Agreement.  The Collateral Agent, on behalf of itself and the Noteholders, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Lender as to the Common Collateral.

8.14 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

8.16 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.17 Effectiveness. This Agreement shall become effective when executed and delivered by all of the parties hereto.  This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding.  All references to Borrower or any of its subsidiaries shall include Borrower or any of its subsidiaries as debtor and debtor-in-possession and any receiver or trustee for the Borrower or the relevant subsidiary in any Insolvency or Liquidation Proceeding.

8.18 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Lender on the one hand and the Collateral Agent on behalf of the Noteholders on the other hand.  None of the Borrower or any of its subsidiaries or any other creditor thereof shall have any rights hereunder.  Nothing in this Agreement is intended to or shall impair the obligations of Borrower or any of its subsidiaries, which are absolute and unconditional, to pay the Lender Claims and the Noteholder Claims as and when the same shall become due and payable in accordance with their terms.

8.19 No Marshalling of Assets. The Collateral Agent hereby waives any and all rights to have the Common Collateral, or any part thereof, marshaled upon any foreclosure or other enforcement of the Lender Liens.

8.20 Waiver of Judicatum Solvi. Without limiting the provisions of Sections 8.7 and 8.8 hereof, the Borrower irrevocably waives and renounces the right to request the Lender to post a litigation bond (Cautio Judicatum Solvi) under articles 166 and 167 of the Code of Civil Procedure of the Dominican Republic, as amended, and 16 of the Civil Code of the Dominican Republic, as amended, in respect of any dispute, action or proceeding initiated or conducted in the Dominican Republic or subject to the laws of the Dominican Republic, arising out of or in connection with or in any way related to this Agreement and any of the other Loan Documents or any other agreement or  understanding among or between any two or more of said parties in connection with the transactions contemplated hereby.  The foregoing waiver by the Borrower is based on the acknowledgment by the Borrower of the financial capacity of the Lender to respond for any damages or costs arising from any such dispute, action or  proceeding, as well as on the acknowledgment by the Borrower that it is a right of every Person (regardless of nationality) under the Constitution of the Dominican Republic (Constitución de la Republica Dominicana) to protect and enforce its rights by resort to the courts of the Dominican Republic.

                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CREDIT SUISSE INTERNATIONAL

By:
Name:
Title:

Address:

[Collateral Agent]

By:
Name:
Title:

Address:

TRICOM, S.A.

By:
Name:
Title:

Address:

ACKNOWLEDGMENT AND LIMITED JOINDER.

Tricom USA and TCN each acknowledges and accepts the terms of this Agreement and agrees to be bound by the waivers provided for in Section 8.20 hereof; provided, however, that this acknowledgment, acceptance, and agreement shall not be deemed to make Tricom USA and/or TCN  parties to this Agreement for any other purpose whatsoever.   Nothing in this Agreement, including, without limitation, Section 8.20 is intended, nor shall it be construed, to amend, modify or otherwise alter the terms and provisions of any guarantee provided by Tricom or TCN pursuant to the Loan Agreement, the Indenture or any instrument or agreement entered into in connection therewith, including, without limitation, the deficiency nature of the guarantees provided in favor of the Lender or the payment priority of such guarantees.

TRICOM USA, INC.

By:
Name:
Title:

TCN DOMINICANA, S.A

By:
Name:
Title:

Exhibit A

Common Personal Property Collateral

Exhibit B

Common Real Estate Collateral

EXHIBIT D

COMPLIANCE CERTIFICATE

FOR THE FISCAL YEAR ENDING

This Compliance Certificate (this “Certificate”) is delivered to [        ], as Trustee (the “Trustee”), pursuant to Section 4.06 of the Indenture, dated as of [      ], 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), among [Holding Company], a [        ] corporation, Tricom, S.A., a corporation (sociedad anónima) organized under the laws of the Dominican Republic (the “Company”), the Subsidiary Guarantor signatories thereto and the Trustee.  Unless otherwise defined, all capitalized terms used in this Certificate shall have the meanings assigned to them in the Indenture.

I hereby certify to the Trustee as follows:

(1)                                  I am the Chief Financial Officer of the Company and as such am employed in a position involving responsibility for the management of financial affairs and the preparation of financial statements of the Company;

(2)                                  I have carefully reviewed the contents of this Certificate and understand its contents;

(3)                                  A review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under my supervision with a view to determining whether the Company has (a) kept, observed, performed or fulfilled, and (b) caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, its obligations under the Indenture;

(4)                                  The Company has complied with the Consolidated Interest Coverage Ratio and the Consolidated Fixed Charge Coverage Ratio, as set forth below, in accordance with Sections 4.20 and 4.21 of the Indenture, [or, if such ratios have not been complied with, the actual ratios are set forth below,] the calculations of which are attached hereto as Attachment I;

Covenant	Date	Actual Ratio	Covenanted Ratio
Consolidated Interest Coverage Ratio	[ ], 2008		=3.20
	[ ], 2009		3.25
	[ ], 2010		3.50
	[ ], 2011		3.50
	[ ], 2012		3.60
	[ ], 2013		3.55
	[ ], 2014		3.40

Consolidated Fixed Charge Coverage Ratio	[ ], 2008	=0.70
	[ ], 2009	0.60
	[ ], 2010	1.00
	[ ], 2011	1.25
	[ ], 2012	1.50
	[ ], 2013	1.50
	[ ], 2014	1.50

(5)                                  To the best of my knowledge,

(a)                                  the Company has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill, each and every covenant contained in the Indenture;

(b)                                 the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture to be observed or performed by it [or, if a Default or Event of Default shall have occurred, describe all such defaults or Events of Default of which the undersigned has knowledge and what action is being taken with respect thereto];

(c)                                  no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Senior Notes is prohibited [or, if such even has occurred, a description of the event and what action each is taking or proposes to take with respect thereto];

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                   ,       .

Name:
Title: Chief Financial Officer

ATTACHMENT I

FOR THE FISCAL YEAR ENDED

CONSOLIDATED INTEREST COVERAGE RATIO

I.	CONSOLIDATED EBITDA:
	A.	Consolidated Net Income (Loss)		$
	B.	Plus:
		1.	Provision for taxes	$
		2.	Consolidated Interest Expense
		3.	Depreciation, amortization and other non-cash charges
		4.	Restructuring Expenses
		5.	Any foreign exchange gains or losses on debt balances
	C.	Total (Line A plus B1 through B5)		$
II.	CONSOLIDATED INTEREST EXPENSE:
	A.	Consolidated Interest Expense
		1.	Amount of interest expense in respect of indebtedness (paid or accrued)	$
		2.	Amount of Redeemable Dividends
		3.	Interest component of rentals in respect of any Capital Lease Obligation (to the extent deducted in computing Consolidated Net Income)
	B.	Total Consolidated Interest Expense:		$
III.	RATIO OF CONSOLIDATED EBITDA TO CONSOLIDATED INTEREST EXPENSE
(Line I.C divided by II.B.)

CONSOLIDATED FIXED CHARGE COVERAGE RATIO

IV.	[FIXED CHARGES]
	A.	Consolidated EBITDA (Line I.C above)	$
	B.	Minus: Capital Expenditures
	C.	Total
V.	CONSOLIDATED INTEREST EXPENSE (Line II.B above)		$
VI.	CONSOLIDATED FIXED CHARGE COVERAGE
RATIO (Line IV.C divided by Line V)